UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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QUALCOMM INCORPORATED

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January 22, 2008

Dear Fellow Stockholder:

You are cordially invited to attend your Company’s annual meeting on Tuesday, March 11, 2008. The meeting will begin promptly at 9:30 a.m. local time at Copley Symphony Hall, 750 B Street, San Diego, California 92101. I invite you to arrive early at 8:30 a.m. local time to preview our product displays. We will begin the meeting with a discussion and voting on matters set forth in the accompanying Notice of Annual Meeting of Stockholders followed by presentations and a report on your Company’s fiscal 2007 performance. In addition to the election of our directors (Proposal 1) and ratification of our selection of independent public accountants (Proposal 3), there is one other substantive proposal on the agenda that I would like to highlight.

Proposal 2 amends our 2006 Long-Term Incentive Plan. We believe that offering broad-based equity compensation programs is critical to attracting and retaining the finest people in our industry. Employees with a stake in the future success of our business are highly motivated to achieve long-term growth and increase stockholder value. One of the purposes of Proposal 2 is to provide us with a sufficient share reserve, for the next two years, to continue to provide new hires, as well as our existing employees with opportunities for equity ownership in a dynamic and highly competitive employment market. Equity compensation is a significant component of our long-term employee compensation program because we do not offer a defined benefit pension plan and we do not include Company stock in our 401(k) plan. Over 99% of our regular, full-time employees currently have stock options.

We take great pride in our accomplishments and believe that our broad-based equity compensation programs have contributed significantly to this success. Based on the 4-week moving average as of December 21, 2007, our Company’s stock price has increased at a compound annual growth rate of 30.74% vs. 8.68%for the S&P 500 Index since the Company became publicly owned in December 1991. In each of the past nine years, Qualcomm has been honored as one of the “100 Best Companies to Work for in America” by Fortune Magazine. The annual retention rate of our employees is higher than other high technology industry companies, according to Radford Surveys, a leading human resources compensation survey company in the high-tech industry.

Please review the enclosed proxy materials carefully and send in your vote today. I look forward to seeing you in San Diego.

Your vote is very important to us. I urge you to vote “FOR” all proposals.

Please review the enclosed proxy materials carefully and vote today.

Sincerely,

Paul E. Jacobs
Chief Executive Officer

5775 Morehouse Drive
San Diego, California 92121-1714

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On March 11, 2008

To the Stockholders of QUALCOMM Incorporated:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of QUALCOMM Incorporated, a Delaware corporation (“Qualcomm” or the “Company”), will be held at Copley Symphony Hall, 750 B Street, San Diego, California 92101, on Tuesday, March 11, 2008 at 8:30 a.m. local time for previewing product displays, and 9:30 a.m. local time for the following purposes:

1.	To elect ten directors to hold office until the next annual stockholders’ meeting or until their respective successors have been elected or appointed.

2.	To approve amendments to the 2006 Long-Term Incentive Plan and an increase in the share reserve by 115,000,000 shares.

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the Company’s fiscal year ending September 28, 2008.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 14, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary

San Diego, California
January 22, 2008

How You Can Vote

If you are a stockholder whose shares are registered in your name, you may vote your shares by one of the three following methods:

•	Vote by Internet, by going to the web address http://www.proxyvote.com and following the instructions for Internet voting shown on the enclosed proxy card.

•	Vote by Telephone, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the enclosed proxy card.

•	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by Internet or telephone, please do not mail your proxy card.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

In this document, the words “Qualcomm,” “we,” “our,” “ours” and “us” refer only to QUALCOMM Incorporated and not any other person or entity.

ELECTRONIC DELIVERY OF QUALCOMM STOCKHOLDER COMMUNICATIONS

We are pleased to offer to our stockholders the benefits and convenience of electronic delivery of annual meeting materials, including:

•	Email delivery of the proxy statement, annual report and related materials;

•	Stockholder voting on-line;

•	Reduction of the amount of bulky documents stockholders receive; and

•	Reduction of our printing and mailing costs associated with more traditional delivery methods.

We encourage you to conserve natural resources and to reduce printing and mailing costs by signing up for electronic delivery of Qualcomm stockholder communications.

If you are a registered stockholder, or a broker or other nominee holds your Qualcomm shares, and you would like to sign-up for electronic delivery, please visit www.icsdelivery.com/qcom/index.html to enroll. Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call Qualcomm Investor Relations at 858-658-4813 or send email to ir@qualcomm.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 11, 2008

This proxy statement and the accompanying annual report are available at: www.qualcomm.com/ir

Among other things, the proxy statement contains information regarding:

•	The date, time and location of the meeting;

•	A list of the matters being submitted to the stockholders; and

•	Information concerning voting in person.

PROXY STATEMENT

QUALCOMM INCORPORATED
5775 Morehouse Drive
San Diego, California 92121-1714

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
March 11, 2008

GENERAL MATTERS

The enclosed proxy is solicited on behalf of the Board of Directors or (the “Board”) of QUALCOMM Incorporated, a Delaware corporation (“Qualcomm” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Tuesday, March 11, 2008, at 9:30 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Copley Symphony Hall, 750 B Street, San Diego, California 92101. The Company intends to mail this proxy statement and accompanying proxy card on or about January 22, 2008 to all stockholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on January 14, 2008 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 1,616,285,181 shares of common stock outstanding and entitled to vote.

Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. If no choice is indicated on the proxy, the shares will be voted in favor of all Proposals.

All votes will be counted by an independent inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of independent public accountants. Non-routine matters include actions on stock plans.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Corporate Secretary of the Company at the Company’s principal executive offices, 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Solicitation

The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, the Company has retained Morrow & Company to act as a proxy solicitor in conjunction with the meeting. The Company has agreed to pay that firm $12,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2009 Annual Meeting of Stockholders is September 24, 2008. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is also September 24, 2008. Any such stockholder proposals must be submitted to the Company’s Corporate Secretary in writing at 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714. Stockholders are also advised to review the Company’s bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. For further information see page 7.

Financial Information

Attached in Appendix 1 is certain financial information from our Form 10-K for the fiscal year ended September 30, 2007 that we originally filed with the Securities and Exchange Commission (SEC) on November 8, 2007. We have not undertaken any updates or revisions to such information since the date it was originally filed with the SEC. Accordingly, we encourage you to review Appendix 1 together with any subsequent information we have filed with the SEC and other publicly available information.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation and Bylaws provide that directors are to be elected at the Annual Meeting to hold office until the next annual meeting of stockholders, and until their respective successors are elected and qualified. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares of common stock or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board. Newly created directorships resulting from any increase in the number of directors may, unless the Board determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board. Any director elected in accordance with a vacancy shall hold office for a term expiring at the next Annual Meeting of Stockholders and until such director’s successor shall have been elected and qualified.

The Company’s Restated Certificate of Incorporation provides that the number of directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. As part of its annual evaluation of its size, the Board, upon the recommendation of its Governance Committee, has decided to reduce the number of its members by one and, as a result, has adopted a resolution reducing the size of the Board to ten directors effective as of the time stockholders vote on the election of directors at the Annual Meeting. Mr. Sacerdote will conclude his service as a director at the 2008 Annual Meeting; therefore, ten directors will stand for re-election at the Annual Meeting.

If a quorum is present, the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes have no effect on the vote. The ten candidates receiving the highest number of affirmative votes of the shares of common stock entitled to be voted for such directors will be elected directors of the Company. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the ten nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares of common stock will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

The following table sets forth, the nominees for election at this meeting, information with respect to their ages and background.

			Director
Name	Position With QUALCOMM	Age	Since

Barbara T. Alexander	Director	59	2006
Donald G. Cruickshank	Director	65	2005
Raymond V. Dittamore	Director	64	2002
Irwin Mark Jacobs	Chairman of the Board	74	1985
Paul E. Jacobs	Chief Executive Officer	45	2005
Robert E. Kahn	Director	69	1997
Sherry Lansing	Director	63	2006
Duane A. Nelles	Director	64	1988
Marc I. Stern	Director	63	1994
Brent Scowcroft.	Director	82	1994

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election at this Meeting

BARBARA T. ALEXANDER

Barbara T. Alexander, age 59, became a director of the Company in July 2006. Ms. Alexander has been an independent consultant since February 2004. From October 1999 to January 2004, she was a senior advisor for UBS, and from January 1992 to September 1999, she was a Managing Director of Dillon Read & Co., Inc. Prior to joining UBS, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander is past chairman of the board of the Joint Center for Housing Studies at Harvard University and is currently a member of that board’s executive committee and an executive fellow of the Joint Center for Housing Studies at Harvard University. Ms. Alexander also serves as a director of Centex Corporation, Harrah’s Entertainment, Inc. and Federal Home Loan Mortgage Corporation (Freddie Mac). She is a graduate of the University of Arkansas, Fayetteville, where she earned B.S and M.S. degrees in theoretical mathematics.

DONALD G. CRUICKSHANK

Sir Donald Gordon Cruickshank, age 65, has served as a director of the Company since June 2005. He was Chairman of Clinovia Group Ltd. from 2004 to 2006 and Formscape Group Ltd. from 2003 to 2006 and has been a member of the Financial Reporting Council, the body responsible in the U.K. for oversight of the Accountancy and Actuarial professions and for corporate governance standards, since 2002. Sir Donald has extensive experience in a number of areas, including European regulation and telecommunications. His career has included assignments at McKinsey & Co. Inc., Times Newspapers, Virgin Group plc., Wandsworth Health Authority and the National Health Service in Scotland. Sir Donald served as Chairman of the London Stock Exchange plc. from 2000 to 2003 and as Director General of the U.K.’s Office of Telecommunications (Oftel) from 1993 to 1998. From 1997 to 2000, he served as Chairman of Action 2000, the U.K.’s Millennium Bug campaign. In 1998, Chancellor Gordon Brown appointed him as Chairman of the Government’s Review of the U.K. banking sector, and from 1999 to 2004, he served as Chairman of SMG plc. one of Scotland’s leading broadcasters. Sir Donald is a member of the Institute of Chartered Accountants of Scotland and has received M.A. and L.L.D. degrees from the University of Aberdeen and a M.B.A. degree from Manchester Business School.

RAYMOND V. DITTAMORE

Raymond V. Dittamore, age 64, has served as a director of the Company since December 2002. Mr. Dittamore is a retired audit partner of Ernst & Young LLP, an international accounting firm. Mr. Dittamore retired in 2001 after 35 years of service with that firm, including 14 years as the managing partner of the firm’s San Diego office.

Mr. Dittamore is also a director of Invitrogen Corporation, Gen-Probe Incorporated and Digirad Corporation. Mr. Dittamore received a B.S. degree from San Diego State University.

IRWIN MARK JACOBS

Irwin Mark Jacobs, age 74, one of the founders of the Company, has served as Chairman of the Board of Directors since it began operations in July 1985. He also served as Chief Executive Officer of the Company from July 1985 to June 2005. Dr. Jacobs received a B.S. degree in Electrical Engineering from Cornell University and M.S. and Sc.D. degrees from the Massachusetts Institute of Technology. Dr. Jacobs is a member of the National Academy of Engineering and the American Academy of Arts and Sciences and was awarded the National Medal of Technology in 1994. Dr. Irwin Jacobs is the father of Dr. Paul Jacobs, our Chief Executive Officer, and Jeffrey A. Jacobs, President of Qualcomm Global Development.

PAUL E. JACOBS

Paul E. Jacobs, age 45, has served as a director since June 2005 and as the Company’s Chief Executive Officer since July 2005. He served as Group President of the Qualcomm Wireless & Internet Group from July 2001 to June 2005. In addition, he served as an Executive Vice President from February 2000 to June 2005. Dr. Jacobs holds a B.S. degree in Electrical Engineering and Computer Science, a M.S. degree in Electrical Engineering and a Ph.D. degree in Electrical Engineering and Computer Science from the University of California, Berkeley. Dr. Paul Jacobs is the son of Dr. Irwin Mark Jacobs, Chairman of Qualcomm’s Board, and the brother of Jeffrey A. Jacobs, President of Qualcomm Global Development.

ROBERT E. KAHN

Robert E. Kahn, age 69, became a director of the Company in February 1997. Dr. Kahn is chairman, chief executive officer and president of the Corporation for National Research Initiatives (CNRI), which he founded in 1986. From 1972 to 1985, Dr. Kahn was employed at the U.S. Defense Advanced Research Projects Agency, where his last position was director of the Information Processing Techniques Office. From 1966 to 1972, Dr. Kahn was a senior scientist with Bolt Beranek and Newman, where he was responsible for the system design of the Arpanet, the first packet switched network. Dr. Kahn received numerous awards for his pioneering work on the Internet for which he received the 1997 National Medal of Technology and the 2005 Presidential Medal of Freedom. Dr. Kahn received a B.E.E. degree from the City College of New York and M.A. and Ph.D. degrees from Princeton University. Dr. Kahn holds numerous honorary degrees and is a member of the National Academy of Engineering and an Inductee of the National Inventors Hall of Fame.

SHERRY LANSING

Sherry Lansing, age 63, became a director of the Company in September 2006. Ms. Lansing is the founder and chair of the Sherry Lansing Foundation, a philanthropic organization focusing on cancer research, health and education. From 1992 to 2005, she was the chair of the Motion Picture Group of Paramount Pictures where she oversaw the release of more than 200 films, including Academy Award® winners Forrest Gump, Braveheart and Titanic. From 1984 to 1990, she operated her own production company, Lansing Productions and co-founded Jaffe/Lansing Productions. In 1980, she became the film industry’s first female to oversee all aspects of a studio’s motion picture production when she was appointed president of production at 20th Century Fox. She holds additional trustee, chair and advisory positions with the Friends of Cancer Research, the American Association of Cancer Research, the American Red Cross Board of Governors, the Carter Center and Stop Cancer, a non-profit philanthropic group she founded in partnership with Dr. Armand Hammer. Ms. Lansing also is a regent of the University of California and serves as chair of the University Health Services Committee. She has earned the Woodrow Wilson Award for Corporate Citizenship, the Distinguished Community Service Award from Brandeis University, the Alfred P. Sloan, Jr. Memorial Award, the Horatio Alger Humanitarian Award and an honorary doctorate in fine arts from the American Film Institute. She received her B.S. degree from Northwestern University.

DUANE A. NELLES

Duane A. Nelles, age 64, a certified public accountant, became a director of the Company in August 1988. Mr. Nelles has been in the personal investment business since 1987. Prior to that time, Mr. Nelles was a partner in the international public accounting firm of Coopers & Lybrand, LLP, which he joined in 1968. He received a B.A. degree from Albion College and a M.B.A. degree from the University of Michigan.

MARC I. STERN

Marc I. Stern, age 63, became a director of the Company in February 1994. Mr. Stern is a member of the Management Committee of Société Générale Group and the Chairman of Société Générale’s Global Investment Management and Services (GIMS) North America unit. Prior to his appointment as Chairman of GIMS North America in September 2005, Mr. Stern served as president and a director of The TCW Group Inc. (TCW), an asset management firm based in Los Angeles. Société Générale acquired majority control of TCW in 2001. In addition to his role at GIMS, Mr. Stern is Vice Chairman of TCW. From 1988 to 1990, Mr. Stern served as president and a director of SunAmerica, Inc., a financial services company. Prior to joining SunAmerica, Mr. Stern was managing director and chief administrative officer of The Henley Group, Inc., a diversified manufacturing company, and prior thereto was senior vice president of Allied-Signal Inc., a diversified manufacturing company. Mr. Stern is also a director of TCW Funds, Inc., a registered investment company. Mr. Stern received a B.A. degree from Dickinson College, a M.A. degree from the Columbia University Graduate School of Public Law and Government and a J.D. degree from the Columbia University School of Law.

BRENT SCOWCROFT

Brent Scowcroft, age 82, became a director of the Company in December 1994. General Scowcroft is the president of The Scowcroft Group, Inc., an international business consulting firm he founded in June 1994. General Scowcroft is also the president of The Forum for International Policy, a non-profit organization he founded in 1993 that promotes American leadership and foreign policy. General Scowcroft served as Assistant to the President for National Security Affairs for President George H.W. Bush from January 1989 until January 1993; he also held that position for President Ford during his term. A retired U.S. Air Force lieutenant general, General Scowcroft served in numerous national security posts in the Pentagon and the White House prior to his appointments as Assistant to the President for National Security Affairs. General Scowcroft received a B.S. degree from West Point and M.A. and Ph.D. degrees from Columbia University and holds numerous honorary degrees.

Required Vote and Board Recommendation

If a quorum is present and voting, the ten nominees for director receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

CORPORATE GOVERNANCE

Code of Ethics

The Company has adopted a code of ethics that applies to all Qualcomm employees, including employees of Qualcomm’s subsidiaries, as well as each member of the Board. The code of ethics is available on our website at www.qualcomm.com under the “Corporate Governance” section under “Investor Relations.” To date, there have not been any waivers by the Company of the code of ethics. Any amendments to, or waivers under, the code of ethics which are required to be disclosed by the rules of the Securities Exchange Commission (“SEC”) will be disclosed on our website at www.qualcomm.com under the “Corporate Governance” section under “Investor Relations.”

Board Committees, Meetings and Attendance

During the fiscal year ended September 30, 2007, the Board held nine meetings. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board’s presiding independent director leads those sessions. Peter M. Sacerdote, who will conclude his service from the Board at the 2008 Annual Meeting, has acted as the Board’s presiding independent director since the Board meeting immediately following the 2007 Stockholders’ Meeting. The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board’s current standing committees are: Audit, Compensation, Governance, Finance and Strategic Committees. Committee assignments are re-evaluated annually and approved by the Board at its annual meeting that follows the Annual Meeting of Stockholders in February or March of each year. Each Committee acts according to a written charter approved by the Board. Copies of each charter can be found on our website at www.qualcomm.com as follows:

Name of Committee	Website link

Audit Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=463
Compensation Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=462
Governance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=461
Finance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=464
Strategic Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=465

The Audit Committee.  The Audit Committee meets at least quarterly with our management and independent public accountants to, among other things, review the results of the annual audit and quarterly reviews, discuss the financial statements, select and engage the independent public accountants, assess the adequacy of the Company’s staff, management performance and procedures in connection with financial controls and receive and consider comments as to internal controls. At the beginning of fiscal 2007, the Audit Committee was composed of Messrs. Nelles (Committee Chair) and Dittamore, Ms. Alexander and Dr. Richard Atkinson and met nine times during the fiscal year. In March 2007, Dr. Atkinson retired from the Board. The Board has determined that all current members are audit committee financial experts as defined by SEC rules. All of the members of the Audit Committee are independent directors within the meaning of Rule 4200 of the National Association of Securities Dealers, Inc. (“NASD”) and SEC Rule 10A-3(b)(1)(ii). With respect to the determination of independence of Mr. Nelles under NASD Rule 4200, the Board considered the employment by the Company of Mr. Nelles’ two sons in non-executive officer positions that did not involve key strategic roles, as described below under the heading “Certain Relationships and Related Person Transactions.” The Board also considered Mr. Nelles’ track record of decision-making and determined that the employment of Mr. Nelles’ sons had not interfered and would not interfere with the exercise of Mr. Nelles’ independent judgment in carrying out his duties as a director.

The Compensation Committee.  The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and approves stock offerings under our 1996 Non-Qualified Employee Stock Purchase Plan and the 2001 Employee Stock Purchase Plan (collectively, the “Employee Stock Purchase Plans”), administers our 1991 Stock Option Plan, 2001 Stock Option Plan and 2006 Long-Term Incentive Plan (collectively, the “Stock Option Plans”) and otherwise determines compensation levels for the Chief Executive Officer, the Named Executive Officers (as listed in the Summary Compensation Table), the directors and other key employees and performs such other functions regarding compensation as the Board may delegate. At the beginning of fiscal 2007, the Compensation Committee was composed of Messrs. Dittamore (Committee Chair) and Stern, General Scowcroft and Dr. Atkinson. In March 2007, Dr. Atkinson retired from the Board. The Compensation Committee met eight times during the 2007 fiscal year. All of the members of the Compensation Committee are independent directors within the meaning of Rule 4200 of the NASD and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Governance Committee.  The Governance Committee reviews, approves and oversees various corporate governance related policies and procedures applicable to the Company. The Committee also reviews and evaluates the effectiveness of our executive development and succession planning processes and provides active leadership and oversight with respect to these processes. In addition, the Committee evaluates and recommends nominees for membership on our Board and its committees. At the beginning of fiscal 2007, the Governance Committee was composed of Messrs. Stern (Committee Chair) and Sacerdote, Sir Donald Cruickshank and Ms. Lansing. During the fiscal year, Ms. Alexander joined the Governance Committee. The Governance Committee met six times during the 2007 fiscal year. All of the members of the Governance Committee are independent directors within the meaning of Rule 4200 of the NASD.

The Finance Committee.  The Finance Committee reviews our financial position, cash management, dividend and stock repurchase programs, securities issuances, acquisitions and other major strategic investment decisions. At the beginning of fiscal 2007, the Finance Committee was composed of Messrs. Sacerdote (Committee Chair), Nelles and Richard Sulpizio, Ms. Adelia Coffman and Ambassador Diana Lady Dougan. In March 2007, Ms. Coffman and Ambassador Dougan retired from the Board and Drs. Paul Jacobs and Robert Kahn joined the Finance Committee. The Finance Committee met five times during the 2007 fiscal year.

The Strategic Committee.  The Strategic Committee monitors the development and implementation of our business and research and development strategies. It works with management in identifying and developing Board focus on issues and recommendations which will further our long and short term strategic planning. At the beginning of fiscal 2007, the Strategic Committee was composed of Drs. Irwin Jacobs (Committee Chair), Paul Jacobs and Robert Kahn, Ambassador Dougan, Mr. Sulpizio and General Scowcroft. In March 2007, Ambassador Dougan and Mr. Sulpizio retired from the Board and Sir Donald Cruickshank joined the Strategic Committee. The Strategic Committee met three times during the 2007 fiscal year.

During the fiscal year ended September 30, 2007, each Board member attended at least 75% of the aggregate of the meetings of the Board, and of the committees on which he or she served or held during the period for which he or she was a Board or Committee member, respectively.

Director Nominations

Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board at our Annual Meeting of Stockholders. The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Governance Committee. This policy is set forth in our Corporate Governance Principles and Practices, which is available on our website at www.qualcomm.com under the “Corporate Governance” section of “Investor Relations.” Under this policy the Governance Committee will review a reasonable number of candidates recommended by a single stockholder who has held over 1% of our stock for over one year and who satisfies the notice, information and consent requirements set forth in our Bylaws. To recommend a nominee for election to the Board, a stockholder must submit his or her recommendation to the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714. A stockholder’s recommendation must be received by us prior to the date set forth above under “Stockholder Proposals.” A stockholder’s recommendation must be accompanied by the information with respect to stockholder nominees as specified in the Bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder’s name and address and the number of shares beneficially owned by the stockholder. The proposing stockholder must also provide evidence of owning the requisite number of shares of Company stock for over one year. Candidates so recommended will be reviewed using the same process and standards for reviewing Governance Committee recommended candidates.

In evaluating director nominees, the Governance Committee considers the following factors:

•	The appropriate size of the Board;

•	The needs of the Company with respect to the particular talents and experience of its directors;

•	The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions, and the knowledge, skills and experience already possessed by other members of the Board;

•	Familiarity with national and international business matters;

•	Experience in political affairs;

•	Experience with accounting rules and practices;

•	Appreciation of the relationship of our business to the changing needs of society;

•	The nominee’s other commitments, including the other boards on which a nominee serves; and

•	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Governance Committee’s goal is to assemble a Board that brings to us a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance Committee may also consider such other factors as it may deem are in the best interests of us and our stockholders. The Governance Committee does, however, believe it appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under NASD rules. The Governance Committee also believes it is in the stockholders’ best interest for certain key members of our current and former management to participate as members of the Board. The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee based on the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. The Company has, in the past, engaged a third party to identify and evaluate potential nominees.

Majority Voting, Stock Ownership Guidelines and Other Matters

We adopted a “Majority Voting” policy as a part of our Corporate Governance Principles and Practices. Under this policy, if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Governance Committee will undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board. In performing this evaluation, the Governance Committee will review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to the Company and the availability of other qualified candidates. The Governance Committee will then make its recommendation to the Board. The Board will review the Governance Committee’s recommendation and consider such further factors and information as it deems relevant. Under this policy, the Governance Committee will make its recommendation, and the Board will act on the Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board determines remedial action is appropriate, the director shall promptly take whatever action is requested by the Board. If the director does not promptly take the recommended remedial action or if the Board determines that immediate resignation is in the best interests of the Company and its stockholders, the director shall promptly tender his or her resignation upon request from the Board. We will publicly disclose the Board’s decision within four business days by filing a Current Report on Form 8-K with the SEC, providing an explanation of the process by which the decision was reached, and, if applicable, the reason for not requesting the director’s resignation. The director in question will not participate in the Governance Committee’s or the Board’s analysis.

In 2006, we adopted stock ownership guidelines for our non-employee directors and executive officers to help ensure that they each maintain an equity stake in the Company, and by doing so, appropriately link their interests with those of the other stockholders. The guideline for executive officers is based on a multiple of the executive’s base salary, ranging from two to five times, with the size of the multiple based on the individual’s position. Only shares actually owned (as shares or as deferred units) count towards the requirement. Executives are required to achieve these stock ownership levels within five years of becoming an executive, or (in the case of persons who were executive officers at the time these guidelines were adopted) by September 2011. For non-employee directors, the guideline is three times the annual cash retainer for Board service. Non-employee directors are required to achieve this ownership level within five years of joining the Board, or (in the case of non-employee directors serving on the Board at the time the guidelines were adopted) by September 2011. In addition to the preceding ownership guidelines, all directors are expected to own shares of the Company’s common stock within one year of joining the Board.

Communications with Directors

We have adopted a formal process for stockholder communications with the Board. This process is also set forth in our Corporate Governance Principles and Practices. Stockholders who wish to communicate to the Board should do so in writing to the following address:

[Name of Director(s) or Board of Directors]
Qualcomm Incorporated
Attn: General Counsel
5775 Morehouse Drive, N-510F
San Diego, California 92121-1714

Our General Counsel logs all such communications and forwards those not deemed frivolous, threatening or otherwise inappropriate to the Chair of the Governance Committee for distribution.

Annual Meeting Attendance

The Company’s Corporate Governance Principles and Practices sets forth a policy on director attendance at annual meetings. Directors are encouraged to attend absent unavoidable conflicts. All of the then-sitting directors attended the Company’s last annual meeting except for Messrs. Sacerdote, Stern and Sulpizio.

Director Independence

The Board has determined that, except as noted below, all of the members of the Board are “independent directors” within the meaning of Rule 4200 of the NASD. Dr. Irwin Mark Jacobs and Dr. Paul E. Jacobs are not considered independent because both are employed by the Company as executive officers, and Dr. Irwin Mark Jacobs’ son and Dr. Paul E. Jacobs’ brother Jeffrey A. Jacobs is the President of Qualcomm Global Development and an executive officer.

PROPOSAL 2

APPROVAL OF AMENDMENTS TO
THE 2006 LONG-TERM INCENTIVE PLAN AND
THE INCREASE IN THE SHARE RESERVE BY 115,000,000 SHARES

On March 7, 2006, the stockholders approved our 2006 Long-Term Incentive Plan (the “2006 LTIP”). The 2006 LTIP is a restatement of our 2001 Stock Option Plan and the successor to the 1991 Stock Option Plan, the 2001 Non-Employee Directors’ Stock Option Plan, and their predecessors. The 2006 LTIP also serves as the source of shares for the Executive Retirement Matching Contribution Plan (“the Match Plan”).

The Board of Directors has adopted the following amendments to the 2006 LTIP which require stockholder approval.

1.	Increase the maximum number of shares that we may issue under the 2006 LTIP from 290,284,432 shares to 405,284,432 shares, which will enable us to continue to grant awards to deserving individuals and remain competitive with our industry peers, and make a corresponding change in the ratio that we use to count awards other than stock options and stock appreciation rights under the 2006 LTIP from a 2:1 ratio, meaning that an award of 15 shares decreases the number of shares available for issuance under the 2006 LTIP by 30 shares, to a 3:1 ratio, meaning that an award of 15 shares would decrease the shares available for issuance under the 2006 LTIP by 45 shares.

2.	Increase the maximum annual award limit for performance units, which are cash awards based on the achievement of performance goals established under the terms of the 2006 LTIP, from $1 million to $8 million. This increase is intended to ensure that we retain the necessary flexibility under the terms of the 2006 LTIP to determine performance unit awards consistent with forecasted growth in salaries and any future changes to the annual bonus targets set for our executive officers. Such an increase is also appropriate to ensure continued adherence to our compensation philosophy of linking executive compensation with performance, as described in the Compensation Discussion and Analysis portion of this proxy statement.

3.	Provide additional flexibility for the Compensation Committee in establishing various business criteria that may be used to determine performance goals under the 2006 LTIP by allowing the Compensation Committee to establish performance goals calculated in accordance with generally accepted accounting principles (GAAP), industry usage or any other formulations established by the Committee.

We believe that equity incentives are critical to attracting and retaining the best employees in our industry. The approval of the proposed amendments will allow us to continue to provide such incentives under the 2006 LTIP.

Key Features of the 2006 LTIP:

•	Multiple equity compensation plans were consolidated under one plan;

•	Awards are merit-based as part of our comprehensive and effective compensation program;

•	An independent committee of the Board of Directors administers the plan;

•	31,757,761 shares remain available for issuance as of September 30, 2007;

•	Awards other than stock options and stock appreciation rights are charged against the 2006 LTIP share reserve at the rate of two shares for each share actually granted;

•	Awards may not be granted later than 10 years from the effective date of the 2006 LTIP;

•	Awards may be stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance shares, performance units, deferred compensation awards and other stock-based awards;

•	Stock options and stock appreciation rights may not be repriced;

•	Stock options and stock appreciation rights may not be granted below fair market value;

•	Stock options or stock appreciation rights generally shall not be fully vested over a period of less than three years from the date of grant and cannot be exercised more than 10 years from the date of grant;

•	Restricted stock, restricted stock units, and performance awards generally shall not be fully vested over a period of less than three years (or a 12-month period if vesting is based on a performance measure);

•	Shares tendered in payment of a stock option, shares withheld for taxes and shares repurchased by the Company are not available again for grant;

•	The 2006 LTIP reserve is reduced by the full amount of shares granted as stock appreciation rights, regardless of the number of shares upon which payment is made; and

•	The Company’s policy is that all full-time employees are eligible to receive stock options.

Significant Historical Option Grant Information

•	The aggregate number of stock options the Company granted in fiscal 2006 increased 0.29% (from 34.9 million in fiscal 2005 to 35.0 million in fiscal 2006); however, our full-time employee base increased 20.4% in the same period (from 8,670 to 10,440). The aggregate number of stock options the Company granted in fiscal 2007 increased 11.4% (from 35.0 million in fiscal 2006 to 39.0 million in fiscal 2007); however, our full-time employee base increased 14.9% in the same period (from 10,440 to 12,000).

•	The average number of stock options granted per optionee has steadily declined from 4,023 in fiscal 2005, to 3,350 in fiscal 2006, to 3,246 in fiscal 2007. This trend reflects the Board’s focus on keeping grants at levels that do not unnecessarily dilute stockholders but continue to provide effective stock-based incentives to employees.

•	The Company’s options granted expressed as a percentage of the Company’s shares outstanding (“burn rate”), for fiscal year 2007 was 2.4%, slightly higher than fiscal 2006 due to an increase in the number of employees in fiscal 2007 to meet business expansion and growth opportunities;

•	Overhang (total options outstanding plus options available for grant as a percentage of common shares outstanding plus options outstanding plus options available for grant) was 12.6% at the end of fiscal 2007. If the proposed amendment is approved by stockholders, the maximum overhang would be 17.7%.; and

•	The Named Executive Officers’ awards comprise 6.2% of the total stock options granted in fiscal 2007.

Summary of the 2006 LTIP

The following paragraphs summarize material terms of the 2006 LTIP. This summary is qualified in its entirety by the specific terms of the 2006 LTIP, a copy of which is available to any stockholder upon request.

General

The 2006 LTIP provides for the grant of incentive and nonstatutory stock options, as well as stock appreciation rights, restricted stock, restricted stock units, performance units and shares and other stock-based awards. It is also the source of shares for matching stock awards under the Match Plan. Incentive stock options granted under the 2006 LTIP are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the 2006 LTIP are not intended to qualify as incentive stock options under the Code.

Purpose

The 2006 LTIP advances the interests of the Company and its stockholders by helping to attract and retain persons of skill and ability to serve the Company and by motivating these individuals to continue their contributions to the growth and profitability of the Company.

Administration

The Board of Directors and its designees administer the 2006 LTIP. The Board interprets the 2006 LTIP, subject to the requirements of the 2006 LTIP. As permitted under the 2006 LTIP, the Board has delegated administration of the 2006 LTIP to the Compensation Committee of the Board of Directors. The Compensation Committee determines the recipients of awards, the number of shares subject to each award, the times when an award will become exercisable, the exercise price, the type of consideration to be paid upon exercise, and other terms of the award. For awards to persons other than directors or corporate officers, the Compensation Committee in turn has delegated implementation of the 2006 LTIP to the Management Stock Option Committee, currently comprised of our Chief Executive Officer, President and Executive Vice President, Human Resources, who act pursuant to the guidelines approved by the Compensation Committee. As used herein with respect to the 2006 LTIP, the “Board” refers to the Compensation Committee and the Management Stock Option Committee, as well as to the full Board of Directors.

Stock Subject to the 2006 LTIP

A total of 290,284,432 shares are currently reserved for issuance under the 2006 LTIP. As discussed above, we propose to increase the number of shares by 115,000,000 shares, for a total of 405,284,432 shares reserved for issuance under the 2006 LTIP. As of September 30, 2007, 206,453,957 shares are subject to outstanding stock options and 31,757,761 shares remain available for future grants under the 2006 LTIP. Shares underlying awards that expire, are cancelled or otherwise terminate again become available for grant under the 2006 LTIP, as do shares subject to an award under the Match Plan that fail to vest under the terms of that plan.

Shares subject to stock options and stock appreciation rights that do not include the right to receive a dividend equivalent are charged against the 2006 LTIP share reserve on the basis of one share for each share granted. If approved by the stockholders, shares subject to stock options and stock appreciation rights that include dividend equivalent rights and all other types of awards, which are currently charged against the 2006 LTIP share reserve on the basis of two shares for each one share granted, will be charged against the share reserve on the basis of three shares for each one share granted. Any shares returned to the reserve will be returned on the same basis as charged against the share reserve.

Eligibility

Awards other than incentive stock options generally may be granted only to our employees and directors. Incentive stock options may be granted only to employees, and only certain executives may participate in the Match Plan.

Any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company, or any of its parent or subsidiary corporations, must be granted an incentive stock option at an exercise price that is at least 110% of the fair market value of the stock on the date of grant, and the term of the option must not exceed five years. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options granted under the 2006 LTIP are exercisable for the first time by an optionee during any calendar year (under all our plans and our parent and subsidiary corporations) may not exceed $100,000. In order to permit awards to qualify as “performance-based compensation” under Code Section 162(m), no employee may be granted awards during each Company fiscal year in excess of the following limits:

•	Stock options and stock appreciation rights: No more than 3,000,000 shares.

•	Restricted stock and restricted stock unit awards vesting based upon the attainment of performance goals: No more than 1,000,000 shares.

•	Performance share awards: No more than 1,000,000 shares for each full fiscal year contained in the performance period of the award;

•	Performance unit awards: Subject to stockholder approval, no more than $8,000,000 for each full fiscal year contained in the performance period of the award.

The Board has determined that the increase in the maximum amount of cash value performance unit awards to $8,000,000 from the previous $1,000,000 limit is an appropriate adjustment to ensure that the performance unit award provisions of the 2006 LTIP account for salary growth projections or future changes in annual bonus targets.

The 2006 LTIP provides that, except for shares granted under the Match Plan and a maximum of 2% of the shares reserved under the 2006 LTIP which may be issued as awards to non-employee directors, restricted stock awards, restricted stock unit awards, performance awards or stock-based awards based on the full value of shares of stock, which vest on the basis of a participant’s continued service, have a mandatory minimum three-year vesting period. Performance awards generally are subject to achievement of performance goals over a performance period no shorter than 12 months. Acceleration of awards under the 2006 LTIP occurs only in connection with death, disability or a change-in-control.

Stock Options and Stock Appreciation Rights

The following is a general description of the terms of options and stock appreciation rights that may be awarded under the 2006 LTIP. Individual grants may have different terms, subject to the overall requirements of the 2006 LTIP.

Exercise Price; Payment.  The exercise price of incentive stock options under the 2006 LTIP may not be less than the fair market value of the common stock subject to the option on the date of grant, and in some cases (see “Eligibility” above) may not be less than 110% of the fair market value on the grant date. The exercise price of nonstatutory stock options and stock appreciation rights may not be less than the fair market value of the stock subject to the award on the date of the option grant. The exercise price of options granted under the 2006 LTIP must be paid: (1) in cash, check or a cash equivalent; (2) by tender to the Company, or subject to attestation to the ownership of, shares of common stock of the Company owned by the optionee and having a fair market value not less than the exercise price; (3) if permitted by the Board, by means of a cashless exercise that complies with applicable securities and other laws; (4) in any other form of payment acceptable to the Board, or (5) by a combination of the above forms of payment.

No Repricing.  The 2006 LTIP does not permit the Company to lower the exercise price of options or stock appreciation rights without stockholder approval.

Exercise.  Options and stock appreciation rights granted under the 2006 LTIP vest in cumulative increments as determined by the Board, provided that the holder’s employment by, or service as a director or consultant to the Company or certain related entities or designated affiliates, continues from the date of grant until the applicable vesting date. Awards granted under the 2006 LTIP may be subject to different vesting terms, subject to an overall minimum three-year vesting requirement applicable to options and stock appreciation rights issued to participants other than non-employee directors. The Board has the power to accelerate the time during which an award may be exercised, subject to this three-year overall limit.

Term.  The maximum term of options and stock appreciation rights under the 2006 LTIP is 10 years, except for certain incentive stock options with a maximum term of 5 years (see “Eligibility” above). The 2006 LTIP provides for the earlier termination of an award due to the holder’s termination of service.

Restrictions on Transfer.  Participants may not transfer incentive stock options granted under the 2006 LTIP, except by will or by the laws of descent and distribution. Participants may not transfer nonstatutory stock options or stock appreciation rights other than (1) by will or by the laws of descent and distribution, (2) by written designation of a beneficiary taking effect upon the death of the optionee, (3) by delivering written notice to the Company, in a form acceptable to the Company, that the optionee will be gifting the option to certain family members or other specific entities controlled by or for the benefit of such family members, and such other transferees as the Board may approve.

Restricted Stock Units

The Board may grant restricted stock units under the 2006 LTIP, which represent a right to receive shares of the Company’s common stock at a future date determined in accordance with the participant’s award agreement. There is no purchase or exercise price associated with the restricted stock units or the shares issued in settlement of the award. The Board may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those for restricted stock awards, as described below. Unless the Board provides otherwise, participants forfeit any unvested restricted stock units upon termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Board may grant restricted stock units that entitle the holders to receive dividend equivalents, which are rights to receive additional restricted stock units based on the value of any cash dividends the Company pays.

Restricted Stock Awards

The Board may grant restricted stock awards under the 2006 LTIP either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Board determines the purchase price payable under restricted stock purchase rights, which may be less than the then current fair market value of the Company’s common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Board specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Participants may not transfer shares acquired pursuant to a restricted stock award until the shares vest. Unless otherwise provided by the Board, participants forfeit any unvested shares of restricted stock upon termination of service. Participants holding restricted stock generally may vote the shares and receive any dividends paid; however, such distributions are subject to the same restrictions as the original award.

Performance Awards

The Board may grant performance awards subject to the fulfillment of conditions and the attainment of performance goals over such periods as the Board determines in writing and sets forth in a written agreement between the Company and the participant. To the extent compliance with Section 162(m) of the Code is desired, a committee comprised solely of “outside directors” under Section 162(m) must act with respect to performance awards, and “Board” as used in this section shall mean this committee. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values equal to the fair market value of a share of stock determined on the grant date and a value set by the Board, respectively. Performance awards specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within the predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or a combination thereof.

Prior to the start of the applicable performance period or as permitted pursuant to Section 162(m) of the Code, the Board establishes one or more performance goals applicable to the award. Performance goals are based on the attainment of specified target levels with respect to one or more selected measures of business or financial performance. Performance goals may be based on one or more of the following measures: revenues, gross margin, operating margin, operating income, earnings before tax, earnings before interest, taxes, depreciation and amortization, net income, expenses, the market price of the Company’s common stock, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added, market share, customer service, customer satisfaction, safety, total stockholder return, free cash flow or other measures as determined by the Board. The degree of attainment of performance measures may be calculated in accordance with GAAP, industry usage or other formulations determined by the Board in its discretion. For example, performance goals may be established and calculated without regard to the accrual or payment of performance awards and may be based on pro forma formulations of these performance measures, as determined by the Board in its discretion.

Following completion of the applicable performance period, the Board certifies in writing the extent to which a participant has attained the applicable performance goals and the resulting value of the participant’s award. The Board retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount correspondingly paid to any other participant. The Board may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect individual job performance or other factors. In its discretion, the Board may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the Company’s common stock. The Board may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Board may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the Board, if a participant terminates service due to death or disability prior to completion of the applicable performance period, the final award value is determined at the end of the performance period on the basis of the performance goals attained during the entire performance period, but is prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the participant forfeits the performance award, unless the Board determines otherwise. Participants may not sell or transfer a performance award, other than by will or the laws of descent and distribution, prior to the end of the applicable performance period.

Deferred Compensation Awards

The 2006 LTIP authorizes the Board to establish a deferred compensation award program in addition to the Match Plan. If and when implemented, participants designated by the Board who are officers, directors or members of a select group of highly compensated employees may elect to receive an award of deferred stock units, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights, performance shares or performance unit awards. Each such stock unit represents a right to receive one share of common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units are fully vested upon grant and settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award upon the earlier of the date on which the participant separates from service or a specific date elected by the participant at the time of his or her election to receive the deferred stock unit award. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the stock units. However, participants holding deferred stock units may receive dividend equivalents credited in the form of additional stock units as determined by the Board. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Other Stock-Based Awards

The 2006 LTIP permits the Board to grant other awards based on our stock or on dividends paid on our stock.

Effect of Certain Corporate Events

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, the 2006 LTIP provides for appropriate adjustments in the number and class of shares subject to the 2006 LTIP and to any outstanding awards, in the Section 162(m) per employee grant limit (see “Federal Income Tax Information — Potential Limitation on Company Deductions,” below), and in the exercise price per share of any outstanding awards. Any fractional share resulting from an adjustment is rounded down to the nearest whole number, and at no time will the exercise price of any option or stock appreciation right be decreased to an amount less than par value of the stock subject to the award.

Change-in-Control.  If a Change-in-Control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company’s rights and obligations under the outstanding awards or substitute substantially equivalent awards. However, if an outstanding award is not assumed or replaced, the 2006 LTIP provides that the vesting and exercisability of the award shall accelerate, effective 10 days prior to the Change-in-Control. Awards that are not assumed, replaced or exercised prior to the Change-in-Control will terminate. The 2006 LTIP defines a “Change-in-Control” of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the stock of the Company, its successor or the corporation to which the assets of the Company were transferred: (1) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock; (2) a merger or consolidation in which the Company is a party; (3) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (4) a liquidation or dissolution of the Company.

Duration, Amendment and Termination

The Board may amend or terminate the 2006 LTIP at any time. If not earlier terminated, the 2006 LTIP expires on the tenth anniversary of the date it was originally approved by the stockholders. No amendment authorized by the Board will be effective unless approved by the stockholders of the Company if the amendment would: (1) increase the number of shares reserved under the 2006 LTIP; (2) change the class of persons eligible to receive incentive stock options; or (3) modify the 2006 LTIP in any other way that requires stockholder approval under applicable law.

Awards Granted to Certain Persons

The aggregate numbers of shares of common stock subject to awards granted to certain persons under the 2006 LTIP in the last completed fiscal year are as follows: (1) Paul E. Jacobs, Chief Executive Officer, 770,000 shares; (2) William E. Keitel, Executive Vice President and Chief Financial Officer, 370,000 shares; (3) Steven R. Altman, President, 570,000 shares; (4) Irwin Mark Jacobs, Chairman of the Board, 150,000 shares; (5) Sanjay K. Jha, Executive Vice President and Group President, CDMA Technologies Group, 545,000 shares; (6) all current executive officers as a group, an aggregate of 3,905,000 shares; (7) all current directors who are not executive officers as a group, an aggregate of 112,000 shares; and (8) all employees, including current officers who are not executive officers, as a group, an aggregate of 34,916,022 shares.

Federal Income Tax Information

The following discussion is intended to be a general summary only of the federal income tax aspects of awards granted under the 2006 LTIP, and not state or local taxes that may apply to awards under the 2006 LTIP. Tax consequences may vary depending on particular circumstances, and administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Participants in the 2006 LTIP who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

Incentive Stock Options.  An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for at least two years following the date the incentive stock option was granted or within one year following the exercise of the option normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be treated as a capital gain. If a loss is recognized, it will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options and Stock Appreciation Rights.  Nonstatutory stock options and stock appreciation rights have no special tax status. A holder of these awards generally does not recognize taxable income as the result of the grant of such award. Upon exercise of a nonstatutory stock option or stock appreciation right, the holder normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock appreciation right, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the holding period of the shares is more than 12 months. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option or stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or stock appreciation right or the sale of the stock acquired pursuant to such grant.

Restricted Stock.  A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Unit Awards.  A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such an award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation Awards.  A participant generally will recognize no income upon the receipt of a deferred compensation award. Upon the settlement of the award, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date they are transferred to the participant, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code. Deferred compensation awards, when granted, would generally be subject to the requirements of Section 409A of the Code, which would impose certain restrictions on the timing and form of payment of deferred compensation.

Potential Limitation on Company Deductions.  In accordance with applicable regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: (1) the 2006 LTIP contains a per-employee limitation on the number of shares for which options or stock appreciation rights may be granted during a specified period, (2) the per-employee limitation is approved by the stockholders, (3) the option is granted by a compensation committee comprised solely of “outside directors” (as defined in Section 162(m)) and (4) the exercise price of the option or right is not less than the fair market value of the stock on the date of grant. For the above reasons, our 2006 LTIP provides for an annual per employee limitation as required under Section 162(m), and our Compensation Committee is comprised solely of outside directors. Accordingly, options or stock appreciation rights granted by the Compensation Committee qualify as performance-based compensation, and the other awards subject to performance goals may also qualify.

Equity Compensation Plan Information

Information about our equity compensation plans at September 30, 2007 that were either approved or not approved by our stockholders was as follows (number of shares in millions):

	Number of Shares to
	be Issued Upon	Weighted Average	Number of Shares
	Exercise of	Exercise Price of	Remaining Available
Plan Category	Outstanding Options	Outstanding Options	for Future Issuance

Equity compensation plans approved by stockholders(1)	204	$32.80	42	(2)
Equity compensation plans not approved by stockholders(3)	—	—	—
Total(4)	204	$32.80	42

(1)	Consists of seven plans: the Company’s 1991 Stock Option Plan, 2001 Stock Option Plan, 2006 Long-Term Incentive Plan, 1998 Non-Employee Directors’ Stock Option Plan, 2001 Non-Employee Directors’ Stock Option Plan, 2001 Employee Stock Purchase Plan and the Executive Retirement Matching Contribution Plan.

(2)	Includes approximately 11 million shares reserved for issuance under the 2001 Employee Stock Purchase Plan.

(3)	Consists solely of approximately 35,000 shares issuable under the Company’s 1996 Non-Qualified Employee Stock Purchase Plan, which allows eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each six-month offering period. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations.

(4)	Excludes options assumed in connection with mergers and acquisitions. Approximately 2,506,000 shares of the Company’s common stock were issuable upon exercise of these assumed options. These options have a weighted average exercise price of $23.46 per share. No additional options may be granted under these assumed arrangements.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve the proposed amendments to the 2006 LTIP discussed above. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.

Should stockholder approval not be obtained, then the proposed amendments will not be implemented, and the 2006 LTIP will continue in effect pursuant to its current terms.

The Board believes that the proposed amendments to the 2006 LTIP are in the best interests of the Company and its stockholders for the reasons stated above. THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENTS TO THE 2006 LTIP AND THE INCREASE IN THE SHARE RESERVE BY 115,000,000 SHARES.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending September 28, 2008, and the Board has directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our consolidated financial statements since we commenced operations in 1985. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants is not required by the our Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees for Professional Services

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended September 30, 2007 and September 24, 2006 and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Fiscal 2007	Fiscal 2006

Audit fees(1)	$4,405,000	$4,204,000
Audit-related fees(2)	1,562,000	1,539,000
Tax fees(3)	3,000	—
All other fees(4)	6,000	6,000

Total	$5,976,000	$5,749,000

(1)	Audit fees consist of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings. Audit fees also include fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting during fiscal 2007 and 2006.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit fees.” This category includes fees principally related to field verification of royalties from licensees.

(3)	Tax fees consist of fees for professional services rendered for international tax consulting.

(4)	All other fees consist of fees for products and services other than the services reported above. These fees related to technical publications purchased from the independent public accountant.

Fees for accounting services rendered by other professional service firms during fiscal 2007 and 2006 were $10,085,000 and $6,391,000, respectively. The increase from prior year is primarily due to increases in fees for tax-related and other audit-related services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Public Accountants

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants. These services may include audit services, audit-related services, tax fees, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to certain committee members when expedition of services is necessary. The independent public accountants and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent public accountants in accordance with this pre-approval delegation, and the fees for the services performed to date. Less than 1% of total fees for services rendered by PricewaterhouseCoopers LLP during fiscal 2007 were related to non-audit services that were approved by the Audit Committee after the services were rendered, pursuant to the de minimis exception established by the SEC. All non-audit services rendered by PricewaterhouseCoopers LLP during fiscal 2006 were pre-approved by the Audit Committee.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 28, 2008.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of December 21, 2007 by: (i) each director and nominee for director; (ii) each of our executive officers named in the Summary Compensation Table under “Executive Compensation and Related Information” (the “Named Executive Officers”); and (iii) all our executive officers and directors as a group. Based on currently available Schedules 13D and 13G filed with the SEC, we do not know of any beneficial owners of more than 5% of our common stock.

	Amount and Nature of
	Beneficial Ownership (1)
	Number of	Percent of
Name of Beneficial Owner	Shares	Class

Paul E. Jacobs(2)	3,925,199	*
William E. Keitel(3)	1,382,351	*
Steven R. Altman(4)	2,208,928	*
Irwin Mark Jacobs(5)	32,874,140	2.01%
Sanjay K. Jha(6)	2,068,798	*
Barbara T. Alexander(7)	17,585	*
Donald G. Cruickshank(8)	29,233	*
Raymond V. Dittamore(9)	81,343	*
Robert E. Kahn(10)	444,566	*
Sherry Lansing(11)	11,333	*
Duane A. Nelles(12)	224,406	*
Peter M. Sacerdote(13)	1,427,666	*
Brent Scowcroft(14)	586,765	*
Marc I. Stern(15)	937,164	*
All Executive Officers and Directors as a Group (21 persons)(16)	52,201,854	3.16%

*	Less than 1%.

(1)	This table is based upon information supplied by officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,628,584,066 shares outstanding on December 21, 2007, adjusted as required by rules promulgated by the SEC.

(2)	Includes 1,107,600 shares held in family trusts, 8,634 shares held jointly with his spouse, 354,134 shares held in Grantor Retained Annuity Trusts for the benefit of Dr. Paul Jacobs and his spouse and 108,741 shares held for the benefit of Dr. Paul Jacobs’ children. Dr. Paul Jacobs disclaims all beneficial ownership for the shares held in trust for the benefit of his children. Also includes 2,346,090 shares issuable upon exercise of options exercisable within 60 days of which 1,041 are held by Dr. Paul Jacobs’ spouse.

(3)	Includes 1,375,916 shares issuable upon exercise of options exercisable within 60 days.

(4)	Includes 159,929 shares held in family trusts and 2,048,999 shares issuable upon exercise of options exercisable within 60 days.

(5)	Includes 9,488,724 shares held in family trusts and 16,628,738 shares held in Grantor Retained Annuity Trusts for the benefit of Dr. Irwin Jacobs and his spouse. Dr. Irwin Mark Jacobs shares voting power with his spouse for shares owned through these trusts. Also includes 6,756,678 shares issuable upon exercise of options exercisable within 60 days, of which 265,456 shares are held in trusts for the benefit of Dr. Irwin Jacobs and/or his spouse and 1,087,108 shares are held by Dr. Irwin Jacobs’ spouse.

(6)	Includes 24,532 shares held in family trusts and 2,044,266 shares issuable upon exercise of options exercisable within 60 days.

(7)	Includes 5,000 shares held in family trusts and 12,000 shares issuable upon exercise of options exercisable within 60 days. Also includes 585 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(8)	Consists of 1,000 shares held in a pension plan pursuant to which Sir Donald Cruickshank does not have voting rights or discretion over the holdings in the plan. Also includes 28,233 shares issuable upon exercise of options exercisable within 60 days.

(9)	Includes 7,400 shares held in family trusts and 73,066 shares issuable upon exercise of options exercisable within 60 days. Also includes 877 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(10)	Includes 337,066 shares issuable upon exercise of options exercisable within 60 days.

(11)	Consists of 11,333 shares issuable upon exercise of options exercisable within 60 days.

(12)	Includes 111,340 shares held in family trusts and 113,066 shares issuable upon exercise of options exercisable within 60 days.

(13)	Includes 114,600 shares held by The Peter M. Sacerdote Investment Partners, L.P., a family partnership, with Peter M. Sacerdote as General Partner and 480,000 shares owned by the Peter M. Sacerdote Foundation. Mr. Sacerdote disclaims all beneficial ownership for the shares owned by the Foundation. Also includes 113,066 shares issuable upon exercise of options exercisable within 60 days.

(14)	Includes 433,066 shares issuable upon exercise of options exercisable within 60 days.

(15)	Includes 704,500 shares held by the Beatrice B. Corporation of which Mr. Stern is the president and sole owner, 162,576 shares owned through a grantor trust, of which Mr. Stern is the trustee and 1,170 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant. Also includes 68,918 shares issuable upon exercise of options exercisable within 60 days.

(16)	Includes 20,864,752 shares issuable upon exercise of options exercisable within 60 days for all directors and executive officers as a group. Also includes 275,000 shares pledged by one executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater-than-10-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended September 30, 2007, all Section 16(a) filing requirements were complied with except for the following: the annual stock option grant for each of our outside directors was reported late; and two allocations from the Match Plan for Mr. Lauer were reported late.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of our Compensation Committee are, or have been, an employee or officer of the Company. During fiscal 2007, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2007, none of our executive officers served on the compensation committee (or equivalent) or Board of another entity whose executive officer(s) served on our Compensation Committee or Board.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our code of ethics states that our executive officers and directors, including their immediate family members, are charged with avoiding situations in which their personal, family or financial interests conflict with those of Qualcomm. In accordance with its charter, the Audit Committee is responsible for reviewing and approving all related person transactions between Qualcomm and any directors or executive officers. The Compensation Committee reviews compensation related transactions with directors or executive officers (such as salary and bonus). Any request for us to enter into a transaction with an executive officer or director, or any of such persons’ immediate family members or affiliates, must be presented to our Audit Committee for review and approval. In considering the proposed agreement, our Audit Committee will consider the relevant facts and circumstances and the potential for conflicts of interest or improprieties.

During fiscal 2007, we employed the family members of certain directors and executive officers. Those employees whose compensation exceeded $120,000 are discussed below. All of the following family members under our employment were adults who did not live with the related director or executive officer. Each family member is compensated according to standard Company practices, including participation in the Company’s employee benefit plans generally made available to employees of a similar responsibility level. We do not view any of the directors or executive officers as having a beneficial interest in the described transactions that is material to them or the Company. Moreover, none of the following directors or executive officers believe that they have a direct or indirect material interest in the employment relationships of the listed family members. Options were granted under our the 2006 Long-Term Incentive Plan and have a grant price that is equal to the fair market value on the date of grant. Such options vest according to the following schedule: 10% of the shares subject to the option vest on the six-month anniversary of the date of grant, with ratable monthly vesting over the remaining five-year vesting period. Generally, vesting is contingent upon continued service with the Company. Options granted under any of our stock option plans have a term of 10 years.

Dr. Paul E. Jacobs and Jeffrey A. Jacobs are the sons of Dr. Irwin Mark Jacobs, Chairman of the Board. Dr. Paul E. Jacobs serves as our CEO. Drs. Paul E. Jacobs and Irwin Mark Jacobs were compensated as described below under the heading “Executive Compensation and Related Information.”

Jeffrey A. Jacobs serves as President of Qualcomm Global Development. Jeffrey A. Jacobs earned $388,553 in salary and $287,000 in bonus during fiscal 2007 and received a stock option grant for 175,000 shares of the Company’s stock at an exercise price of $34.83 per share.

Duane A. Nelles’ son Duane A. Nelles, III serves as a Senior Director, Business Development for us. Duane A. Nelles III earned $173,716 in salary and $32,800 in bonus during fiscal 2007 and received a stock option grant for 4,000 shares of the Company’s stock at an exercise price of $37.99 per share and a second grant for 3,500 shares at an exercise price of $44.63 per share.

Steven R. Altman’s brother Jeffrey S. Altman serves as a Senior Director, Business Development for us. Jeffrey S. Altman earned $165,470 in salary and $20,500 in bonus during fiscal 2007 and received a stock option grant for 3,000 shares of the Company’s common stock at an exercise price of $37.99 per share and a second grant for 2,650 shares at an exercise price of $44.63 per share.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on our review and discussions, the Committee recommended to the Board of Directors that the CD&A be included in Qualcomm’s 2008 Proxy Statement.

COMPENSATION COMMITTEE

Raymond V. Dittamore, Chair
Brent Scowcroft
Marc I. Stern

COMPENSATION DISCUSSION AND ANALYSIS

Our CD&A discusses the total compensation for our Chief Executive Officer (CEO), Chief Financial Officer (CFO), and the other three most highly compensated executive officers (the “Named Executive Officers” or “NEOs”).

1.	Dr. Paul E. Jacobs, CEO, has 17 years of service with Qualcomm and has been CEO since July 2005.

2.	Mr. William E. Keitel, CFO, has 11 years of service with Qualcomm and has been CFO since February 2002.

3.	Mr. Steven R. Altman, President, has 18 years of service with Qualcomm and has been President since July 2005.

4.	Dr. Sanjay K. Jha, COO and Group President of Qualcomm CDMA Technologies, has 13 years of service with Qualcomm and has been COO since December 2006.

5.	Dr. Irwin M. Jacobs, Chairman of the Board and a founder of the Company, has 22 years of service with Qualcomm and has served as Chairman of the Board since 1985.

The compensation programs for the NEOs also apply to our other executive officers. In this CD&A, references to the executive officers include the NEOs and the other executive officers. The terms “we,” “our” and “the Company” refer to Qualcomm and not to the Compensation Committee.

The CD&A provides us the opportunity to describe our overall compensation philosophy, objectives and practices to current and potential investors. Our compensation philosophy and objectives generally apply to all our employees and most of our employees are eligible to participate in the three main components of our compensation program (salary, annual bonus and long-term incentives). The relative value of each of these programs for individual employees varies based on job role and responsibility, as well as our financial and stock price performance. We may limit the availability of some of our other compensation programs (such as retirement plans and health and welfare plans) to comply with regulatory requirements.

Our compensation program is characterized by the following:

•	We employ our executive officers “at will”, without severance agreements or employment contracts;

•	It aligns executive officer and stockholder financial interests;

•	It enables us to attract, motivate, reward and retain highly talented executive officers;

•	It considers competitive compensation practices and relevant factors without establishing compensation targets at specific benchmark percentiles;

•	A significant portion of executive officer compensation is realized only when we achieve annual business goals and when our stock price increases;

•	It includes thorough processes that include Committee review and approval of compensation program design and practices, the advice of an independent, third-party compensation consultant engaged by the Committee and in depth discussions between the CEO and the Committee with respect to his performance, as well as the performance of the other executive officers; and

•	It features long-standing, consistently and appropriately applied practices with respect to the timing and pricing of stock option grants.

What are the objectives of our executive officer compensation program?

The main objective of our compensation program is to align the financial interests of our executive officers and stockholders. To achieve this alignment we must attract and retain individuals with the appropriate expertise and leadership ability, and we must motivate and reward them to build long-term stockholder value. Our competitors and we recruit from a limited pool of resources for individuals who are highly experienced, successful and well rewarded. Our unique talent base includes executive officers who enjoy national and international recognition for their expertise and leadership. Accordingly, our compensation program must be competitive in a challenging and dynamic labor market, while, at the same time, reinforcing our core values of innovation, execution and partnership.

What is our executive officer compensation program designed to reward?

Our compensation program rewards our executive officers when they achieve our annual business goals, build stockholder value and maintain long-term careers with Qualcomm. We reward these three aspects so that the team will make balanced annual and long-term decisions that result in consistent financial performance, product innovation and collaboration within Qualcomm and with our customers and suppliers.

What are the elements of our executive officer compensation program and why do we provide each element?

We have a straightforward compensation program. The three main elements are salary, bonus and long-term incentives. We also provide executive officer retirement savings plans, health and welfare programs and other forms of compensation, perquisites and personal benefits. Each of these elements helps us attract and retain executive officers and the specific purposes of each of them are identified in the descriptions that follow.

Salary.  We provide an annual salary to each executive officer as an economic consideration for each person’s level of responsibility, expertise, skills, knowledge and experience.

Bonus.  The bonus is part of our executive officers’ annual compensation and one component of variable compensation. We may or may not award an annual bonus, and the amount of any award varies with company performance and individual considerations.

Long-term incentives.  We provide long-term incentives in the form of stock options. Long-term incentives are a form of variable compensation in that the number of options granted is discretionary and the amount of any income earned is completely dependent upon and varies with the stock price over the option term. We offer stock options as an incentive to build long-term stockholder value, to align the interests of executive officers and stockholders, and to retain executive officers through what we hope will be long-term wealth creation in the value of their stock options, which have vesting provisions that encourage continued employment. The SEC requires that we report the estimated fair value of our stock option grants in the Summary Compensation Table and the Grants of Plan-Based Awards table in accordance with FAS 123R for accounting purposes. At the time of grant, our stock options have no intrinsic value and the amounts disclosed in the tables for accounting purposes do not reflect whether the executive officer has or will realize a financial benefit from the stock option awards. Our executive officers are motivated by the potential appreciation in our stock price above the exercise price of the stock options. We also encourage stock ownership (see the discussion of stock ownership guidelines) which we regard as important for commitment, engagement and motivation. Many of our employees are the targets for competitor companies’ recruiting efforts, and restricted stock units (RSUs) are an increasingly larger component of the compensation packages offered to our employees by competitor companies. We are positioned to refine our long-term incentive strategy should it be in the interests of stockholders so that we can continue to attract and retain the highly skilled talent required to execute our business strategy.

Voluntary Retirement Savings Plans.  We offer our executive officers the opportunity to participate in voluntary retirement savings plans in addition to a 401(k) plan. We offer these voluntary plans to encourage long-term employment, stock ownership and to create stockholder value. We do not have a pension plan or other defined benefit retirement plans; such plans are not typical among our peer companies in the high technology industry or necessary for competitive purposes.

401(k) Plan.  Qualcomm offers a tax-qualified 401(k) plan to all U.S. domestic employees, including the executive officers. We match employee contributions in cash using a tiered structure in order to encourage employee participation.

Voluntary Executive Retirement Contribution Plan (the “ERC Plan”) and Executive Retirement Matching Contribution Plan (the “Match Plan”).  Under the ERC Plan, a voluntary nonqualified plan, eligible employees may defer up to 100% of their salary and annual bonus on a pre-tax basis. The investment choices under the ERC Plan are the same as those made available to all employees participating in our 401(k) plan. In addition, ERC Plan participants receive a Company contribution under the Match Plan in the form of Qualcomm stock up to 10% of salary plus annual bonus, less any 401(k) contributions. Our stock contributions under the Match Plan are subject to a four-year vesting schedule.

Health and Welfare Programs.  We provide a supplemental health care plan to our executive officers due to its strong retention value and because it encourages senior-level employees to stay and advance to the eligibility level. The program provides coverage for most medical expenses not paid by our broad-based health plan, with a maximum annual coverage limit of $10,000 per executive officer.

We also offer a vacation program to all U.S. domestic employees, including executive officers, that is consistent with competitive practices in our industry. The vacation accrual rate varies with length of Company service.

Other forms of compensation, perquisites and personal benefits.

We make the following additional benefits available to our executive officers:

Employee Stock Purchase Plan.  We have a tax-qualified, voluntary Employee Stock Purchase Plan (the “ESPP”) available to all U.S. domestic employees, including the executive officers. The purchase price is 85% of the lower of: (1) the fair market value (FMV) on the first day of the six-month offering period; or (2) the FMV on the last day of the six-month offering period. The ESPP encourages long-term stock ownership and helps to align employee and stockholder interests on a cost- and tax-effective basis. Annual purchases are limited to $25,000 per individual, including the price discount.

Financial and retirement planning services.  We may reimburse the CEO, the President and the Chairman up to $12,500 annually (net of estimated income taxes) for expenses incurred for financial, estate and/or tax planning. We may reimburse other executive officers up to $8,000 annually. We provide this benefit to help our executive officers efficiently manage their time and financial affairs and to allow them to stay focused on business issues and minimize distractions of this type.

Charitable match.  Subject to limits based on the employee’s job level, we match employee contributions to qualified, eligible Internal Revenue Service (IRS) recognized non-profit organizations, excluding organizations that further a religious doctrine, exclusionary organizations and/or political non-profit organizations. We match up to $125,000 annually for the CEO, the President and the Chairman and up to $100,000 annually for other executive officers. We offer this program to encourage, extend and expand their support of cultural, educational and community non-profit organizations.

Insurance.  We provide company-paid life insurance to all employees equal to three times annual salary. We provide additional life insurance to vice presidents and above, including executive officers. The CEO, the President and the Chairman receive an additional $1,000,000 in coverage, and other executive officers receive an additional $750,000 in coverage. We offer the additional insurance for competitive positioning in the labor market.

Corporate aircraft.  When executive officers use our corporate aircraft for company business and there are vacant seats on a flight, they may at times invite guests to accompany them. We also permit use of our corporate aircraft for executive officers traveling to attend meetings of educational or other non-profit organizations. See footnote 1 to the All Other Compensation table under the Executive Compensation and Related Information section for more information. Executives are not permitted to reimburse Qualcomm for the cost of personal flights, or the incremental cost for non-business guests, because reimbursements would violate Federal Aviation Agency (FAA) regulations; reimbursements would result in the flight being deemed a charter by the FAA and Qualcomm does not operate its aircraft under an FAA charter certificate.

Personal security.  Our executive officers may receive personal security services for their residences and while on personal travel as necessary to address a bona fide business-oriented security concern or as circumstances otherwise warrant. During fiscal 2007, in order to address a potential threat to the Chairman and the CEO (following an incident with another high-profile business executive in the same residential area), we took immediate temporary action to provide residential guard services. We discontinued the residential guard services in fiscal 2007. We may also arrange security for executive officers while on personal travel if available data suggests high crime rates or other unusual concerns at particular locations and venues.

Entertainment and charitable events.  We purchase tickets to various sporting, civic, cultural, charity and entertainment events for business purposes. If not used for business purposes, we may make these tickets available to our employees, including our executive officers, as a form of recognition and reward for their efforts.

Post employment compensation.

No employment agreements.  We employ all U.S. based employees, including our executive officers, “at will,” without severance agreements or employment contracts. This is consistent with our objective of providing compensation related to individual contributions that improve our market leadership, competitive advantage and stockholder value. It enables our Board to terminate employment with discretion as to the terms and conditions of any separation.

Stock Option Plans.  The 2001 Stock Option Plan and the stock option award agreements under the 2006 Long-Term Incentive Plan (the “2006 LTIP”) provide for accelerating 10% of unvested options under certain involuntary terminations that are not “for cause,” subject to execution of a general release of claims. The 2001 Stock Option Plan and the 2006 LTIP provide that if a change-in-control (as defined in the plans) occurs and an outstanding stock option award is not assumed or substituted with a substantially similar award, the Committee may accelerate the vesting of any or all outstanding stock options. Our stock option agreements include a “double trigger” in which vesting of stock options is accelerated if, within 24 months after a change-in-control, the stock option recipient is involuntarily terminated for any reason other than for cause or if the stock option recipient voluntarily resigns for good reason (as defined in the stock option award agreements).

Severance provisions.  We do not have a pre-defined severance plan or policy for the involuntary termination of employees, including the executive officers. While unvested options may be accelerated in certain severance situations, we do not accelerate unvested options in the event of an involuntary “for cause” termination. Such terminations may involve theft, dishonesty, falsification, actions that are detrimental to the Company, conviction of a criminal act that impairs the performance of duties required by the Company or violation of a material company policy.

How do we determine the amount for each element of executive officer compensation?

We believe the levels of compensation we provide should be competitively reasonable and appropriate for our business needs and circumstances. Our approach is to consider competitive compensation practices and relevant factors rather than establishing compensation at specific benchmark percentiles. This enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for our future. We follow a two-phase process. In the first phase, we conduct competitive compensation analyses to estimate the median, 75th percentile and 90th percentile positions for salary, target annual cash (salary + target bonus), long-term incentive compensation, and target total direct compensation (salary + target bonus + long-term incentives). The range from the competitive median to above the 90th percentile reflects what the Committee believes is competitively reasonable and appropriate. We believe this range is consistent with our compensation program objectives and is appropriate given that our long-term incentive compensation consists entirely of stock options (unlike many of our competitors that offer lower-risk restricted stock and full-value shares), our target total direct compensation is variable because bonus plus stock options are approximately 90% of target total direct compensation for NEOs eligible to receive a bonus, and we do not provide a defined benefit pension plan. In the second phase, we consider many factors in determining appropriate compensation levels for each executive officer. These considerations may include:

•	Our analyses of competitive compensation practices;

•	The Committee’s evaluation of the CEO and other executive officers;

•	Individual performance and contributions to financial goals such as revenue, earnings before tax, cash flow and operating expense;

•	Operational management, such as project milestones and process improvements;

•	Internal working and reporting relationships and our desire to encourage collaboration and teamwork among our executive officers;

•	Individual expertise, skills and knowledge;

•	Leadership, including developing and motivating employees, collaborating within Qualcomm, attracting and retaining employees and personal development;

•	Labor market conditions, the need to retain and motivate, the potential to assume increased responsibilities and the long-term value to Qualcomm; and

•	Information and advice from an independent, third-party compensation consultant engaged by the Committee.

We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executive officers. Ultimately, it is the Committee’s judgment of these factors along with competitive data that form the basis for determining the CEO’s compensation. The Committee and the CEO follow a similar practice to determine the basis of the other executive officers’ compensation.

Competitive compensation analyses for fiscal 2007.  In fiscal 2007, we used two primary resources to identify competitive compensation practices relevant to our executive officers:

•	The Radford U.S. Executive Survey for high technology companies with revenue greater than $1 billion; and

•	SEC disclosure data from our peer companies.

The criteria used to select peer companies included large market capitalization high technology companies, with similar pay models and similar growth expectations. The peer companies were:

Peer Companies for Fiscal 2007

Advanced Micro Devices	Agilent	Amazon
Analog Devices	Apple	Applied Materials
Broadcom	Cisco	Comcast
Dell	eBay	EMC Corporation
Freescale Semiconductors	Google	Intel
L-3 Communications	Linear Technology	Lucent
Marvell Technologies	Motorola	Oracle
Sprint Nextel	Texas Instruments	Yahoo!

We reviewed our relative position among the peer companies with respect to market capitalization, revenue, net income and one- and three-year total stockholder return. Our revenue was in the lower half of the peer companies; net income and total stockholder returns were between the median and 75th percentiles; and market capitalization was above the 75th percentile. Our varied percentile rankings relative to the peer companies supported our view that the peer companies include an appropriate range of size and performance and did not introduce a favorable or unfavorable bias in comparing executive compensation data.

How compensation or amounts realizable from prior compensation are considered.  The Committee reviews the current value of shares owned, the current value of exercisable and unvested stock options and the gain on option sales for the preceding three years as part of its annual review of executive officer compensation. The amount of past compensation, including annual bonus awards and amounts realized or realizable from prior stock option awards, is generally not a significant factor in the Committee’s considerations, because bonuses are awarded for fiscal year performance and stock options are awarded as part of the target total direct compensation the Committee establishes each year.

Tax considerations.  A goal of the Committee is to comply with the requirements of Internal Revenue Code Sections 162(m) and 409A. Section 162(m) places a $1 million annual limit on the amount that a public company may deduct for compensation paid to the CEO and the other three most highly compensated executive officers, excluding the CFO. The $1 million limit does not apply if the compensation meets Section 162(m) requirements for performance-based compensation (i.e., the compensation is based on pre-established objective performance goals based on criteria approved by stockholders and is determined and administered according to related regulations). Compliance with Section 162(m) did not influence the allocation of compensation among salary, annual bonus plan targets and stock option grants. We designed and administered our fiscal 2007 bonus program to be eligible for tax deductions to the extent permitted by the relevant tax regulations, including Section 162(m). From time-to-time, we may pay compensation to our executive officers that may not be tax deductible, if there are compelling reasons to do so. Stock options granted under the 2006 LTIP also qualify as performance-based compensation.

Under Section 409A, amounts deferred by an executive officer under a nonqualified deferred compensation plan (such as the ERC Plan and Match Plan) may be included in gross income when deferred and subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. Nonqualified stock options may be exempt from Section 409A if the option satisfies certain requirements (i.e., the exercise price is not less than the fair market value on the grant date, the number of shares subject to option is fixed on the grant date, and there is no deferral feature beyond exercise). We administer the ERC Plan, the Match Plan, and stock option awards consistent with Section 409A requirements.

CEO involvement in compensation decisions.  After the end of the fiscal year, the Committee and the CEO discussed our business performance, his performance and his evaluation of and compensation recommendations for the other executive officers. The Committee, without the CEO present, determined the CEO’s annual salary, bonus award and stock option award. The Committee also approved the annual salaries, bonuses and stock option awards for the other executive officers.

Consultants and advisors.  The Committee has the authority to retain and terminate any independent third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. During fiscal 2007, the Committee engaged an independent executive compensation consulting firm, Frederic W. Cook & Co., Inc. (“FWC”), to advise them on compensation matters. FWC reported directly to the Committee. During fiscal 2007, we did not engage FWC for any additional services beyond their support of the Committee. The Committee instructed FWC to provide information, insights and advice regarding compensation philosophy, objectives and strategy, selection of peer companies for competitive analyses, methodology for valuing long-term incentives and total direct compensation, and specific issues the Committee addressed during the year. The Committee also instructed FWC to provide peer company compensation data to our human resources staff who analyzed competitive practices and presented the results and recommendations to the Committee. The Committee asked FWC to comment on our recommendations regarding executive officer compensation and aggregate equity compensation. Finally, the Committee instructed FWC to provide an analysis of competitive practices for non-employee director compensation. Representatives from FWC attended all but one Committee meeting during fiscal 2007 and interacted with the Committee Chair, members of our human resources staff and outside legal counsel prior to and following Committee meetings. During fiscal 2007, the Committee sought and received advice from our outside legal counsel, DLA Piper. The total rewards management department within our human resources organization supports the Committee in its work, collaborates with FWC and DLA Piper, conducts competitive analyses and manages our compensation and benefit programs.

Other key policies and practices.

Timing, grant date and exercise price for stock option awards.

We have a long-standing and consistent practice of awarding annual stock option grants to the executive officers during the first quarter of our fiscal year. The Committee approves salary levels, bonus awards and annual stock options at the same time to facilitate consideration of total compensation to executive officers. We also award stock options upon hiring a new executive officer, and we may award stock options upon a promotion or change in roles and responsibilities of an executive officer.

Fiscal 2007 awards.  We granted annual stock option awards to executive officers in November 2006. Those awards are disclosed in the Grants of Plan-Based Awards table. In keeping with our practice, the grant date was the Friday of the week during which the Committee approved the awards. The exercise price was the closing price on the most recently completed trading day prior to the grant date. Generally, this has been the closing price on Thursday, the day immediately before the Friday grant date. In March 2007, we adjusted our guidelines for the grant date for future stock option awards to be the same date on which the Committee approves the award. We also amended the 2006 LTIP so that the exercise price is the closing price on the grant date. We made these changes after carefully reviewing the controls, procedures and feasibility of administering new option granting practices in order to be consistent with the SEC’s amended disclosure requirements for executive and director compensation that were published in September 2006. There were no grants to executive officers in fiscal 2007 under these new guidelines.

Fiscal 2008 awards.  The Committee approved annual stock options, bonus awards and salary levels for executive officers in November 2007. The stock option awards are disclosed in the Fiscal 2008 Long-Term Incentive Awards table. The grant date was the same date on which the Committee approved the awards, and the exercise price was the closing price on the grant date.

Stock ownership guidelines.  In September 2006, we adopted stock ownership guidelines for our executive officers. The guidelines help ensure that our executive officers maintain an equity stake in Qualcomm, and by doing so, appropriately link their interests with those of other stockholders. Only shares actually owned (including deferred units under the Match Plan) count towards the equity ownership requirement, outstanding unexercised stock options do not count towards the requirement. Executive officers are required to achieve these stock ownership levels within five years of becoming an executive officer. The deadline for achieving the stock ownership levels is September 2011 for those who were executive officers at the time we adopted the guidelines. If an executive officer has not met the guidelines by the deadline, we will require that the executive officer, upon a stock option exercise, hold at least 50% of the net shares remaining after required tax withholdings, until they meet the minimum guideline. The guidelines are as follows:

Stock Ownership Guidelines

Role	Multiple of Salary
CEO	5 X
CFO	2 X
President	3 X
Chairman of the Board	2 X
COO & Group President, QCT	3 X

The Committee has determined that, as of September 30, 2007, Drs. Paul Jacobs and Irwin Jacobs and Mr. Altman have met their ownership guidelines. Dr. Jha and Mr. Keitel own stock and have made progress toward meeting their guidelines by acquiring additional shares during fiscal 2007.

Analysis of NEO compensation during fiscal 2007.

General.  Our competitive compensation analyses identified relevant market data for our NEOs with the exception of Dr. Jha. The Committee, with the concurrence of FWC, determined that the available competitive data did not adequately reflect Dr. Jha’s role, scope of work, responsibilities and influence on business performance. Dr. Jha has significant strategic responsibilities, interactions with investors and stockholders, a prominent role in the semiconductor industry and leads our corporate research and development staff in addition to Qualcomm CDMA Technologies. The Committee determined that a relational approach that establishes Dr. Jha’s target total direct compensation relative to the CEO is an appropriate method in lieu of competitive market data. The Committee considered internal working and reporting relationships and the relative responsibilities and influence on the business of Mr. Altman and Dr. Jha. For fiscal 2007, the Committee decided that Dr. Jha’s salary, stock option award and target total direct compensation should be between 65% and 70% of the CEO’s salary, stock option award and target total direct compensation.

The Fiscal 2007 Target Total Direct Compensation table below summarizes the levels established by the Committee with respect to salary, target bonus, stock options and target total direct compensation. We discuss each element of the table in the narrative that follows.

Fiscal 2007 Target Total Direct Compensation

		Base Target Bonus(2)		Stretch Target Bonus(2)
		Base		Stretch		Long-term
		Target		Target		Incentive	Base Total	Stretch Total
	Annual	Bonus	Base	Bonus	Stretch	Award — Fair	Direct	Direct
	Salary	(As a%	Target	(As a% of	Target	Value	Compensation	Compensation
	(1)	of Annual	Bonus	Annual	Bonus	(3)	(4)	(5)
Name	($000s)	Salary)	($000s)	Salary)	($000s)	($000s)	($000s)	($000s)

Paul E. Jacobs CEO	1,075	100%	1,075	125%	1,344	10,047	12,197	12,466
William E. Keitel CFO	630	75%	473	90%	567	4,828	5,931	6,025
Steven R. Altman President	790	95%	751	115%	909	7,438	8,979	9,137
Irwin M. Jacobs Chairman of the Board	650	—	—	—	—	1,957	2,607	2,607
Sanjay K. Jha COO and Group President	735	75%	551	90%	662	7,112	8,398	8,509

(1)	These annual salaries were in effect at the end of fiscal 2007. The NEOs’ annual salaries were effective on December 16, 2006; therefore, these annual salary rates do not reflect the total actual salaries earned in fiscal 2007 as reported in the Summary Compensation Table.

(2)	See the discussion of target bonus for a description of the base and stretch target bonus.

(3)	These amounts reflect the fair value as of the grant date as determined in accordance with FAS 123R for accounting purposes and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards. The potential appreciation in our stock price above the exercise price of the stock options, not the fair value used for accounting purposes at grant, motivates our executive officers. For additional information on the valuation assumptions, refer to Note 1 of Qualcomm’s consolidated financial statements in our annual report on Form 10-K for the year ended September 30, 2007, as filed with the SEC.

(4)	The sum of salary plus base target bonus plus the estimated fair value of the fiscal 2007 stock option award.

(5)	The sum of salary plus stretch target bonus plus the estimated fair value of the fiscal 2007 stock option award.

Salary.  The primary factors in the Committee’s consideration of salary included anticipated increases in the labor market and the fact that the executive officers’ target annual cash (salary + target bonus) was generally below the median amounts identified in our competitive analyses. Based on these competitive practices and the resulting target annual compensation (salary + target bonus), the Committee approved a 4.2% aggregate increase to the NEOs’ salaries. The increases were effective December 16, 2006. After the increases, our executive officers’ salaries, in aggregate, were between the median and 75th percentiles identified in our competitive analyses. Dr. Paul Jacobs’ salary increased 4.9% to $1.1 million, slightly below the 75th percentile. The increases for the other NEOs ranged from no increase for Dr. Irwin Jacobs to a 5.3% increase for Mr. Altman. Dr. Irwin Jacobs’ and Mr. Altman’s salaries were between the median and the 75th percentile. Mr. Keitel’s salary was slightly above the 75th percentile. Dr. Jha’s salary increased 5% and was 68% of the CEO’s salary.

Target bonus.  The executive officers’ annual target bonuses were determined as a percent of annual salary. Consistent with fiscal 2006, we used a two-tier target bonus structure (see the Fiscal 2007 Target Total Direct Compensation table), consisting of a base target bonus (the “base target bonus”) and a higher stretch target bonus (the “stretch target bonus”). The base and stretch target bonuses varied among the executive officers and increased with job scope and responsibility, which was consistent with market practices and our intent to make variable compensation a greater portion of target total direct compensation as responsibility increases. FWC observed that the base target bonus levels were below the competitive median and the stretch target bonus levels were between the competitive median and 75th percentile. The Committee considered competitive data and the factors described earlier (especially to reflect internal working and reporting relationships and to encourage collaboration and teamwork) in approving the executive officers’ target bonuses. The target bonuses were generally below the competitive median so that the Committee could award a significant portion of target total direct compensation through stock options.

Target annual compensation (sum of salary + base target bonus).  Dr. Paul Jacobs’ and Mr. Altman’s target annual compensation amounts were below the median identified in our competitive analysis. The target annual compensation for Mr. Keitel was at the median. Dr. Irwin Jacobs and the Committee agreed to compensate his role as Chairman with a salary and long-term incentives because he is not directly responsible for short-term operating performance; he was not eligible for the annual bonus program. The Committee did not establish a specific target annual compensation relationship for Dr. Jha relative to the CEO.

Long-term incentive compensation.  Our long-term incentive compensation consisted entirely of stock options. We determined a competitive number of option shares based on a derived “guideline grant” that, when added to the target annual cash, resulted in a target total direct compensation level that the Committee determined was reasonable and appropriate. The Committee, at its discretion, awarded stock option grants that considered the guideline grant and the factors described earlier. The actual stock options granted ranged from 1% below to 5% above the guideline grant. The grants were consistent with respect to our timing and exercise price practices in effect at the time of grant and are disclosed in the Grants of Plan-Based Awards table (see “Fiscal 2007 awards” under “Other key policies and practices” above).

We do not believe that the estimated fair value of our stock option grants reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table is a measure of the compensation actually received or that may be received. Our executives are motivated by the potential appreciation in our stock price above the exercise price of the stock options.

Target total direct compensation (salary + base target bonus + stock options).  Dr. Paul Jacobs’ target total direct compensation, and that of Messrs. Altman and Keitel, was between the median and 75th percentiles identified in our competitive analyses. Dr. Jha’s target total direct compensation, established by the Committee, was 69% of that of the CEO. Dr. Irwin Jacobs did not participate in the annual bonus plan; his target total direct compensation was below the median for positions deemed to be comparable.

In making compensation decisions, the Committee did not specifically consider the ratio of the CEO’s compensation to the executive officers, other than for Dr. Jha. We do note that the average base target total direct compensation of the three NEOs participating in the bonus plan was 64% of the CEO’s base target total direct compensation. Specifically, Mr. Altman’s base target total direct compensation was 74% of the CEO’s, Mr. Keitel’s was 49% of the CEO’s, and as noted above, Dr. Jha’s was 69% of the CEO’s. We believe these relationships appropriately reflect each NEO’s level of responsibility and our interest in encouraging collaboration and teamwork.

Excluding Dr. Irwin Jacobs (because he did not participate in the annual bonus plan), annual compensation (salary + base target bonus) was less than 20% of target total direct compensation, and variable compensation (base target bonus + stock options) was approximately 90% of target total direct compensation. We believe that our compensation program for NEOs is aligned with stockholders’ interests due to the significant variable and long-term structure of target total direct compensation, and the manner in which the variable compensation is determined.

Fiscal 2007 bonus awards.

The design of the bonus program in fiscal 2007 was similar to prior fiscal years’ bonus programs. The key components of the bonus program were pro forma revenue and pro forma Earnings Before Tax (EBT) as compared to target pro forma revenue and target pro forma EBT, expressed as “Achievement Ratios.” We use revenue and EBT because these two operational metrics focus the executive officer team on overall business growth and profitability, provide direct “line-of-sight” between decisions and outcomes and are two key factors that influence stockholder value. Pro forma results exclude the Qualcomm Strategic Initiatives (QSI) segment, certain estimated share-based compensation, certain tax items related to prior years and acquired in-process research and development (R&D) expense. We believe that pro forma metrics, rather than GAAP-based metrics, enable evaluation of operating results on a consistent and comparable basis.

We administered the bonus awards under our 2006 LTIP, consistent with the Committee’s goal to comply with the requirements of Internal Revenue Code Section 162(m). Our 2006 LTIP includes a limit of $1 million that may be paid in cash to an employee for a fiscal year performance award. (The $1 million limit is a plan limit that was not intended to specifically correspond to the Section 162(m) performance-based compensation limit. In Proposal 2 of this proxy, we are asking stockholders to increase the 2006 LTIP limit to $8 million.) For any bonus award that exceeded $1 million, the payment would be up to $1 million in cash and any excess amount due the employee would be satisfied through the issuance of fully vested, unrestricted shares of Qualcomm stock.

The Fiscal 2007 Bonus Program Metrics and Formula Award Funding Factor Calculations table below summarizes the performance targets, actual achievement and the calculations for determining the formula award funding factor. The formula award funding factor yielded the ceiling, or maximum potential award level that could be paid to an executive officer under our fiscal 2007 bonus program. We multiplied the formula award funding factor times each executive officer’s stretch target bonus (because we exceeded the stretch goal for fiscal 2007) to establish the officer’s maximum potential bonus award. The maximum potential bonus awards were: $1,962K for Dr. Paul Jacobs; $828K for Mr. Keitel; $1,327K for Mr. Altman; and $967K for Dr. Jha. The Committee considered our business performance, the CEO’s performance, the CEO’s evaluation of and recommendation for the other executive officers, and its evaluation of the CEO’s performance; based on this assessment, the Committee used its discretion to approve bonus awards that were less than the maximum potential bonus awards.

To encourage profitable growth, we weight pro forma EBT performance 60% and pro forma revenue performance 40%. The pro forma targets reflected approximately 11% growth over fiscal 2006 pro forma revenue and 9% growth over fiscal 2006 pro forma EBT. The Committee also established a “stretch” Earnings per Share (EPS) goal for fiscal 2007. The stretch target provided additional incentive to exceed the annual financial goals. We structured the fiscal 2007 bonus program so that, if pro forma EPS were below the pre-defined stretch goal, the base target bonus percentage would apply. If pro forma EPS met or exceeded the pre-defined stretch goal, the higher stretch target bonus percentage would apply. For fiscal 2007, we exceeded the stretch pro forma $2.00 EPS goal.

Fiscal 2007 Bonus Program Metrics and Formula Award Funding Factor Calculations

	Fiscal 2007 Target
	and Actual						Funding Rate
	Achievement						Formula							Weighted
	($ Millions)				Achievement		(See the Graphic					Relative		Funding
Financial Metric	Actual		Target		Ratio		Below)			Funding Rate		Weight		Rate

Pro Forma Revenue	$8,870	÷	$8,336	=	1.064	*	(1.064 * 3	) - 2	=	1.19	*	40%	=	0.48
Pro Forma EBT	$4,363	÷	$4,150	=	1.051	*	(1.051 * 3	) - 2	=	1.15	*	60%	=	0.69

Company Performance													=	1.17
Performance Factor													*	1.25

Formula award funding factor (applied to each executive officer’s stretch target bonus)													=	1.46

Funding Rate Formula.  We apply different funding rate formulas based on the Achievement Ratio (see the table below). If the Achievement Ratio is below a minimum level of performance (80% of target), there is no bonus funding for that financial metric. If the Achievement Ratio is between the minimum and target levels of performance, bonus funding is at a specific rate. If the Achievement Ratio is between the target and maximum levels of performance, bonus funding as a function of the Achievement Ratio progresses at a somewhat slower rate than for performance between the minimum and target levels of performance. The maximum funding level is 2.5 times the target if we achieve 150% of the financial metric. Below is a graphic representation of the funding rate as a function of Achievement Ratio.

Funding Rate Formula for Achievement Ratios

Achievement Ratio	Funding Rate Formula

a) Less than 0.80	0.0 (no funding)
b) 0.80 to 1.00 (minimum to target level of performance)	(Achievement Ratio * 3.5) — 2.5
c) 1.00 to 1.50 (target to maximum level of performance)	(Achievement Ratio * 3.0) — 2
d) Greater than 1.50 (above maximum level of performance)	2.50 (maximum funding rate)

Performance Factor.  This is a funding mechanism that provides a margin for the Committee to operate within Section 162(m) requirements in the exercise of negative discretion from a formula award. It also enables the Committee to reflect risks and opportunities inherent in the financial plan. The Committee establishes the Performance Factor each year. For fiscal 2007, the Committee set the Performance Factor at 1.25. Inherent risks in the financial plan included the impact on royalty revenues and EPS associated with legal challenges to Qualcomm’s business model and litigation expenses associated with defending our intellectual property. The Committee wanted to ensure that the bonus plan properly motivated the executive officers to act in the long-term interests of the stockholders.

In addition to the formulaic calculation of the maximum potential bonus award, the Committee engaged in its annual review of the CEO’s performance and his evaluation of the other executive officers, both for general review purposes, as well as to inform the Committee with respect to the fiscal 2007 bonus awards. In its evaluation, the Committee noted the following:

•	We were, and continue to be, under attack in litigation and in front of regulatory bodies from competitors and those who want to diminish or destroy our business model, notwithstanding its demonstrable benefits to the wireless community as well as our stockholders;

•	Despite these attacks, the Committee noted that we achieved new records in pro forma revenue and earnings and, importantly to our future, we continued to innovate by introducing new chipsets, as well as other products and services, which were recognized by analysts and customers alike as continuing to set the standard for technological excellence;

•	We continued to make significant strides in the development and deployment of MediaFLO;

•	Our efforts in stabilizing and, in certain cases, expanding, relationships with our customers and other business partners, notwithstanding the attacks on us that had the potential for significantly impacting the businesses of these customers and partners; and

•	We suffered significant negative publicity as a result of discovery related failures and the actions of our outside counsel at trial in a lawsuit in San Diego.

The Committee gave great credit to Dr. Paul Jacobs for his leadership under extremely difficult circumstances and, while noting its disappointment with issues related to the management of our legal department, applauded efforts that have been taken to hire a seasoned leader for that department and to provide the necessary resources to support and improve this important function. Dr. Paul Jacobs accepted and concurred with the Committee’s evaluation.

After considering all of the foregoing, the Committee awarded Dr. Paul Jacobs a bonus for fiscal 2007 in the amount of $1,131,700. Consistent with our 2006 LTIP, the amount in excess of $1 million was paid out in fully vested, unrestricted shares of stock. The Committee also approved the awards listed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Compensation planning for the Named Executive Officers for fiscal 2008.

This section provides an update to compensation decisions and actions we made after the end of fiscal 2007.

Highlights

•	The peer companies changed slightly from fiscal 2007;

•	The target total direct compensation opportunities for Dr. Paul Jacobs, Messrs. Keitel and Altman and Dr. Jha are between the competitive median and slightly above the 75th percentile;

•	The target total direct compensation opportunity for Dr. Irwin Jacobs is below the competitive median; and

•	We increased the target bonuses for the NEOs, eliminated the two-tier base and stretch target bonus approach and modified the funding rate formulas associated with the Achievement Ratio.

Competitive analysis for fiscal 2008 compensation.  We used SEC disclosure data from our peer companies to identify competitive compensation practices relevant to our NEOs for fiscal 2008.

We identified an initial group of potential fiscal 2008 peer companies that met one or more of the following selection criteria:

•	Market capitalization in the range from $35 billion to $140 billion;

•	Revenue in the range from $4 billion to $17 billion;

•	Revenue growth in the range from 10% to 25%;

•	Research and development spending in the range from 10% to 35% of revenue;

•	High barriers to entry or extensive revenue streams from intellectual property portfolios; and

•	Similar pay models with high performance risk and leverage and relying on incentives and equity to reward performance and retain talent.

We then amended the initial group to include other relevant labor market competitors and exclude companies that were in multi-year business turn-around situations or that did not provide a meaningful labor market comparison for our executive officers. The Committee’s consultant, FWC, confirmed that the changes to the peer group from 2007 would not skew the compensation comparison to the advantage or disadvantage of the executive officers.

The peer companies for fiscal 2008 are:

Peer Companies for Fiscal 2008

Advanced Micro Devices	Agilent	Analog Devices
Apple	Applied Materials	Broadcom
Cisco	EMC Corporation	Google
Intel	Linear Technology	Marvell Technologies
Microsoft	Motorola	NVIDIA
Oracle	Sprint Nextel	Texas Instruments
Yahoo!

Fiscal 2008 target compensation.

We noted earlier that the Committee has a long-standing and consistent practice of approving salary levels, bonus awards and stock option awards during the first quarter of our fiscal year. The Committee meeting date of November 12, 2007 was confirmed, and Committee members notified, on January 30, 2007, more than 9 months in advance of the meeting. On November 12, 2007, the Committee met and approved the salaries, target bonuses and long-term incentive compensation awards for the executive officers. The Fiscal 2008 Target Total Direct Compensation table summarizes these compensation levels.

General.  We noted that for fiscal 2007, the Committee, with the concurrence of FWC, determined that Dr. Jha’s salary, stock option award and target total direct compensation should be determined relative to the CEO because appropriate competitive data was not available. For fiscal 2008, we compared Dr. Paul Jacobs’ compensation to peer company CEO data, Mr. Keitel (our CFO) to peer company CFO data, Mr. Altman, Dr. Jha and Dr. Irwin Jacobs to the 2nd, 3rd and 5th highest paid NEOs, respectively. We believe that this method provides the best-available data for balancing external competitive and internal position relationships.

Salary for calendar 2008.  Salary increases were effective on December 15, 2007. We have a long-standing practice of establishing the executive officers’ salaries concurrent with the calendar year. The aggregate increase in executive officers’ salaries was 1.2%, which is below the 4% level of expected salary increases in 2008. At their request, the Committee did not change Drs. Paul Jacobs’ and Irwin Jacobs’ and Mr. Altman’s salaries from the 2007 levels. The Committee increased Dr. Jha’s salary by less than 3% to keep his target annual cash compensation below the competitive 75th percentile. The Committee increased Mr. Keitel’s salary by 4%, consistent with expected competitive increases.

Target bonus.  The Committee increased the bonus targets to position target total cash compensation closer to the competitive 75th percentile. The Committee eliminated the two-tier base and stretch target bonus approach because it increased the bonus targets for performance levels significantly beyond the fiscal 2007 base target levels. The Committee considered competitive data and used discretion in approving the executive officers’ bonus targets in order to reflect internal relationships and to encourage collaboration and teamwork among our executive officers. The key components of the bonus program, as in fiscal 2007, are pro forma revenue and pro forma EBT, compared to target pro forma revenue and target pro forma EBT. For fiscal 2008:

•	The target pro forma revenue is within, but at the higher end of the range we provided in our initial fiscal 2008 earnings guidance of pro forma revenues of $9.5 billion to $9.9 billion,

•	The targets for both pro forma revenue and pro forma EBT are higher than the levels of actual achievement for fiscal 2007, and

•	Pro forma EBT is weighted 60% and pro forma revenue is weighted 40%, consistent with fiscal 2007 target performance goals, to encourage profitable growth.

We believe that the relative difficulty of our target performance goals for fiscal 2008 is consistent with the difficulty of achieving the fiscal 2007 target performance goals and consistent with the above-median positioning of target annual compensation when viewed as part of the overall total compensation program.

Target annual compensation for fiscal 2008 (salary + target bonus).  The fiscal 2008 target annual cash compensation levels for Dr. Paul Jacobs, Mr. Keitel and Dr. Jha are between the competitive median and 75th percentiles. The target cash compensation for Mr. Altman is slightly above the competitive 75th percentile. This represents a shift in our approach to acknowledge market practices and a general trend toward lower-risk total direct compensation packages. Dr. Irwin Jacobs and the Committee agreed to continue to compensate his role as Chairman with a salary and long-term incentives; he is not eligible for the annual bonus plan.

Long-term incentive compensation.  Our long-term incentive compensation for NEOs continues to consist entirely of stock options. The Committee, at its discretion, awarded Dr. Paul Jacobs, Mr. Keitel, Mr. Altman and Dr. Jha stock option grants that, when added to their respective target annual cash compensation, results in target total direct compensation from the competitive median to slightly above the 75th percentile. The Committee, at its discretion, awarded Dr. Irwin Jacobs a stock option grant that, when added to his target annual cash compensation, results in target total direct compensation below the competitive median because he does not participate in the annual bonus plan.

The stock option grants were consistent with the previously described current practices. The grant date was the date the Committee approved the stock option awards (November 12, 2007). Further, as is consistent with the Committee’s practice, the exercise price was the closing price on the grant date. The Fiscal 2008 Long-Term Incentive Awards table summarizes the stock option awards.

Fiscal 2008 Target Total Direct Compensation

				Long-term Incentive
	Annual Salary	Target Bonus		Awarded in FY08 —	Target Total Direct
	(Effective	Target Bonus (As a		Fair Value	Compensation
	12/15/07)	% of Annual Salary)	Target Bonus	($000s)	($000s)
Name	($000s)	(%)	($000s)	(1)	(2)

Paul E. Jacobs CEO	1,075	175	1,881	14,021	16,977
William E. Keitel CFO	655	110	721	6,273	7,649
Steven R. Altman President	790	125	988	8,487	10,265
Irwin M. Jacobs, Chairman of the Board	650	—	—	2,214	2,864
Sanjay K. Jha COO and Group President	755	125	944	8,487	10,186

(1)	These amounts reflect the fair value on the grant date as determined in accordance with FAS 123R for accounting purposes and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards. The potential appreciation in our stock price above the exercise price of the stock options, not the fair value used for accounting purposes at grant, motivates our executive officers. For additional information on the valuation assumptions, refer to footnote 1 to the Fiscal 2008 Long-Term Incentive Awards table, immediately following.

(2)	The sum of annual salary plus target bonus plus long-term incentive award.

Fiscal 2008 Long-Term Incentive Awards

		Number of
		Securities Subject	Exercise Price of	Grant Date Fair
		to Option	Option Award	Value of Option
Name	Grant Date	(#)	($)	Award ($)(1)

Paul E. Jacobs	11/12/2007	950,000	37.29	14,021,335
William E. Keitel	11/12/2007	425,000	37.29	6,272,703
Steven R. Altman	11/12/2007	575,000	37.29	8,486,598
Irwin M. Jacobs	11/12/2007	150,000	37.29	2,213,895
Sanjay K. Jha	11/12/2007	575,000	37.29	8,486,598

(1)	These amounts reflect the fair value under FAS 123R as determined using a binomial option-pricing model with the following assumptions: 40.443% volatility; 4.32% risk-free interest rate; 1.25% dividend rate; 7.5% post-vesting forfeiture rate; and 1.86 suboptimal exercise factor.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following tables, narratives and footnotes describe the total compensation and benefits for our NEOs for fiscal 2007. The values presented in the tables do not always reflect the actual compensation received by our NEOs during the fiscal year. In the narratives and footnotes, we disclose values actually realized by the NEOs.

Summary Compensation Table (the “SCT”).

Salary.  The fiscal 2007 salaries reported in the SCT reflect approximately three months of earnings at the calendar 2006 rates and approximately nine months of earnings at the calendar 2007 rates.

Bonus.  We did not award discretionary bonuses to the NEOs during fiscal 2007. Dr. Paul Jacobs received $13,200 from Qualcomm’s patent award program. The annual cash bonus, as described in the CD&A, is disclosed in the Non-Equity Incentive Plan Compensation column.

Stock Awards.  The amounts in this column represent the grant date fair market value of fully vested, unrestricted stock awarded as part of the fiscal 2007 annual bonus plan.

Option Awards.  The amounts disclosed in this column represent the grant date fair value compensation expenses recognized in fiscal 2007 under FAS 123R for each NEO. The recognized expenses are for stock options awarded in 2007 and in prior years, under our 2001 Stock Option Plan or our 2006 LTIP. These values do not represent actual compensation realized in fiscal 2007. See the Grants of Plan-Based Awards table for details on the stock option awards granted during fiscal 2007 to the NEOs.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  We do not offer a pension plan or other defined benefit retirement program. The amounts disclosed in this column represent the combined earnings from the ERC Plan and the Match Plan (see the Voluntary Retirement Savings Plans in the CD&A for a description of these plans). Earnings include amounts that vest under the Match Plan and dividend earnings on vested shares. We do not provide above-market or preferential earnings on deferred compensation. We do not provide dividends on stock in the Match Plan at a rate higher than dividends on our common stock. These values do not represent actual compensation realized in fiscal 2007 because deferred compensation is not realized until it is paid to the NEO.

Non-Equity Incentive Plan Compensation.  The amounts disclosed in this column represent cash awards under our annual bonus plan. The relevant performance period was fiscal 2007. The Committee approved the actual awards after the end of fiscal 2007; the NEOs received payment of the awards that were earned in fiscal 2007 in December 2007.

All Other Compensation.  Please see the All Other Compensation table for an itemized account of all other compensation.

Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
						Deferred	Non-Equity
				Stock	Option	Compensation	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Earnings	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)	($)	($)	($)

Paul E. Jacobs, Chief Executive Officer	2007	1,063,467	13,200	131,671	10,802,060	1,380,976	1,000,000	691,858	15,083,232
William E. Keitel, Executive Vice President and Chief Financial Officer	2007	659,321	—	—	5,208,739	602,519	715,000	165,724	7,351,303
Steven R. Altman, President	2007	862,813	—	—	8,720,428	649,780	765,100	372,469	11,370,590
Irwin M. Jacobs, Chairman of the Board	2007	650,005	—	—	5,551,026	1,449,383	—	361,253	8,011,667
Sanjay K. Jha, Chief Operating Officer and Group President, Qualcomm CDMA Technologies	2007	726,931	—	—	8,402,969	1,129,206	835,000	253,790	11,347,896

(1)	Dr. Paul Jacobs was awarded an unrestricted stock bonus for fiscal 2007. The fair market value on the award date was $37.29 per share, the closing price of the Company’s stock on the date the stock was approved by the Compensation Committee. This stock represents the bonus amount in excess of the $1 million, as described in the CD&A.

The All Other Compensation table provides an itemized account of all other compensation reported in the SCT. The SEC requires disclosures to separately identify and quantify any individual item of compensation exceeding $10,000, except as discussed below under “Perquisites and Other Personal Benefits.”

•	Perquisites and Other Personal Benefits. The SEC requires disclosure of all perquisites unless the aggregate annual value is less than $10,000; if the $10,000 threshold is exceeded, each perquisite and personal benefit must be identified by type. The SEC also requires individual identification and quantification of each perquisite if the amount exceeds the greater of $25,000 or 10% of the aggregate amount of all perquisites for any NEO.

•	Executive Retirement Matching Contribution Plan. The amounts disclosed represent the dollar value of common stock used to match up to 10% of pay, less any 401(k) contributions, deferred on a pre-tax basis, to the ERC Plan. (See the CD&A for a description of the ERC Plan.)

•	Charitable Match. The amounts disclosed represent Qualcomm matches to employee contributions to qualified, eligible IRS recognized nonprofit organizations.

•	Company Match on 401(k) Contributions. The amounts disclosed represent the cash value of Company matches to employee contributions to the 401(k) plan.

•	Life Insurance Premiums. The amounts disclosed represent the premiums paid for group term life greater than $50,000.

•	Tax Gross-Ups. Qualcomm “grosses-up” its reimbursement to the NEOs for financial planning. The amounts disclosed in this column reflect the tax gross-up amount.

All Other Compensation

	Perquisites	Executive
	and Other	Retirement		Company	Life		All Other
	Personal	Contribution	Charitable	Matching 401k	Insurance	Tax	Compensation
	Benefits	Match	Match	Contributions	Premiums	Gross-Ups	Total
Name	($)(1)	Plan ($)	($)	($)	($)	($)	($)

Paul E. Jacobs	248,476	291,316	122,850	5,225	13,387	10,604	691,858
William E. Keitel	—	123,751	28,415	5,725	7,004	829	165,724
Steven R. Altman	23,821	206,301	124,750	5,225	12,372	—	372,469
Irwin M. Jacobs	88,268	74,840	125,000	5,725	61,415	6,005	361,253
Sanjay K. Jha	—	180,685	63,342	5,225	4,538	—	253,790

(1)	The amounts in this column include: Dr. Paul Jacobs — $194,850 for temporary residential security and the remaining $53,626 for security while on personal travel, financial planning, other personal travel expenses and other insurance premiums; Mr. Altman — personal travel, other insurance premiums and home computer/home office; and Dr. Irwin Jacobs — $70,200 for temporary residential security and the remaining $18,068 for financial planning and other insurance premiums. Under certain limited circumstances, executives may use the corporate aircraft solely for personal purposes. In those instances, the value is based on the aggregate incremental cost to Qualcomm. For personal flights, the incremental cost is calculated based on the variable costs to Qualcomm, including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs, which do not change based on usage, such as pilot salaries and the cost of maintenance not related to specific flights, are excluded. Qualcomm purchases tickets to various sporting, civic, cultural, charity and entertainment events. We use these tickets for business development, partnership building, charitable donations, and to maintain our community involvement. If not used for business purposes, we may make these tickets available to our employees, including our executive officers, as a form of recognition and reward for their efforts. Because we had already purchased these tickets, we do not believe that there is any aggregate incremental cost to us if an executive officer uses a ticket for personal purposes.

Grants of Plan-Based Awards.

Grants of Plan-Based Awards(1)

											Closing Price
											of Option
									All Other		Awards on
								All Other	Option		Grant Date
				Estimated Future Payouts				Stock	Awards:	Exercise or	(If Exercise	Grant Date
				Under Non-Equity Incentive				Awards:	Number of	Base	Price is	Fair Value of
			Date	Plan Awards				Number of	Securities	Price of	Lower Than	Stock and
			Grant		Baseline	Stretch		Shares of	Underlying	Option	Grant	Option
	Type of	Grant	was	Threshold	Target	Target	Maximum	Stock or	Options	Awards	Date FMV)	Awards
Name	Award	Date	Approved	($)(2)	($) (2)	($) (2)	($) (2)	Units (#)	(#)(3)	($/Sh)	($/Sh)	($) (4)

Paul E. Jacobs	Annual bonus plan			403,127	1,343,758	1,679,698	4,199,244
	On-going equity	11/10/2006	11/6/2006						770,000	34.83	35.24	10,047,499
	award
William E. Keitel	Annual bonus plan			177,191	590,636	708,763	1,771,907
	On-going equity	11/10/2006	11/6/2006						370,000	34.83	35.24	4,828,019
	award
Steven R. Altman	Annual bonus plan			281,439	938,131	1,135,632	2,839,080
	On-going equity	11/10/2006	11/6/2006						570,000	34.83	35.24	7,437,759
	award
Irwin M. Jacobs	Annual bonus plan			—	—	—	—
	On-going equity	11/10/2006	11/6/2006						150,000	34.83	35.24	1,957,305
	award
Sanjay K. Jha	Annual bonus plan			206,721	689,072	826,886	2,067,215
	On-going equity	11/10/2006	11/6/2006						545,000	34.83	35.24	7,111,542
	award

(1)	We do not have an equity incentive award program, nor did we award stock or stock units other than described in footnote 2; therefore, we did not include these columns in this table.

(2)	The Committee determined that any bonus award shall be paid in cash up to $1 million and any excess amount due the NEO shall be satisfied through the issuance of fully vested, unrestricted shares of Qualcomm stock, with a fair market value on the date the Committee certifies the amount actually payable to an NEO, subject to the 2006 LTIP limits. For clarity, we are reporting the threshold, target and maximum amounts under the non-equity plan columns. Any amount reported in the non-equity plan section in excess of $1 million will be awarded in equivalent shares of stock.

(3)	The stock options reported are nonqualified stock options granted under the 2006 LTIP. The shares vest 10% six months after the grant date and in equal monthly installments over the next 54 months, becoming fully vested five years after the grant date. The options have a 10-year term. Generally, vesting is contingent upon continued service with Qualcomm.

(4)	The amounts shown represent the estimated fair value of the stock options on the grant date as determined in accordance with FAS 123R. Qualcomm uses a binomial model in estimating the fair value of stock options. For additional information on the valuation assumptions, refer to Note 1 of Qualcomm’s consolidated financial statements in our annual report on Form 10-K for the year ended September 30, 2007, as filed with the SEC. These amounts reflect Qualcomm’s accounting expense and do not correspond to the actual value that will be recognized by the NEOs.

Outstanding Equity Awards at Fiscal Year-End.

The Outstanding Equity Awards at Fiscal Year-End table provides information on the current holdings of stock options by the NEOs. We have not granted restricted stock or other performance shares. The stock awarded as part of the fiscal 2007 incentive plan was fully vested and unrestricted at the time of the award; therefore, it is not reportable in this table.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
			Equity Incentive
	Number of	Number of	Plan Awards: Number
	Securities	Securities	of Securities
	Underlying	Underlying	Underlying
	Unexercised Options	Unexercised Options	Unexercised	Option Exercise
	(#)	(#)	Unearned Options	Price
Name	Exercisable	Unexercisable	(#)	($)	Option Expiration Date

Paul E. Jacobs	240,000	—		41.75	11/11/2009
	320,000	—		43.00	11/16/2010
	287,600	—		23.78	9/27/2011
	840,000	—		29.21	11/29/2011
	13,333	13,334		17.47	11/7/2012
	54,184	93,334		22.23	11/27/2013
	330,000	270,000		43.62	12/2/2014
	346,666	453,334		33.01	6/30/2015
	330,000	570,000		44.02	11/3/2015
	128,333	641,667		34.83	11/9/2016

Total	2,890,116	2,041,669

William E. Keitel	80,000	—		41.75	11/11/2009
	60,000	—		43.00	11/16/2010
	250,000	—		29.21	11/29/2011
	100,000	—		19.20	4/18/2012
	88,666	9,334		17.47	11/7/2012
	209,666	65,334		22.23	11/27/2013
	220,000	180,000		43.62	12/2/2014
	174,166	300,834		44.02	11/3/2015
	61,666	308,334		34.83	11/9/2016

Total	1,244,164	863,836

Steven R. Altman	320,000	—		41.75	11/11/2009
	320,000	—		43.00	11/16/2010
	345,000	—		29.21	11/29/2011

	Option Awards
			Equity Incentive
	Number of	Number of	Plan Awards: Number
	Securities	Securities	of Securities
	Underlying	Underlying	Underlying
	Unexercised Options	Unexercised Options	Unexercised	Option Exercise
	(#)	(#)	Unearned Options	Price
Name	Exercisable	Unexercisable	(#)	($)	Option Expiration Date

	6,666	13,334		17.47	11/7/2012
	6,666	93,334		22.23	11/27/2013
	330,000	270,000		43.62	12/2/2014
	238,333	311,667		33.01	6/30/2015
	227,333	392,667		44.02	11/3/2015
	95,000	475,000		34.83	11/9/2016

Total	1,888,998	1,556,002

Irwin M. Jacobs	1,050,764	—		3.90	11/13/2007
	4,211,128	—		3.51	7/16/2008
	800,000	—		41.75	11/11/2009
	560,000	—		43.00	11/16/2010
	450,000	—		29.21	11/29/2011
	528,543	18,334		17.47	11/7/2012
	460,000	140,000		22.23	11/27/2013
	275,000	225,000		43.62	12/2/2014
	73,333	126,667		44.02	11/3/2015
	25,000	125,000		34.83	11/9/2016

Total	8,433,768	635,001

Sanjay K. Jha	160,000	—		41.75	11/11/2009
	80,000	—		43.00	11/16/2010
	200,000	—		29.21	11/29/2011
	70,000	—		16.20	4/25/2012
	68,833	1,167		18.00	10/17/2012
	137,500	12,500		18.29	2/6/2013
	109,600	40,000		16.11	5/1/2013
	306,666	93,334		22.23	11/27/2013
	330,000	270,000		43.62	12/2/2014
	216,666	283,334		33.01	6/30/2015
	207,166	357,834		44.02	11/3/2015
	90,833	454,167		34.83	11/9/2016

Total	1,977,264	1,512,336

Stock Option Exercises and Stock Vested during Fiscal 2007.

The Option Exercises and Stock Vested table provides information on stock option exercises by the NEOs during fiscal 2007. We have not granted restricted stock or other performance shares; therefore, we have not included these columns in this table.

Option Exercises and Stock Vested

	Option Awards
	Number of Shares	Value Realized Upon
	Acquired on Exercise	Exercise
Name	(#)	($)

Paul E. Jacobs	324,000	10,704,262
William E. Keitel	—	—
Steven R. Altman	275,000	5,862,185
Irwin M. Jacobs	346,000	14,449,825
Sanjay K. Jha	100,000	2,520,300

Nonqualified Deferred Compensation.

The Nonqualified Deferred Compensation table provides information on the nonqualified deferred compensation of the NEOs. Qualcomm provides two nonqualified plans. Employees at a certain level are eligible to participate.

Nonqualified Deferred Compensation

	Executive	Company	Plan A	Plan B	Total	Aggregate
	Contributions in	Contributions in	ERC Plan	Match Plan	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	Aggregate Earnings	Aggregate Earnings	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)	in Last FY ($)	in Last FY ($)	($)	($)	($)(2)

Paul E. Jacobs	535,078	291,316	1,251,587	129,389	1,380,976	—	7,736,540
William E. Keitel	691,510	123,751	503,320	99,199	602,519	—	3,510,227
Steven R. Altman	377,893	206,301	484,131	165,649	649,780	—	5,351,403
Irwin M. Jacobs	114,501	74,840	780,964	668,419	1,449,383	—	11,794,757
Sanjay K. Jha	1,337,416	180,685	1,020,313	108,893	1,129,206	—	8,028,165

(1)	The amounts disclosed in this column are also included in the salary column of the Summary Compensation Table.

(2)	Includes all vested amounts under the Match Plan. Vested amounts attributable to fiscal 2007 are included in the Summary Compensation Table in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.

Potential Post-Employment Payments.

As noted in our CD&A, Qualcomm employs all U.S. domestic employees, including our executive officers, “at will,” without employment contracts or severance agreements. We do not have a pre-defined involuntary termination severance plan or policy for employees, including the executive officers. Our practice in an involuntary termination situation may include:

•	Salary continuation dependent on the business reason for the termination;

•	Lump sum payment based on job level and service with Qualcomm;

•	Paid health care coverage and COBRA payments for a limited time; and

•	Outplacement services.

The information in the Potential Payments Upon Termination or Change-in-Control table describes the compensation that would be payable under specific circumstances if the NEO’s employment had terminated on the last day of fiscal 2007.

Potential Payments Upon Termination or Change-in-Control

			Nonqualified
			Deferred
		Equity Awards	Compensation ($)
Name	Termination Scenario	Stock Options ($)(1)(2)(3)(4)(5)	(6)(7)

Paul E. Jacobs	Death	11,160,955	564,424
	Long-Term Disability (LTD)	11,160,955	564,424
	Change-in-Control	11,160,955	564,424
	Involuntary Termination	1,116,130	—

William E. Keitel	Death	3,830,952	275,661
	Long-Term Disability (LTD)	3,830,952	275,661
	Change-in-Control	3,830,952	275,661
	Involuntary Termination	383,127	—

Steven R. Altman	Death	8,612,200	446,096
	Long-Term Disability (LTD)	8,612,200	446,096
	Change-in-Control	8,612,200	446,096
	Involuntary Termination	861,250	—

Irwin M. Jacobs	Death	4,187,450	—
	Long-Term Disability (LTD)	4,187,450	—
	Change-in-Control	4,187,450	—
	Involuntary Termination	418,760	—

Sanjay K. Jha	Death	9,238,717	407,682
	Long-Term Disability (LTD)	9,238,717	407,682
	Change-in-Control	9,238,717	407,682
	Involuntary Termination	923,899	—

(1)	In the event of death, all unvested options become exercisable and remain exercisable up to one year from the date of death or the expiration date of the grant, whichever is earlier. Amounts stated are based on the intrinsic value of unvested options that would have become exercisable on September 30, 2007 based on the fair market value of the stock.

(2)	In the event of LTD, options continue to vest for the term of the option and remain exercisable until the expiration date of the grant. The amounts stated are based on the intrinsic value of unvested options that are assumed accelerated on September 30, 2007 based on the fair market value of the stock.

(3)	In the event of a Change-in-Control when no options are assumed, all unvested options become exercisable. Amounts represented assume 100% acceleration of all unvested options. Amounts stated are based on the intrinsic value of unvested options that would have become exercisable on September 30, 2007 based on the fair market value of the stock.

(4)	In the event of involuntary termination, 10% of unvested options may be accelerated under certain, not “for cause” terminations and then vested options may be exercised up to six months after termination, but in no event later than the expiration date of such options. Amounts stated are based on the intrinsic value of 10% of unvested options assuming acceleration.

(5)	The charge taken for accounting purposes may differ from the intrinsic value as disclosed in this column.

(6)	In the event of death, LTD or Change-in-Control, Match Plan participants with unvested employer stock match shares become immediately vested at 100%. The valuation of unvested shares is presented as of September 30, 2007. As of this date, Drs. Paul Jacobs and Sanjay Jha and Messrs. Altman and Keitel would receive additional vested shares due to the accelerated vesting schedule. Dr. Irwin Jacobs was of retirement age and, therefore, was already 100% vested as match shares were allocated to his account and would not receive an additional allotment of vested shares.

(7)	In the event of an involuntary termination, all Match Plan participants would receive distributions of their vested shares based on the normal vesting schedule and would not be subject to an accelerated vesting schedule of unvested shares.

The NEOs are entitled to payouts of accrued vacation upon termination, including death. These amounts as of September 30, 2007 are: P. Jacobs: $206,732; W. Keitel: $90,588; S. Altman: $58,430; I. Jacobs: $84,484; and S. Jha: $141,348.

Director Compensation.

The following table, narrative, and footnotes describe the total compensation and benefits for our non-employee directors for fiscal 2007.

During fiscal 2007, the Committee approved certain changes to the director compensation program. The changes to retainer fees became effective on April 1, 2007. Thus, directors received compensation under the prior program for the first six months of the fiscal year and under the revised program for the final six months of the fiscal year.

Annual retainer.  The annual retainer prior to April 1, 2007 was $50,000; the Committee increased the retainer to $100,000 effective April 1, 2007. The retainer is paid in arrears at the end of each quarter. Directors may elect to receive all, or a portion of the annual retainer in cash and/or in tax-deferred stock units (“DSUs”) under the 2006 LTIP. The number of DSUs received is calculated based on the fair market value of Qualcomm common stock (as defined by the 2006 LTIP) on the last trading day of the last month of the quarter. The DSUs generally settle three years from grant, unless further deferred. Directors may also defer any cash portion of the retainer and meeting fees under the ERC Plan.

Board committee chair retainer.  The Committee increased the annual retainers paid to the chairs of the Board committees by $2,500. The chair of the audit committee receives a $17,500 annual retainer and the chairs of the other committees receive $10,000 annual retainers. Prior to April 1, 2007, the retainers were $15,000 and $7,500, respectively.

Equity compensation.  The Committee approves annual stock option awards to each director. The options have a one-year cliff vesting with a requirement to hold the options, or the net shares after-tax, for at least three years following the grant (or for at least six months after leaving the Board, if sooner). Vested options remain exercisable until the sooner of three years following separation from the Board or the expiration of the ten-year option term.

Stock ownership requirement.  As discussed under “Majority Voting, Stock Ownership Guidelines and Other Matters,” directors are subject to a stock ownership requirement.

Meeting fees.  The meeting fees did not change from the prior year. Directors receive $2,000 for each Board meeting attended ($1,000 for telephonic attendance) and $1,500 for each committee meeting (in person or telephonic attendance).

Charitable gifts matching program.  Qualcomm will match, up to $50,000 annually, a director’s contribution to a qualified, eligible IRS recognized nonprofit organization.

Director Summary Compensation

				Change in Pension
				Value and
				Nonqualified
	Fees Earned or Paid			Deferred
	in Cash	Stock Awards	Option Awards	Compensation	All Other	Total
Name	($)(1)	($)	($) (2)(3)(4)	Earnings ($)(5)	Compensation ($)	($)

Barbara T. Alexander	109,500		173,919	—	50,000	333,419
Richard C. Atkinson	42,500		—	—	50,000	92,500
Adelia A. Coffman	38,500		129,158	—	5,000	172,658
Donald G. Cruickshank	96,500		278,757	—	64,063	439,320
Raymond V. Dittamore	128,500		377,871	—	—	506,371
Diana L. Dougan	33,000		408,289	—	50,000	491,289
Robert E. Kahn	99,000		394,482	1,508	50,000	544,990
Sherry Lansing	94,500		164,047	—	—	258,547
Duane A. Nelles	128,500		342,711	—	45,340	516,551
Peter M. Sacerdote	126,500		480,585	451	5,000	612,536
Brent Scowcroft	102,000		193,809	—	50,000	345,809
Marc I. Stern	122,000		342,711	27,301	50,000	542,012
Richard Sulpizio	26,500		250,798	532,192	10,000	819,490

(1)	Amounts include the value of DSUs issued in lieu of payment of cash retainer fees pursuant to elections by directors B. Alexander, R. Dittamore and M. Stern. All DSUs are fully vested and are settled in three years.

(2)	The amount for Amb. Dougan represents the option expense recorded by the Company for fiscal 2007. This amount includes $289,366 of option expense due to the continued vesting of her stock options pursuant to her consultant agreement with Qualcomm after she retired as a non-employee director on March 13, 2007.

(3)	The amount for Dr. Atkinson indicates zero due to the fact he was retirement eligible as a non-employee director. His stock options were 100% vested on their grant dates, and therefore, his stock option expense was recorded in prior years.

(4)	The amounts shown represent the option expense recorded by the Company for fiscal 2007. These amounts reflect Qualcomm’s accounting expense and do not correspond to the actual value that will be recognized by the directors.

(5)	The amount for Mr. Sulpizio represents earnings through our ERC Plan and Match Plan whereby shares remained in the plans after he no longer was an employee of Qualcomm, but remained a non-employee director. Mr. Sulpizio received the distributions from the plans in September 2007.

Director All Other Compensation

	Perquisites and		Charitable		All Other
	Other Personal		Matching		Compensation
Name	Benefits ($)(1)	Tax Gross-Ups ($)	Grant ($)	Other ($)	($)

Barbara T. Alexander	—		50,000		50,000
Richard C. Atkinson	—		50,000		50,000
Adelia A. Coffman	—		5,000		5,000
Donald G. Cruickshank	14,063		50,000		64,063
Raymond V. Dittamore	—		—		—
Diana L. Dougan	—		50,000		50,000
Robert E. Kahn	—		50,000		50,000
Sherry Lansing	—		—		—
Duane A. Nelles	—		45,340		45,340
Peter M. Sacerdote	—		5,000		5,000
Brent Scowcroft	—		50,000		50,000
Marc I. Stern	—		50,000		50,000
Richard Sulpizio	—		10,000		10,000

(1)	Amounts in this column include: Sir Donald Cruickshank — for personal travel related expenses.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its general oversight of Qualcomm’s financial reporting processes. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, the Audit Committee reviews Qualcomm’s financial statements, management reports, internal controls over financial reporting and audit matters. In connection with these reviews, the Audit Committee meets with management and the independent public accountants at least once each quarter. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent public accountants, internal auditors, financial management personnel and legal counsel.

As part of its review of audit matters, the Audit Committee supervises the relationship between the Company and its independent public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent public accountants. The Audit Committee reviewed with senior members of the Company’s financial management team, the independent public accountants and the internal auditors the overall audit scope and plans, the results of internal and external audit examinations, and evaluations by management and the independent public accountants of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee will continue its longstanding practice of recommending that the Board ask the stockholders, at the annual meeting, to ratify the appointment of the independent public accountants.

In addition, the Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly and annual consolidated financial statements with management, the Company’s internal auditors and the Company’s independent public accountants prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements and other reports, and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of our internal control over financial reporting.

The Audit Committee has reviewed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” In addition, the Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP matters related to its independence, including a review of audit and non-audit fees and the written disclosures and the letter from PricewaterhouseCoopers to the Committee pursuant to Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees.” The Audit Committee concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Taking all these reviews and discussions into account, the Audit Committee recommended to the Board that the audited financial statements be included in Qualcomm’s Annual Report on Form 10-K for fiscal year 2007, filed with the SEC.

AUDIT COMMITTEE

Duane A. Nelles, Chair
Barbara T. Alexander
Raymond V. Dittamore

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 5775 Morehouse Drive, San Diego, California 92121-1714 or may be accessed on our website at http://investor.qualcomm.com/sec.cfm?DocType=Annual&Year=.

Stockholders Sharing the Same Last Name and Address

In accordance with notices that we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations via email at ir@qualcomm.com, by fax to (858) 651-9303 or by mail to Investor Relations, Qualcomm Incorporated, 5775 Morehouse Drive, San Diego, California, 92121-1714 or call at (858) 658-4813. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Qualcomm stock at two different brokerage firms, your household will receive two copies of the Qualcomm annual meeting materials — one from each brokerage firm. To reduce the number of duplicate sets of annual meeting materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program.

By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary

January 22, 2008

APPENDIX 1

Financial Information

The following is certain financial information that was originally filed with the Securities and Exchange Commission (SEC) on November 8, 2007 as part of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007. We have not undertaken any updates or revision to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with any subsequent information we have filed with the SEC and other publicly available information.

This financial information contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in the financial information. Additionally, statements concerning future matters, such as the development of new products, enhancements of technologies, sales levels, expense levels, and other statements regarding matters that are not historical, are forward-looking statements. Although the forward-looking statements reflect our good faith judgment, they can only be based on facts and factors that are known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties. Actual results may differ materially from those referred to herein due to a number of factors, including but not limited to risks associated with: the rate of deployment of our technologies in wireless networks and of 3G wireless communications, equipment and services, including CDMA2000 1X, 1xEV-DO, WCDMA, HSPA and OFDMA both domestically and internationally; our dependence on major customers and licensees; attacks on our business model, including results of current and future litigation and arbitration proceedings as well as actions of governmental or quasi-governmental bodies, and the costs we incur in connection therewith, including potentially damaged relationships with customers and operators who may be impacted by the results of these proceedings; fluctuations in the demand for products, services or applications based on our technologies; foreign currency fluctuations; strategic loans, investments and transactions we have or may pursue; our dependence on third party manufacturers and suppliers; our ability to maintain and improve operational efficiencies and profitability; the development, deployment and commercial acceptance of the MediaFLO USA network and FLO technology; as well as the other risks detailed from time-to-time in our SEC reports.

We operate and report using a 52-53 week fiscal year ending the last Sunday in September. Our 52-week fiscal years consist of four equal quarters of 13 weeks each, and our 53-week fiscal years consist of three 13-week fiscal quarters and one 14-week fiscal quarter. The financial results for our 53-week fiscal years and our 14-week fiscal quarters will not be exactly comparable to our 52-week fiscal years and our 13-week fiscal quarters. The fiscal year ended September 30, 2007 includes 53 weeks. Both of the fiscal years ended September 24, 2006 and September 25, 2005 include 52 weeks.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

On July 13, 2004, we announced a two-for-one stock split in the form of a stock dividend. Stock was distributed on August 13, 2004 to stockholders of record as of July 23, 2004. All references in provided herein to number of shares and per share amounts reflect the stock split.

Market Information

Our common stock is traded on the NASDAQ Stock Market under the symbol “QCOM.” The following table sets forth the range of high and low sales prices on the NASDAQ Stock Market of the common stock for the fiscal periods indicated, as reported by NASDAQ. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)

2006
First quarter	46.60	39.02
Second quarter	51.18	42.91
Third quarter	53.01	38.77
Fourth quarter	40.92	32.76
2007
First quarter	40.99	34.10
Second quarter	44.12	36.79
Third quarter	47.72	40.98
Fourth quarter	45.58	35.23

As of November 6, 2007, there were 10,031 holders of record of our common stock. On November 6, 2007, the last sale price reported on the NASDAQ Stock Market for our common stock was $41.56 per share.

Dividends

On March 7, 2006, we announced an increase in our quarterly dividend from $0.09 to $0.12 per share on our common stock. On March 13, 2007, we announced an increase in our quarterly dividend from $0.12 to $0.14 per share of common stock. Cash dividends announced in fiscal 2006 and 2007 were as follows (in millions, except per share data):

			Cumulative
	Per Share	Total	by Fiscal Year

2006
First quarter	$0.09	$148	$148
Second quarter	0.09	150	298
Third quarter	0.12	202	500
Fourth quarter	0.12	198	698

	$0.42	$698

2007
First quarter	$0.12	$198	$198
Second quarter	0.12	200	398
Third quarter	0.14	234	632
Fourth quarter	0.14	230	862

	$0.52	$862

On October 11, 2007, we announced a cash dividend of $0.14 per share on our common stock, payable on January 4, 2008 to stockholders of record as of December 7, 2007. We intend to continue to pay quarterly dividends subject to capital availability and periodic determinations that cash dividends are in the best interests of our stockholders. Future dividends may be affected by, among other items, our views on potential future capital requirements, including those relating to research and development, creation and expansion of sales distribution channels and investments and acquisitions, legal risks, stock repurchase programs, changes in federal income tax law and changes to our business model.

Share-Based Compensation

We primarily issue stock options under our share-based compensation plans, which are part of a broad-based, long-term retention program that is intended to attract and retain talented employees and directors and align stockholder and employee interests.

Pursuant to our 2006 Long-Term Incentive Plan (“2006 LTIP”), we grant options to selected employees, directors and consultants to purchase shares of our common stock at a price not less than the fair market value of the stock at the date of grant. The 2006 Plan provides for the grant of both incentive and non-qualified stock options as well as stock appreciation rights, restricted stock, restricted stock units, performance units and shares and other stock-based awards. Generally, options outstanding vest over five years and are exercisable for up to 10 years from the grant date. The Board of Directors may terminate the 2006 Plan at any time.

Additional information regarding our stock option plans and plan activity for fiscal 2007, 2006 and 2005 is provided in the notes to our consolidated financial statements appearing elsewhere herein in “Notes to Consolidated Financial Statements, Note 8 — Employee Benefit Plans” and in this 2008 Proxy Statement under the heading “Equity Compensation Plan Information.”

Issuer Purchases of Equity Securities

Issuer purchases of equity securities during the fourth quarter of fiscal 2007 were (in millions, except per share data):

				Approximate Dollar
			Total Number of	Value of Shares
			Shares Purchased as	That May Yet Be
			Part of Publicly	Purchased Under
	Total Number of	Average Price	Announced Plans	the Plans or
Period	Shares Purchased	Paid per Share(1)	or Programs(2)	Programs(3)

July 2, 2007 to July 29, 2007	0.4	$42.35	0.4	$2,856
July 30, 2007 to August 26, 2007	27.0	38.94	27.0	1,804
August 27, 2007 to September 30, 2007	3.8	39.45	3.8	1,654

Total	31.2	39.04	31.2	1,654

(1)	Average price paid per share excludes cash paid for commissions. We repurchased 2.5 million shares in the fourth quarter of 2007 upon the exercise of a put option. A premium totaling $3 million was excluded from the average price paid per share. If the premium had been included, the average price paid per share for the purchases of shares made during the fourth quarter would have been $38.93.

(2)	On May 22, 2007, we announced that we had been authorized to repurchase up to $3.0 billion of our common stock with no expiration date. The $3.0 billion stock repurchase program replaced a $2.5 billion stock repurchase program, of which approximately $0.9 billion remained authorized for repurchases.

(3)	The approximate dollar value of shares that may yet be purchased has not been reduced by the net cost of $189 million (net of the premiums received) of 5 million shares that may be repurchased related to put options outstanding at September 30, 2007.

We repurchased and retired 37,263,000 shares of common stock for $1.5 billion during fiscal 2007, excluding $9 million of premiums received.

Performance Measurement Comparison of Stockholder Return

The following graph compares total stockholder return on our common stock since September 29, 2002 to two indices: the Standard & Poor’s 500 Stock Index (the S&P 500) and the Nasdaq Total Return Index for Communications Equipment Stocks, SIC 3660-3669 (the Nasdaq Industry). The S&P 500 tracks the aggregate price performance of the equity securities of 500 United States companies selected by Standard & Poor’s Index Committee to include companies in leading industries and to reflect the United States stock market. The Nasdaq Industry tracks the aggregate price performance of equity securities of communications equipment companies traded on the Nasdaq Stock Market. The total return for our stock and for each index assumes the reinvestment of dividends and is based on the returns of the component companies weighted according to their capitalizations as of the end of each annual period. We began paying dividends on our common stock on March 31, 2003. Our common stock is traded on the Nasdaq Global Select Market and is a component of each of the S&P 500 and the Nasdaq Industry.

Comparison of Cumulative Total Return on Investment Since
September 29, 2002(1)

The Company’s closing stock price on September 28, 2007, the last trading day of the Company’s 2007 fiscal year, was $42.26 per share.

 (1) Shows the cumulative total return on investment assuming an investment of $100 in each of our common stock, the S&P 500 and the Nasdaq Industry on September 29, 2002. All returns are reported as of our fiscal year end, which is the last Sunday of the month in which the fourth quarter ends, whereas the numbers for the S&P 500 are calculated as of the last day of the month in which the corresponding quarter ends.

Selected Financial Data

The following balance sheet data and statement of operations data for the five fiscal years ended September 30, 2007, September 24, 2006, September 25, 2005, September 26, 2004 and September 28, 2003 were derived from our audited consolidated financial statements. Consolidated balance sheets at September 30, 2007 and September 24, 2006 and the related consolidated statements of operations and cash flows for fiscal 2007, 2006 and 2005 and notes thereto appear elsewhere herein. The data should be read in conjunction with the annual consolidated financial statements, related notes and other financial information appearing elsewhere herein.

	Years Ended (1)
	September 30,	September 24,	September 25,	September 26,	September 28,
	2007	2006	2005	2004(2)(4)	2003(2)
		(In millions, except per share data)

Statement of Operations Data:
Revenues	$8,871	$7,526	$5,673	$4,880	$3,847
Operating income	2,883	2,690	2,386	2,129	1,573
Income from continuing operations	3,303	2,470	2,143	1,725	1,029
Net income	3,303	2,470	2,143	1,720	827
Per Share Data: (3)
Income from continuing operations — basic	$1.99	$1.49	$1.31	$1.07	$0.65
Income from continuing operations — diluted	1.95	1.44	1.26	1.03	0.63
Net income — basic	1.99	1.49	1.31	1.06	0.52
Net income — diluted	1.95	1.44	1.26	1.03	0.51
Dividends announced	0.520	0.420	0.320	0.190	0.085
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$11,815	$9,949	$8,681	$7,635	$5,372
Total assets	18,495	15,208	12,479	10,820	8,822
Long-term debt(5)	91	58	3	—	123
Total stockholders’ equity	15,835	13,406	11,119	9,664	7,598

(1)	Our fiscal year ends on the last Sunday in September. The fiscal year ended September 30, 2007 included 53 weeks. The four fiscal years ended September 24, 2006, September 25, 2005, September 26, 2004 and September 28, 2003 each included 52 weeks.

(2)	During fiscal 2004, we sold the Vésper Operating Companies and the Vésper Towers and returned personal mobile service (SMP) licenses to Anatel, the telecommunications regulatory agency in Brazil. The results of operations, including gains and losses realized on the sales transactions and the SMP licenses, were presented as discontinued operations in the consolidated statements of operations.

(3)	We effected a two-for-one stock split in August 2004. All references to number of shares and per share amounts reflect this stock split.

(4)	Prior to the fourth quarter of fiscal 2004, we recorded royalty revenues from certain licensees based on our estimates of royalties during the period they were earned. Starting in the fourth quarter of fiscal 2004, we began recognizing royalty revenues solely based on royalties reported by licensees during the quarter. The change in the timing of recognizing royalty revenue was made prospectively and had the initial one-time effect of reducing royalty revenues recorded in the fourth quarter of fiscal 2004.

(5)	Long-term debt for the years ended September 30, 2007, September 24, 2006 and September 25, 2005 consisted of capital lease obligations, which are included in other liabilities in the consolidated balance sheets.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

In addition to historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled Risk Factors in our Annual Report on Form 10-K.

Overview

Recent Developments

Revenues for fiscal 2007 were $8.87 billion, with net income of $3.30 billion. The following recent developments occurred with respect to key elements of our business or our industry during fiscal 2007:

•	Worldwide wireless subscribers grew by more than 21% to reach approximately 3.1 billion.(1)

•	CDMA subscribers, including both 2G (cdmaOne) and 3G (CDMA2000 1X, 1xEV-DO and WCDMA), grew to approximately 17% of total worldwide wireless subscribers to date.(1)

•	3G subscribers (all CDMA-based) grew to approximately 530 million worldwide by September 30, 2007, including approximately 370 million CDMA2000 1X/1xEV-DO subscribers and approximately 160 million WCDMA/HSPA subscribers.(1)

•	CDMA-based handset shipments totaled approximately 338 million units, an increase of 34% over the 253 million units shipped in fiscal 2006.(2)(4)

•	CDMA-based handset shipments grew faster than total worldwide handsets and represent an estimated 32% of the total (1.1 billion) worldwide handset shipments, compared to 28% of the total (911 million) shipments in fiscal 2006.(3)

•	The average selling price of CDMA-based handsets was estimated to be approximately $214, same as the prior year.(2)(4)

•	We shipped approximately 253 million Mobile Station Modem (MSM) integrated circuits for CDMA-based wireless devices and data modules, an increase of 22%, compared to approximately 207 million MSM integrated circuits in fiscal 2006.

•	We are engaged in multiple disputes with Nokia Corp., including arbitration over Nokia’s obligation to pay royalties for the use of certain of our patents. As a result, under generally accepted accounting principles, we are not recording royalty revenue attributable to Nokia’s sales after April 9, 2007 until an arbitrator (or court) awards damages or the disputes are otherwise resolved by agreement with Nokia, resulting in a negative impact on royalty revenues reported by our QTL segment. We expect activity in this area to remain high and anticipate some decisions and/or rulings in 2008.

 (1) According to Wireless Intelligence, an independent source of wireless operator data.
 (2) Fiscal 2007 information was derived from reports provided by our licensees/manufacturers during the year and our own estimates of unreported activity. Fiscal 2006 information was derived from reports provided by our licensees/manufacturers during the year.
 (3) Based on current reports by Strategy Analytics, a global research and consulting firm, in their Global Handset Market Share Updates.
 (4) We perform periodic audits of the royalties payable by our licensees. As a result of our audit process, we determined during the fourth quarter of fiscal 2007 that total CDMA-based handset unit shipments and average selling prices (ASPs) should be adjusted for certain periods. The adjustments related only to handset shipments and ASPs and did not impact the amount or timing of our revenue.

Our Business and Operating Segments

We design, manufacture, have manufactured on our behalf and market digital wireless telecommunications products and services based on our CDMA technology and other technologies. We derive revenue principally from sales of integrated circuit products, from license fees and royalties for use of our intellectual property, from services and related hardware sales and from software development and licensing and related services. Operating expenses primarily consist of cost of equipment and services, research and development and selling, general and administrative expenses.

We conduct business primarily through four reportable segments. These segments are: Qualcomm CDMA Technologies, or QCT; Qualcomm Technology Licensing, or QTL; Qualcomm Wireless & Internet, or QWI; and Qualcomm Strategic Initiatives, or QSI.

QCT is a leading developer and supplier of CDMA-based integrated circuits and system software for wireless voice and data communications, multimedia functions and global positioning system products. QCT’s integrated circuit products and system software are used in wireless devices, particularly mobile phones, data cards and infrastructure equipment. The integrated circuits for wireless devices include the MSM, RF and PM devices. These integrated circuits for wireless devices and system software perform voice and data communication, multimedia and global positioning functions, radio conversion between RF and baseband signals and power management. QCT’s system software enables the other device components to interface with the integrated circuit products and is the foundation software enabling phone manufacturers to develop handsets utilizing the functionality within the integrated circuits. The infrastructure equipment integrated circuits and system software perform the core baseband CDMA modem functionality in the wireless operator’s base station equipment. In addition to the key components in a wireless system, QCT provides system reference designs and development tools to assist in customizing wireless devices and user interfaces, to integrate our products with components developed by others, and to test interoperability with existing and planned networks. QCT revenues comprised 59%, 58% and 58% of total consolidated revenues in fiscal 2007, 2006 and 2005, respectively.

QCT utilizes a fabless production business model, which means that we do not own or operate foundries for the production of silicon wafers from which our integrated circuits are made. We rely on independent third party suppliers to perform the manufacturing and assembly, and most of the testing, of our integrated circuits. Our suppliers are also responsible for the procurement of most of the raw materials used in the production of our integrated circuits. We employ both turnkey and two-stage manufacturing business models to purchase our integrated circuits. Turnkey is when our foundry suppliers are responsible for delivering fully assembled and tested integrated circuits. Under the two-stage manufacturing business model, we purchase completed die directly from semiconductor manufacturing foundries and contract directly with third party manufacturers for back-end assembly and test services. We refer to this two-stage manufacturing business model as Integrated Fabless Manufacturing (IFM).

QTL grants licenses to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing cdmaOne, CDMA2000, WCDMA, CDMA TDD, GPRS/EDGE and/or OFDMA standards and their derivatives. QTL receives revenue from license fees as well as ongoing royalties based on worldwide sales by licensees of products incorporating or using our intellectual property. License fees are fixed amounts paid in one or more installments. Ongoing royalties are generally based upon a percentage of the wholesale selling price of licensed products, net of certain permissible deductions (e.g. certain shipping costs, packing costs, VAT, etc.). QTL revenues comprised 31%, 33% and 30% of total consolidated revenues in fiscal 2007, 2006 and 2005, respectively. The vast majority of such revenues have been generated primarily through our licensees’ sales of cdmaOne, CDMA2000 and WCDMA products.

QWI, which includes Qualcomm Enterprise Services (QES) (formerly Qualcomm Wireless Business Solutions, or QWBS), Qualcomm Internet Services (QIS) and Qualcomm Government Technologies (QGOV), generates revenues primarily through mobile communication products and services, software and software development aimed at support and delivery of wireless applications. QES sells equipment, software and services used by transportation and other companies to connect wirelessly with their assets, products and workforce. QES also sells products that operate on the Globalstar low-Earth-orbit satellite-based telecommunications system and provides related services. Through September 2007, QES has shipped approximately 1,192,000 terrestrial-based and satellite-based communications systems. QIS provides BREW-based (Binary Runtime Environment for Wireless) products that include user interface and content delivery and management products and services for the wireless industry. QIS also provides QChat, which enables virtually instantaneous push-to-talk functionality on CDMA-based wireless devices. The QGOV division provides development, hardware and analytical expertise involving wireless communications technologies to United States government agencies. QWI revenues comprised 9%, 10% and 12% of total consolidated revenues in fiscal 2007, 2006 and 2005, respectively.

QSI manages the Company’s strategic investment activities, including MediaFLO USA, Inc. (MediaFLO USA), the Company’s wholly-owned wireless multimedia operator subsidiary. QSI also makes strategic investments to promote the worldwide adoption of CDMA-based products and services. Our strategy is to invest in CDMA-based operators, licensed device manufacturers and start-up companies that we believe open new markets for CDMA technology, support the design and introduction of new CDMA-based products or possess unique capabilities or technology. Our MediaFLO USA subsidiary offers services over our nationwide multicasting network based on our MediaFLO MDS and FLO technology. This network is utilized as a shared resource for wireless operators and their customers in the United States. The commercial availability of the MediaFLO USA network and service will continue to be determined by our wireless operator partners. MediaFLO USA’s network uses the 700 MHz spectrum for which we hold licenses nationwide. Additionally, MediaFLO USA has and will continue to procure, aggregate and distribute content in service packages which we will make available on a wholesale basis to our wireless operator customers (whether they operate on CDMA or GSM/WCDMA networks) in the United States. Distribution, marketing, billing and customer relationships remain services provided by our wireless operator partners. As part of our strategic investment activities, we intend to pursue various exit strategies at some point in the future, which may include distribution of our ownership interest in MediaFLO USA to our stockholders in a spin-off transaction.

Nonreportable segments include: the Qualcomm MEMS Technologies division, which is developing an IMOD display technology based on micro-electro-mechanical-system (MEMS) structure combined with thin film optics; the Qualcomm Flarion Technologies division, which is developing OFDM/OFDMA technologies; the MediaFLO Technologies division, which is developing our MediaFLO MDS and FLO technology and markets MediaFLO for deployment outside of the United States; and other product initiatives.

Looking Forward

The deployment of 3G networks (CDMA2000 and WCDMA) enables higher voice capacity and data rates, thereby supporting more minutes of use and data intensive applications like multimedia. As a result, we expect continued growth in demand for 3G products and services around the world. As we look forward to the next several months, the following items are likely to have an impact on our business:

•	The deployment of CDMA2000 networks is expected to continue.

•	More than 230 operators have launched CDMA2000 1X;(1)

•	More than 75 operators have deployed the higher data speeds of 1xEV-DO and 10 operators have deployed, and several more are preparing to deploy EV-DO Revision A.(1)

•	GSM operators are expected to continue transitioning to WCDMA networks.

•	More than 180 GSM operators have migrated their networks to WCDMA;(2)

•	More than 140 operators have launched commercial HSDPA networks and manufacturers are beginning to test and deploy the faster uplink speeds of HSUPA.(2)

 (1) According to public reports made available at www.cdg.org.
 (2) As reported by the Global mobile Suppliers Association, an international organization of WCDMA and GSM (Global System for Mobile Communications) suppliers in their October 2007 reports.

•	We expect WCDMA device prices will continue to segment into high and low end due to high volumes and vibrant competition in marketplaces around the world. As more operators deploy the higher data speeds of HSPA, we expect consumer demand for advanced 3G devices to accelerate.

•	To meet growing demand for advanced 3G wireless devices and increased multimedia MSM functionality, we intend to continue to invest significant resources toward the development of multimedia products, software and services for the wireless industry. However, we expect that a portion of our research and development initiatives in fiscal 2008 will not reach commercialization until several years in the future.

•	We expect demand for low-end wireless devices to continue and have developed a family of Qualcomm Single Chip (QSC) products, which integrate the baseband, radio frequency and power management functions into one chip, lowering component counts and enabling faster time-to-market for our customers. While we continue to invest resources aggressively to expand our QSC product family to address the low-end market more effectively with CDMA-based products, we still face significant competition from GSM-based products, particularly in emerging markets.

•	We will continue to invest in the evolution of CDMA and a broad range of other technologies as part of our vision to enable a range of technologies, each optimized for specific services, including the following products and technologies:

•	The continued evolution of CDMA-based technologies, including the long-term roadmaps of 1xEV-DO and High Speed Packet Access (HSPA);

•	OFDM and OFDMA-based technologies;

•	Our BREW applications platform, content delivery services and user interfaces;

•	Our MediaFLO MDS and FLO technology for delivery of multimedia content; and

•	Our IMOD display technology.

In addition to the foregoing business and market-based matters, the following items are likely to have an impact on our business and results of operations over the next several months:

•	We expect that we will continue to be involved in litigation, including our ongoing disputes with Broadcom and Nokia, and to appear in front of administrative and regulatory bodies, including the European Commission, the Korea Fair Trade Commission and the Japan Fair Trade Commission to defend our business model and, in some cases, to thwart efforts by companies to gain competitive advantage or negotiating leverage.

•	We have been and continue to consider reasonable ways that we can be of assistance to our customers, including in some cases certain levels of financial support to minimize the impact of the litigation in which we are involved.

•	We will continue to devote resources to working with and educating all participants in the wireless value chain as to the benefits of our business model in promoting a highly competitive and innovative wireless market. However, we expect that certain companies may continue to be dissatisfied with the need to pay reasonable royalties for the use of our technology and not welcome the success of our business model in enabling new, highly cost-effective competitors to their products. We expect that such companies will continue to challenge our business model in various forums throughout the world.

Further discussion of risks related to our business is presented in the section entitled Risk Factors in our Annual Report on Form 10-K.

Revenue Concentrations

Revenues from customers in South Korea, China, Japan and the United States comprised 31%, 21%, 17% and 13%, respectively, of total consolidated revenues for fiscal 2007, as compared to 32%, 17%, 21% and 13%, respectively, for fiscal 2006, and 37%, 11%, 21% and 18%, respectively, in fiscal 2005. We distinguish revenues from external customers by geographic areas based on the location to which our products, software or services are delivered and, for QTL’s licensing and royalty revenues, the domicile of our licensees. The increase in revenues from customers in China from 11% and 17% of total revenues in fiscal 2005 and 2006, respectively, to 21% in fiscal 2007 is primarily attributable to increased shipments of integrated circuits to CDMA device manufacturers with locations in China. The increasing trend in revenues from customers in China is expected to continue. Combined revenues from customers in South Korea, Japan and the United States decreased as a percentage of total revenues, from 76% in fiscal 2005 to 66% in fiscal 2006 and 61% in fiscal 2007, primarily due to increases in the percentage of revenues from WCDMA manufacturers in Western Europe and increased activity by manufacturers with locations in China.

Critical Accounting Policies and Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, valuation of intangible assets and investments, share-based payments, income taxes, and litigation. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position. We believe that the following significant accounting policies and assumptions may involve a higher degree of judgment and complexity than others.

Revenue Recognition.  We derive revenue principally from sales of integrated circuit products, from royalties and license fees for our intellectual property, from messaging and other services and related hardware sales and from software development and licensing and related services. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations. Determination of the appropriate amount of revenue recognized involves judgments and estimates that we believe are reasonable, but actual results may differ from our estimates. We record reductions to revenue for customer incentive programs, including special pricing agreements and other volume-related rebate programs. Such reductions to revenue are estimates, based on a number of factors, including our assumptions related to historical and projected customer sales volumes and the contractual provisions of our customer agreements.

We license rights to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing cdmaOne, CDMA2000, WCDMA, CDMA TDD and/or the OFDMA standards and their derivatives. Licensees typically pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. License fees are recognized over the estimated period of future benefit to the average licensee, typically five to seven years. We earn royalties on such licensed CDMA products sold worldwide by our licensees at the time that the licensees’ sales occur. Our licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter, and, in some instances, although royalties are reported quarterly, payment is on a semi-annual basis. We recognize royalty revenues based on royalties reported by licensees during the quarter. From time to time, licensees will not report royalties timely due to legal disputes, and when this occurs, the timing and comparability of royalty revenue could be affected.

Valuation of Intangible Assets and Investments.  Our business acquisitions typically result in the recording of goodwill and other intangible assets, and the recorded values of those assets may become impaired in the future. As of September 30, 2007, our goodwill and intangible assets, net of accumulated amortization, were $1.3 billion and $664 million, respectively. The determination of the value of such intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. We assess potential impairments to intangible assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. Our judgments regarding the existence of impairment indicators and future cash flows related to intangible assets are based on operational performance of our businesses, market conditions and other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use, including estimates of future cash flows, volumes, market penetration and discount rates, are consistent with our internal planning. If these estimates or their related assumptions change in the future, we may be required to record an impairment charge on all or a portion of our goodwill and intangible assets. Furthermore, we cannot predict the occurrence of future impairment-triggering events nor the impact such events might have on our reported asset values. Future events could cause us to conclude that impairment indicators exist and that goodwill or other intangible assets associated with our acquired businesses is impaired. Any resulting impairment loss could have an adverse impact on our results of operations.

We hold minority investments in publicly-traded companies whose share prices may be highly volatile. We also hold investments in other marketable securities, including non-investment grade debt securities, equity and debt mutual funds, corporate bonds/notes and mortgage/asset-backed securities. These investments, which are recorded at fair value with increases or decreases generally recorded through stockholders’ equity as other comprehensive income or loss, totaled $9.4 billion at September 30, 2007. We record impairment charges through the statement of operations when we believe an investment has experienced a decline that is other than temporary. The determination that a decline is other than temporary is subjective and influenced by many factors. In addition, the fair values of our strategic investments are subject to substantial quarterly and annual fluctuations and to significant market volatility. Future adverse changes in market conditions or poor operating results of investees could result in losses or an inability to recover the carrying value of the investments, thereby requiring impairment charges in the future. When assessing these investments for an other-than-temporary decline in value, we consider such factors as, among other things, how significant the decline in value is as a percentage of the original cost, how long the market value of the investment has been less than its original cost, the performance of the investee’s stock price in relation to the stock price of its competitors within the industry, the market in general and analyst recommendations, as applicable. We also review the financial statements of the investee to determine if the investee is experiencing financial difficulties. In the event our judgments change as to other-than-temporary declines in value, we may record an impairment loss, which could have an adverse impact on our results of operations. During fiscal 2007, 2006 and 2005, we recorded $16 million, $20 million and $13 million, respectively, in other-than-temporary losses on our investments in marketable securities.

We hold minority strategic investments in private companies whose values are difficult to determine. These investments totaled $114 million at September 30, 2007. We record impairment charges when we believe an investment has experienced a decline that is other-than-temporary. The determination that a decline is other-than-temporary is subjective and influenced by many factors. Future adverse changes in market conditions or poor operating results of investees could result in losses or an inability to recover the carrying value of the investments, thereby possibly requiring impairment charges in the future. When assessing investments in private companies for an other-than-temporary decline in value, we consider such factors as, among other things, the share price from the investee’s latest financing round, the performance of the investee in relation to its own operating targets and its business plan, the investee’s revenue and cost trends, the investee’s liquidity and cash position, including its cash burn rate, and market acceptance of the investee’s products and services. From time to time, we may consider third party evaluations, valuation reports or advice from investment banks. We also consider new products/services that the investee may have forthcoming, any significant news specific to the investee or the investee’s competitors and/or industry and the outlook of the overall industry in which the investee operates. In the event our judgments change as to other-than temporary declines in value, we may record an impairment loss, which could have an adverse impact on our results of operations. During fiscal 2007, 2006 and 2005, we recorded $11 million, $4 million and $1 million, respectively, in other-than-temporary losses on our investments in private companies. Due to financial and competitive challenges facing our investees, we cannot assure you that our investments will generate financial returns or that we will not have to write down our investments.

Share-Based Payments.  We grant options to purchase our common stock to our employees and directors under our equity compensation plans. Eligible employees can also purchase shares of our common stock at 85% of the lower of the fair market value on the first or the last day of each six-month offering period under our employee stock purchase plans. The benefits provided under these plans are share-based payments subject to the provisions of revised Statement of Financial Accounting Standards No. 123 (FAS 123R), “Share-Based Payment.” We use the fair value method to apply the provisions of FAS 123R with a modified prospective application. Under the modified prospective application method, prior periods are not revised for comparative purposes. Share-based compensation expense recognized under FAS 123R for fiscal 2007 and 2006 was $493 million and $495 million, respectively. At September 30, 2007, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was $1.3 billion, which is expected to be recognized over a weighted-average period of 3.4 years. Net stock options, after forfeitures and cancellations, granted during fiscal 2007 represented 2.0% of outstanding shares as of the beginning of the fiscal period. Total stock options granted during fiscal 2007 represented 2.3% of outstanding shares as of the end of the fiscal period.

We estimate the value of stock option awards on the date of grant using a lattice binomial option-pricing model (binomial model). The determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends. We believe it is important for investors to be aware of the high degree of subjectivity involved when using option-pricing models to estimate share-based compensation under FAS 123R. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions, are fully transferable and do not cause dilution. Because our share-based payments have characteristics significantly different from those of freely traded options, and because valuation model assumptions are subjective, in our opinion, existing valuation models, including the Black-Scholes and lattice binomial models, may not provide reliable measures of the fair values of our share-based compensation awards. There is not currently a generally accepted market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models. Although we estimate the fair value of employee share-based awards in accordance with FAS 123R and the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107 (SAB 107), the option-pricing model we use may not produce a value that is indicative of the fair value observed in a willing buyer/willing seller market transaction.

For purposes of estimating the fair value of stock options granted during fiscal 2007, we used the implied volatility of market-traded options in our stock for the expected volatility assumption input to the binomial model. We utilized the term structure of volatility up to approximately two years, and we used the implied volatility of the option with the longest time to maturity for the expected volatility estimates for periods beyond two years. The weighted-average volatility assumption was 33.4% for fiscal 2007, which if increased to 37%, would increase the weighted-average estimated fair value of stock options granted during fiscal 2007 by $0.80 per share, or 5%. The volatility percentage assumed for fiscal 2007 and 2006 was based on the implied volatility of traded options, as compared to the blend of implied and historical volatility data used in prior years. FAS 123R includes implied volatility in its list of factors that should be considered in estimating expected volatility. We believe implied volatility is more useful than historical volatility in estimating expected volatility because it is generally reflective of both historical volatility and expectations of how future volatility will differ from historical volatility.

The risk-free interest rate is based on the yield curve of U.S. Treasury strip securities for a period consistent with the contractual life of the option in effect at the time of grant. The weighted-average risk-free interest rate assumption was 4.6% for fiscal 2007, which if increased to 6.5%, would increase the weighted-average estimated fair value of stock options granted during fiscal 2007 by $0.95 per share, or 7%.

We do not target a specific dividend yield for our policy on dividend payments, but we are required to assume a dividend yield as an input to the binomial model. The dividend yield assumption is based on our history and expectation of dividend payouts. The dividend yield assumption was 1.3% for fiscal 2007, which if decreased to 0.4%, would increase the weighted-average estimated fair value of stock options granted during fiscal 2007 by $0.96 per share, or 7%. Dividends and/or increases or decreases in dividend payments are subject to board approval as well as to future cash inflows and outflows resulting from operating performance, stock repurchase programs, mergers and acquisitions, and other sources and uses of cash. While our historical dividend rate is assumed to continue in the future, it may be subject to substantial change, and investors should not depend upon this forecast as a reliable indication of future cash distributions that will be made to investors.

The post-vesting forfeiture rate is estimated using historical option cancellation information. The weighted-average post-vesting forfeiture rate assumption was 6.5% for fiscal 2007, which if decreased to 1.5%, would increase the weighted-average estimated fair value of stock options granted during fiscal 2007 by $0.73 per share, or 5%.

The suboptimal exercise factor is estimated using historical option exercise information. The weighted-average suboptimal exercise factor assumption was 1.8 for fiscal 2007, which if increased to 2.1, would increase the weighted-average estimated fair value of stock options granted during fiscal 2007 by $0.66 per share, or 5%.

Income Taxes.  Our income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. While we believe we have appropriate support for the positions taken on our tax returns, we regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of our provision for income taxes. As part of our assessment of potential adjustments to our tax returns, we increase our current tax liability to the extent an adjustment would result in a cash tax payment or decrease our deferred tax assets to the extent an adjustment would not result in a cash tax payment. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a revision become known. Although we believe that the estimates and assumptions supporting our assessments are reasonable, adjustments could be materially different from those which are reflected in historical income tax provisions and recorded assets and liabilities. For example, during fiscal 2007, we recorded an income tax benefit of $331 million resulting from the completion of audits of our fiscal 2003 and 2004 federal tax returns.

We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax-planning strategies. As of September 30, 2007, gross deferred tax assets were $1.08 billion. If we are unable to generate sufficient future taxable income in certain tax jurisdictions, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we could be required to increase our valuation allowance against our deferred tax assets which could result in an increase in our effective tax rate and an adverse impact on operating results.

As of September 30, 2007, we had gross deferred tax assets of $192 million related to realized and unrealized capital losses and $14 million related to foreign net operating losses. We can only use capital losses to offset capital gains. Based upon our assessments of projected future capital gains and losses and related tax planning strategies, we expect that our future capital gains will not be sufficient to utilize all the capital losses that we have incurred through fiscal 2007. Therefore, we have provided a $6 million valuation allowance for the portion of capital losses we do not expect to utilize. We can only use foreign net operating losses to offset taxable income of certain legal entities in certain foreign tax jurisdictions. Based upon our assessments of projected future taxable income and losses and historical losses incurred by these entities, we expect that the future taxable income of the entities in these tax jurisdictions will not be sufficient to utilize the foreign net operating losses we have incurred through fiscal 2007. Therefore, we have provided a full valuation allowance for these net operating losses. Significant judgment is required to forecast the timing and amount of future capital gains, the timing of realization of capital losses and the amount of future taxable income in certain foreign jurisdictions. Adjustments to our valuation allowance based on changes to our forecast of capital losses, capital gains and foreign taxable income are reflected in the period the change is made.

We consider the operating earnings of certain non-United States subsidiaries to be invested indefinitely outside the United States based on estimates that future domestic cash generation will be sufficient to meet future domestic cash needs. No provision has been made for United States federal and state, or foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries, the cumulative amount of which is approximately $4.7 billion as of September 30, 2007. Should we repatriate foreign earnings, we would have to adjust the income tax provision in the period in which the decision to repatriate earnings of foreign subsidiaries is made.

With the adoption of FAS 123R in fiscal 2006, we recognize windfall tax benefits associated with the exercise of stock options directly to stockholders’ equity only when realized. Accordingly, deferred tax assets are not recognized for net operating loss carryforwards resulting from windfall tax benefits occurring from September 26, 2005 onward. A windfall tax benefit occurs when the actual tax benefit realized by us upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that we had recorded. When assessing whether a tax benefit relating to share-based compensation has been realized, we follow the tax law ordering method, under which current year share-based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.

Litigation.  We are currently involved in certain legal proceedings. Although there can be no assurance that unfavorable outcomes in any of these matters would not have a material adverse effect on our operating results, liquidity or financial position, we believe the claims are without merit and intend to vigorously defend the actions. We estimate the range of liability related to pending litigation where the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the claim. As additional information becomes available, we assess the potential liability related to our pending litigation and revise our estimates. Other than amounts relating to the Broadcom Corporation v. QUALCOMM Incorporated and QUALCOMM Incorporated v. Broadcom Corporation matters, we have not recorded any accrual for contingent liabilities associated with any other legal proceedings based on our belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be estimated at this time. Revisions in our estimates of the potential liability could materially impact our results of operations.

Fiscal 2007 Compared to Fiscal 2006

Revenues.  Total revenues for fiscal 2007 were $8.87 billion, compared to $7.53 billion for fiscal 2006. Revenues from three customers of our QCT, QTL and QWI segments (each of whom accounted for more than 10% of our consolidated revenues for the period) comprised approximately 41% and 39% in aggregate of total consolidated revenues in fiscal 2007 and 2006, respectively.

Revenues from sales of equipment and services for fiscal 2007 were $5.77 billion, compared to $4.78 billion for fiscal 2006. Revenues from sales of integrated circuit products increased $922 million, resulting primarily from an increase of $761 million related to higher unit shipments, mostly consisting of MSM and accompanying RF and PM integrated circuits, and an increase of $144 million related to the net effects of changes in product mix and the average sales prices of such products.

Revenues from licensing and royalty fees for fiscal 2007 were $3.11 billion, compared to $2.75 billion for fiscal 2006. Revenues from licensing and royalty fees increased primarily as a result of a $306 million increase in royalties reported to QTL by our external licensees resulting from an increase in sales of CDMA-based products by licensees and a $30 million increase in QIS revenues primarily related to our expanded BREW customer base and products and a licensing agreement with Sprint. Worldwide demand for CDMA-based products has increased primarily as a result of the growth in sales of high-end WCDMA products and shifts in the geographic distribution of sales of CDMA2000 products.

Cost of Equipment and Services.  Cost of equipment and services revenues for fiscal 2007 was $2.68 billion, compared to $2.18 billion for fiscal 2006. Cost of equipment and services revenues as a percentage of equipment and services revenues was 47% for fiscal 2007, compared to 46% for fiscal 2006. Cost of equipment and services revenues in fiscal 2007 included $39 million in share-based compensation, compared to $41 million in fiscal 2006.

Research and Development Expenses.  For fiscal 2007, research and development expenses were $1.83 billion or 21% of revenues, compared to $1.54 billion or 20% of revenues for fiscal 2006. The dollar increase was primarily attributable to a $283 million increase in costs related to integrated circuit products, next generation CDMA and OFDMA technologies, the expansion of our intellectual property portfolio and other initiatives to support the acceleration of advanced wireless products and services, including lower cost devices, the integration of wireless with consumer electronics and computing, the convergence of multiband, multimode, multinetwork products and technologies, third party operating systems and services platforms. The technologies supporting these initiatives may include CDMA2000 1X, 1xEV-DO, EV-DO Revision A, EV-DO Revision B, WCDMA (including GSM/GPRS/EDGE), HSDPA, HSUPA and OFDMA. The increase in research and development expenses incurred also related to the development of our FLO technology, MediaFLO MDS and IMOD display products using MEMS technology. Research and development expenses in fiscal 2007 included share-based compensation and in-process research and development of $221 million and $10 million, respectively, compared to $216 million and $22 million, respectively, in fiscal 2006.

Selling, General and Administrative Expenses.  For fiscal 2007, selling, general and administrative expenses were $1.48 billion or 17% of revenues, compared to $1.12 billion or 15% of revenues for fiscal 2006. The dollar and percentage increases were primarily attributable to a $152 million increase in costs related to litigation and other legal matters, a $98 million increase in employee related expenses, a $40 million increase in other professional fees, a $39 million increase in bad debt expense, a $32 million increase in cooperative and other marketing expenses and a $28 million increase in depreciation and amortization, partially offset by a $44 million gain on the sale of a building. Selling, general and administrative expenses in fiscal 2007 included share-based compensation of $233 million, compared to $238 million in fiscal 2006.

Net Investment Income.  Net investment income was $743 million for fiscal 2007, compared to $466 million for fiscal 2006. The net increase was primarily comprised as follows (in millions):

	Year Ended
	September 30,	September 24,
	2007	2006	Change

Interest and dividend income:
Corporate and other segments	$551	$410	$141
QSI	7	6	1
Interest expense	(11)	(4)	(7)
Net realized gains on investments:
Corporate and other segments	201	106	95
QSI	21	30	(9)
Other-than-temporary losses on investments	(27)	(24)	(3)
Gains (losses) on derivative instruments	2	(29)	31
Equity in losses of investees	(1)	(29)	28

	$743	$466	$277

The increase in interest and dividend income on cash and marketable securities held by corporate and other segments was a result of higher average cash and marketable securities balances and higher interest rates on interest-bearing securities. Net realized gains on corporate investments increased primarily due to strength in the equity markets and reallocation of certain portfolio assets. Losses on derivative instruments in fiscal 2006 related primarily to changes in the fair values of put options sold in connection with our stock repurchase program. Equity in losses of investees in fiscal 2006 resulted primarily from the effect of investment losses recognized by Inquam and a venture fund investee in fiscal 2006, of which our share was $20 million and $11 million, respectively.

Income Tax Expense.  Income tax expense was $323 million for fiscal 2007, compared to $686 million for fiscal 2006. The annual effective tax rate was 9% for fiscal 2007, compared to 22% for fiscal 2006. The annual effective tax rate for fiscal 2007 is lower than the annual effective tax rate for fiscal 2006 primarily due to the impact of prior year audits completed during fiscal 2007 and additional foreign earnings taxed at less than the United States federal statutory tax rate.

The annual effective tax rate for fiscal 2007 is 26% lower than the United States federal statutory rate primarily due to benefits of approximately 20% related to foreign earnings taxed at less than the United States federal rate, 9% related to the impact of the tax audits completed during the year and 2% related to research and development tax credits, partially offset by state taxes of approximately 5%.

Fiscal 2006 Compared to Fiscal 2005

Revenues.  Total revenues for fiscal 2006 were $7.53 billion, compared to $5.67 billion for fiscal 2005. Revenues from three customers of our QCT, QTL and QWI segments comprised an aggregate of 39% of total consolidated revenues in both fiscal 2006 and 2005.

Revenues from sales of equipment and services for fiscal 2006 were $4.78 billion, compared to $3.74 billion for fiscal 2005. Revenues from sales of integrated circuits increased $1.00 billion, resulting primarily from an increase of $1.34 billion related primarily to higher unit shipments of MSM and accompanying RF integrated circuits, partially offset by a decrease of $349 million related to the net effects of reductions in average sales prices and changes in product mix.

Revenues from licensing and royalty fees for fiscal 2006 were $2.75 billion, compared to $1.93 billion for fiscal 2005. Revenues from licensing and royalty fees increased primarily as a result of a $774 million increase in royalty revenue, consisting primarily of royalties reported to QTL by our external licensees, resulting from an increase in sales of CDMA-based products by licensees and the impact of the expiration of one of our royalty sharing obligations.

Cost of Equipment and Services.  Cost of equipment and services revenues for fiscal 2006 was $2.18 billion, compared to $1.65 billion for fiscal 2005. Cost of equipment and services revenues as a percentage of equipment and services revenues was 46% for fiscal 2006, compared to 44% for fiscal 2005. The decline in margin percentage in fiscal 2006 compared to fiscal 2005 was primarily due to the effect of $41 million in share-based compensation during fiscal 2006 as a result of the adoption of FAS 123R during fiscal 2006 and a decrease in QCT margin percentage resulting primarily from an increase in product support costs.

Research and Development Expenses.  For fiscal 2006, research and development expenses were $1.54 billion or 20% of revenues, compared to $1.01 billion or 18% of revenues for fiscal 2005. Research and development expenses for fiscal 2006 included share-based compensation of $216 million as a result of the adoption of FAS 123R during fiscal 2006 and in-process research and development of $22 million resulting from acquisitions, both of which caused the increase in research and development expenses as a percentage of revenues. The dollar increase in research and development expenses also included a $272 million increase in costs related to the development of integrated circuit products and other initiatives to support lower cost devices, multimedia applications, high-speed wireless internet access and multimode, multiband, multinetwork products and technologies, including CDMA2000 1X, 1xEV-DO, EV-DO Revision A, EV-DO Revision B, WCDMA (including GSM/GPRS/EDGE), HSDPA, HSUPA and OFDMA, and the development of our FLO technology, MediaFLO MDS and iMoD display products using MEMS technology.

Selling, General and Administrative Expenses.  For fiscal 2006, selling, general and administrative expenses were $1.12 billion or 15% of revenues, compared to $631 million or 11% of revenues for fiscal 2005. Selling, general and administrative expenses for fiscal 2006 included share-based compensation of $238 million as a result of the adoption of FAS 123R during fiscal 2006. The percentage increase was primarily attributable to the share-based compensation. The dollar increase was also attributable to a $107 million increase in professional fees, primarily related to legal activities, a $90 million increase in employee-related expenses, a $14 million increase in selling and marketing expenses and a $14 million decrease in other income.

Net Investment Income.  Net investment income was $466 million for fiscal 2006, compared to $423 million for fiscal 2005. The change was primarily comprised as follows (in millions):

	Year Ended
	September 24,	September 25,
	2006	2005	Change

Interest and dividend income:
Corporate and other segments	$410	$252	$158
QSI	6	4	2
Interest expense	(4)	(3)	(1)
Net realized gains on investments:
Corporate and other segments	106	78	28
QSI	30	101	(71)
Other-than-temporary losses on investments	(24)	(14)	(10)
(Losses) gains on derivative instruments	(29)	33	(62)
Equity in losses of investees	(29)	(28)	(1)

	$466	$423	$43

The increase in interest and dividend income on cash and marketable securities held by corporate and other segments was a result of higher average cash and marketable securities balances and higher interest rates earned on interest-bearing securities. Net realized gains on QSI investments in fiscal 2005 resulted primarily from a $48 million gain on our minority investment in a wireless publisher and a $41 million gain on the sale of our investment in a wireless telecommunications company. Losses and gains on derivative instruments in fiscal 2006 and 2005, respectively, related primarily to changes in the fair values of put options sold in connection with our stock repurchase program.

Income Tax Expense.  Income tax expense was $686 million for fiscal 2006, compared to $666 million for fiscal 2005. The annual effective tax rate was approximately 22% for fiscal 2006, compared to 24% for fiscal 2005. The annual effective tax rate for fiscal 2006 was lower than the annual effective tax rate for fiscal 2005 primarily due to an increase in foreign earnings taxed at less than the United States federal tax rate.

The annual effective tax rate for fiscal 2006 was 13% lower than the United States federal statutory rate primarily due to benefits of approximately 15% related to foreign earnings taxed at less than the United States federal rate, 2% related to the impact of prior year tax audits completed during the year, 1% related to an increase in tax benefits resulting from our increased ability to use our capital loss carryforwards and 1% related to research and development tax credits, partially offset by state taxes of approximately 5% and other permanent differences of 1%.

Our Segment Results for Fiscal 2007 Compared to Fiscal 2006

The following should be read in conjunction with the fiscal 2007 and 2006 financial results for each reporting segment. See “Notes to Consolidated Financial Statements — Note 10 — Segment Information” appearing elsewhere herein.

QCT Segment.  QCT revenues for fiscal 2007 were $5.28 billion, compared to $4.33 billion for fiscal 2006. Equipment and services revenues, mostly consisting of MSM and accompanying RF and PM integrated circuits, were $5.12 billion for fiscal 2007, compared to $4.20 billion for fiscal 2006. The increase in equipment and services revenue resulted primarily from an increase of $761 million related to higher unit shipments and an increase of $144 million related to the net effects of changes in product mix and the average sales prices of such products. Approximately 253 million MSM integrated circuits were sold during fiscal 2007, compared to approximately 207 million for fiscal 2006.

QCT’s earnings before taxes for fiscal 2007 were $1.55 billion, compared to $1.30 billion for fiscal 2006. QCT’s operating income as a percentage of its revenues (operating margin percentage) was 29% in fiscal 2007, compared to 30% in fiscal 2006. The decrease in operating margin percentage was primarily due to increases in research and development and selling, general and administrative expenses, partially offset by an increase in the gross margin percentage.

QCT inventories increased by 116% in fiscal 2007 from $179 million to $387 million due to increased purchases of completed die directly from foundry suppliers for use in QCT’s CDMA-based integrated circuit products in connection with the shift in our manufacturing business model from turnkey to IFM.

QTL Segment.  QTL revenues for fiscal 2007 were $2.77 billion, compared to $2.47 billion for fiscal 2006. QTL’s earnings before taxes for fiscal 2007 were $2.34 billion, compared to $2.23 billion for fiscal 2006. QTL’s operating margin percentage was 84% in fiscal 2007, compared to 90% in fiscal 2006. The increase in revenues primarily resulted from a $306 million increase in royalties reported to us by our external licensees, which were $2.72 billion in fiscal 2007, compared to $2.42 billion in fiscal 2006. Revenues from amortized license fees were $49 million in fiscal 2007, compared to $50 million in fiscal 2006. The increase in earnings before taxes was primarily attributable to the increase in revenues, partially offset by increases in legal and bad debt expenses, which resulted in a corresponding decline in operating margin percentage.

QWI Segment.  QWI revenues for fiscal 2007 were $828 million, compared to $731 million for fiscal 2006. Revenues increased primarily due to increases of $78 million and $11 million in QIS and QES revenues, respectively. The increase in QIS revenues is primarily attributable to a $61 million increase in QChat revenues resulting from increased development efforts under a licensing agreement with Sprint and an $18 million increase in fees related to our expanded BREW customer base and products. The increase in QES revenues is primarily attributable to a $26 million increase in equipment and messaging revenues, partially offset by a $15 million decrease in amortization of deferred revenues related to historical equipment sales. QES shipped approximately 190,300 terrestrial-based and satellite-based systems during fiscal 2007, compared to approximately 140,300 terrestrial-based and satellite-based systems in fiscal 2006.

QWI’s earnings before taxes for fiscal 2007 were $88 million, compared to $78 million for fiscal 2006. QWI’s operating margin percentage was 11% in fiscal 2007, compared to 10% in fiscal 2006. The increase in QWI’s earnings before taxes was primarily due to a $54 million increase in QIS gross margin, largely resulting from our expanded BREW customer base and products and QChat development efforts, partially offset by a $29 million increase in QWI selling, general and administrative expenses and an $18 million decrease in QES gross margin. The increase in QWI’s operating margin percentage was primarily attributable to the increase in QIS gross margin, partially offset by the decrease in QES gross margin.

QSI Segment.  QSI’s loss before taxes for fiscal 2007 was $240 million, compared to $133 million for fiscal 2006. QSI’s loss before taxes included a $118 million increase in our MediaFLO USA subsidiary’s loss before taxes comprised primarily of $70 million in cost of services revenues related to the commencement of our MediaFLO services in March 2007 and a $42 million increase in selling, general and administrative expenses, including $20 million related to cooperative marketing expenses. During fiscal 2006, QSI recorded $30 million in equity in losses of investees resulting primarily from the effect of investment losses recognized by Inquam and a venture fund investee in fiscal 2006, of which our share was $20 million and $11 million, respectively. Equity in losses of investees was nominal during fiscal 2007.

Our Segment Results for Fiscal 2006 Compared to Fiscal 2005

The following should be read in conjunction with the financial results of fiscal 2006 and 2005 for each reporting segment. See “Notes to Consolidated Financial Statements, Note 10 — Segment Information” appearing elsewhere herein.

QCT Segment.  QCT revenues for fiscal 2006 were $4.33 billion, compared to $3.29 billion for fiscal 2005. Equipment and services revenues, primarily from MSM and accompanying RF integrated circuits, were $4.20 billion for fiscal 2006, compared to $3.20 billion for fiscal 2005. The increase in equipment and services revenue was primarily comprised of an increase of $1.34 billion related to higher unit shipments, partially offset by a decrease of $349 million related to the effects of reductions in average sales prices and changes in product mix. Approximately 207 million MSM integrated circuits were sold during fiscal 2006, compared to approximately 151 million for fiscal 2005.

QCT’s earnings before taxes for fiscal 2006 were $1.30 billion, compared to $980 million for fiscal 2005. QCT’s operating income as a percentage of its revenues (operating margin percentage) was 30% during both fiscal 2006 and 2005. The operating margin percentage remained consistent as the gross margin percentage decrease, resulting primarily from an increase in product support costs, was offset by a decrease in research and development expenses as a percentage of QCT revenue.

QTL Segment.  QTL revenues for fiscal 2006 were $2.47 billion, compared to $1.71 billion for fiscal 2005. QTL’s earnings before taxes for fiscal 2006 were $2.23 billion, compared to $1.54 billion for fiscal 2005. QTL’s operating margin percentage was 90% in fiscal 2006 as compared to 89% in fiscal 2005. The increase in both revenues and earnings before taxes primarily resulted from a $774 million increase in royalties reported to us by our licensees, which were $2.42 billion in fiscal 2006, compared to $1.64 billion in fiscal 2005. The increase in royalty revenue relates to the increase in sales of CDMA-based products by licensees and the impact of the expiration of one of our royalty sharing obligations. Revenues from amortized license fees were $50 million in fiscal 2006, compared to $69 million in fiscal 2005.

QWI Segment.  QWI revenues for fiscal 2006 were $731 million, compared to $682 million for fiscal 2005. Revenues increased primarily due to increases of $41 million and $11 million in QIS and QES revenues, respectively. The increase in QIS revenues was primarily attributable to a $28 million increase in fees related to our expanded BREW customer base and products and a $17 million increase in QChat revenues resulting from increased development efforts under the licensing agreement with Sprint. The increase in QES revenues was primarily attributable to a $16 million increase in equipment revenue and a $14 million increase in messaging services revenue, partially offset by a $19 million decrease in amortization of deferred revenues related to historical equipment sales. QES shipped approximately 140,300 satellite-based and terrestrial-based systems during fiscal 2006, compared to approximately 156,700 satellite-based and terrestrial-based systems in fiscal 2005.

QWI’s earnings before taxes for fiscal 2006 were $78 million, compared to $62 million for fiscal 2005. QWI’s operating margin percentage was 10% in fiscal 2006, compared to 9% in fiscal 2005. The increase in QWI earnings before taxes was primarily due to a $39 million increase in QIS gross margin largely resulting from the increase in fees related to our expanded BREW customer base and products and QChat development efforts, partially offset by the effect of a $23 million increase in QWI research and development and selling, general and administrative expenses. The increase in QWI’s operating margin percentage was primarily due to the increase in QIS gross margin.

QSI Segment.  QSI’s loss before taxes for fiscal 2006 was $133 million, compared to earnings before taxes of $10 million for fiscal 2005. QSI’s loss before taxes included a $55 million increase in our MediaFLO USA subsidiary’s operating expenses. During fiscal 2006, QSI recorded $30 million in realized gains on marketable securities and other investments, compared to $101 million in fiscal 2005.

Liquidity and Capital Resources

Our principal sources of liquidity are our existing cash, cash equivalents and marketable securities, cash generated from operations and proceeds from the issuance of common stock under our stock option and employee stock purchase plans. Cash, cash equivalents and marketable securities were $11.8 billion at September 30, 2007, an increase of $1.9 billion from September 24, 2006. Our cash, cash equivalents and marketable securities at September 30, 2007 consisted of $5.5 billion held by foreign subsidiaries with the remaining balance of $6.3 billion held domestically. Due to tax considerations, we derive liquidity for operations primarily from domestic cash flow and investments held domestically. Cash provided by operating activities was $3.8 billion during fiscal 2007, compared to $3.3 billion during fiscal 2006. Net proceeds from the issuance of common stock under our stock option and employee stock purchase plans was $556 million during fiscal 2007, compared to $692 million during fiscal 2006.

On May 22, 2007, we announced we had been authorized to repurchase up to $3.0 billion of our common stock. The $3.0 billion stock repurchase program replaced a $2.5 billion stock repurchase program, of which approximately $0.9 billion remained authorized for repurchases. The stock repurchase program has no expiration date. During fiscal 2007, we repurchased and retired 37,263,000 shares of our common stock for $1.5 billion. In connection with the stock repurchase program, we have put options outstanding, with expiration dates ranging from

December 2007 through March 2008, that may require us to repurchase an aggregate of 5,000,000 shares of our common stock upon exercise for $189 million (net of the option premiums received). Any shares repurchased upon exercise of put options will be retired. At September 30, 2007, $1.5 billion remains authorized for repurchases under our stock repurchase program, net of put options outstanding. In the period from October 1, 2007 through November 7, 2007 we repurchased and retired 12,720,000 shares of our own common stock for approximately $525 million. We will continue our active evaluation of repurchases under this program.

We declared and paid dividends totaling $862 million, $698 million and $524 million, or $0.52, $0.42 and $0.32 per common share, during fiscal 2007, 2006 and 2005, respectively. On October 11, 2007, we announced a cash dividend of $0.14 per share on our common stock, payable on January 4, 2008 to stockholders of record as of December 7, 2007. We intend to continue to pay quarterly dividends subject to capital availability and periodic determinations that cash dividends are in the best interest of our stockholders.

Accounts receivable increased by 2% during fiscal 2007. Days sales outstanding, on a consolidated basis, were 27 days at September 30, 2007 compared to 29 days at September 24, 2006. The increase in accounts receivable was primarily due to the increase in revenue in fiscal 2007 as compared to fiscal 2006 and the contractual timing of cash receipts for royalty receivables, some of which are paid semi-annually. The change in days sales outstanding was a result of the increase in revenue, partially offset by the effect of the increase in accounts receivable.

We intend to continue our strategic investment activities to promote the worldwide adoption of CDMA-based products and the growth of CDMA-based wireless data and wireless internet products. As part of these investment activities, we may provide financing to facilitate the marketing and sale of CDMA equipment by authorized suppliers. In the event additional needs or uses for cash arise, we may raise additional funds from a combination of sources including potential debt and equity issuance.

We believe our current cash and cash equivalents, marketable securities and cash generated from operations will satisfy our expected working and other capital requirements for the foreseeable future based on current business plans, including acquisitions, investments in other companies and other assets to support the growth of our business, financing and other commitments, the payment of dividends and possible additional stock repurchases.

Contractual Obligations/Off-Balance Sheet Arrangements

We have no significant contractual obligations not fully recorded on our consolidated balance sheets or fully disclosed in the notes to our consolidated financial statements appearing elsewhere herein. We have no material off-balance sheet arrangements as defined in S-K 303(a)(4)(ii).

At September 30, 2007, our outstanding contractual obligations included (in millions):

Contractual Obligations
Payments Due By Fiscal Period

					Beyond	No Expiration
	Total	2008	2009-2010	2011-2012	2012	Date

Purchase obligations(1)	$1,052	$760	$193	$91	$8	$—
Operating leases	390	75	113	63	139	—
Other commitments(2)	50	—	—	40	3	7

Total commitments	1,492	835	306	194	150	7

Capital leases(3)	200	6	12	12	170	—
Other long-term liabilities(4)	15	—	10	1	4	—

Total recorded liabilities	215	6	22	13	174	—

Total	$1,707	$841	$328	$207	$324	$7

(1)	Total purchase obligations include $615 million in commitments to purchase integrated circuit product inventories.

(2)	Certain of these commitments do not have fixed funding dates. Amounts are presented based on the expiration of the commitment, but actual funding may occur earlier or not at all as funding is subject to certain conditions. Commitments represent the maximum amounts to be financed or funded under these arrangements; actual financing or funding may be in lesser amounts.

(3)	Amounts represent future minimum lease payments including interest payments. Capital lease obligations are included in other liabilities in the consolidated balance sheet at September 30, 2007.

(4)	Certain long-term liabilities reflected on our balance sheet, such as unearned revenue, are not presented in this table because they do not require cash settlement in the future.

Additional information regarding our financial commitments at September 30, 2007 is provided in the notes to our consolidated financial statements appearing elsewhere herein. See “Notes to Consolidated Financial Statements, Note 4 — Investments in Other Entities” and “Note 9 — Commitments and Contingencies.”

Future Accounting Requirements

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48) “Accounting for Uncertainty in Income Taxes” which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 are effective for us beginning October 1, 2007. The cumulative effect of initially adopting FIN 48 will be recorded as an adjustment to opening retained earnings in the year of adoption and will be presented separately. Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized upon adoption of FIN 48. We are in the process of finalizing the impact the adoption of FIN 48 will have on our consolidated financial statements but expect the adjustment to opening retained earnings to be immaterial.

Market Risk

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk.  We invest our cash in a number of diversified investment and non-investment grade fixed and floating rate securities, consisting of cash equivalents, marketable debt securities and debt mutual funds. Changes in the general level of United States interest rates can affect the principal values and yields of fixed interest-bearing securities. If interest rates in the general economy were to rise rapidly in a short period of time, our fixed interest-bearing securities could lose value. If the general economy were to weaken significantly, the credit profile, financial strength and growth prospects of issuers of interest-bearing securities held in our investment portfolios could deteriorate, and our interest-bearing securities could lose value. We may implement investment strategies of different types with varying duration and risk/return trade-offs that do not perform well.

The following table provides information about our interest-bearing securities that are sensitive to changes in interest rates. The table presents principal cash flows, weighted average yield at cost and contractual maturity dates. Additionally, we have assumed that these securities are similar enough within the specified categories to aggregate these securities for presentation purposes.

Interest Rate Sensitivity
Principal Amount by Expected Maturity
Average Interest Rates
(Dollars in millions)

							No Single
	2008	2009	2010	2011	2012	Thereafter	Maturity	Total

Fixed interest-bearing securities:
Cash and cash equivalents	$543	$—	$—	$—	$—	$—	$—	$543
Interest rate	5.4%
Available-for-sale securities:
Investment grade	$1,851	$289	$163	$57	$20	$10	$405	$2,795
Interest rate	5.1%	5.2%	4.8%	5.5%	5.4%	7.4%	5.4%
Non-investment grade	$12	$16	$13	$44	$41	$368	$—	$494
Interest rate	5.3%	7.0%	8.9%	8.3%	8.0%	8.5%
Floating interest-bearing securities:
Cash and cash equivalents	$1,719	$—	$—	$—	$—	$—	$—	$1,719
Interest rate	5.4%
Available-for-sale securities:
Investment grade	$213	$214	$202	$56	$78	$94	$531	$1,388
Interest rate	5.5%	5.7%	5.8%	5.7%	5.9%	5.8%	5.8%
Non-investment grade	$12	$11	$28	$65	$118	$391	$712	$1,337
Interest rate	6.7%	7.0%	7.3%	7.4%	7.1%	7.4%	7.1%

Cash and cash equivalents and available-for-sale securities are recorded at fair value.

Mortgage Risk.  A small portion of our diversified investment program includes investment-grade mortgage- and asset-backed securities. In fiscal 2007, following a multi-year housing industry expansion, mortgage industry excesses became apparent and caused concern among investors in pools of residential mortgages or other assets securitized by them. We have no direct investments in the lowest credit quality, or subprime, mortgages nor investments collateralized by assets that include subprime mortgages. We have indirect exposure to subprime mortgages to the extent of our investments in large, diversified financial companies, commercial banks, insurance companies and public/private investment funds that participate or invest in subprime mortgage loans, mortgage insurance, or loan servicing, which could impact the fair values of our securities.

Equity Price Risk.  We have a diversified marketable securities portfolio, including mutual fund and exchange traded fund shares, that is subject to equity price risk. The recorded values of marketable equity securities increased to $1.52 billion at September 30, 2007 from $1.34 billion at September 24, 2006. The recorded values of equity mutual fund and exchange traded fund shares increased to $1.87 billion at September 30, 2007 from $1.52 billion at September 24, 2006. We make equity investments in companies of varying size, style, industry and geography, and changes in investment allocations may affect the price volatility of our investments. A 10% decrease in the market price of our marketable equity securities and equity mutual fund and exchange traded fund shares at September 30, 2007 would cause a corresponding 10% decrease in the carrying amounts of these securities of $339 million.

Our strategic investments in other entities consist substantially of investments in private early-stage companies accounted for under the equity and cost methods. Accordingly, we believe that our exposure to market risk from these investments is not material. Additionally, we do not anticipate any near-term changes in the nature of our market risk exposures or in management’s objectives and strategies with respect to managing such exposures. The recorded values of these strategic investments totaled $114 million at September 30, 2007, compared to $93 million at September 24, 2006.

In connection with our stock repurchase program, we sell put options that may require us to repurchase shares of our common stock at fixed prices. These written put options subject us to equity price risk. At September 30, 2007, we had two outstanding put options, enabling holders to sell 5,000,000 shares of our common stock upon exercise for approximately $189 million (net of the option premiums received). The put option liabilities, with a fair value of $10 million at September 30, 2007, were included in other current liabilities. If the fair value of our common stock at September 30, 2007 decreased by 15%, the amount required to physically settle the put options would exceed the fair value of the shares by $9 million, net of the $14 million in premiums received.

Additional information regarding our strategic investments is provided in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere herein.

Foreign Exchange Risk.  We manage our exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative financial instruments, consisting primarily of foreign currency forward and option contracts. Such derivative financial instruments are viewed as hedging or risk management tools and are not used for speculative or trading purposes. At September 30, 2007, we had no foreign currency forward contracts outstanding. At September 30, 2007, we had a net liability of $1 million related to our foreign currency option contracts that hedge the foreign currency risk on royalties earned from certain international licensees on their sales of CDMA and WCDMA products. If our forecasted royalty revenues were to decline by 30% and foreign exchange rates were to change unfavorably by 30% in each of our hedged foreign currencies, we would incur a loss of approximately $6 million resulting from a decrease in fair value of the portion of our hedges that would be rendered ineffective. See “Notes to Consolidated Financial Statements, Note 1 — The Company and Its Significant Accounting Policies” for a description of our foreign currency accounting policies.

Financial instruments held by consolidated subsidiaries that are not denominated in the functional currency of those entities are subject to the effects of currency fluctuations and may affect reported earnings. As a global concern, we face exposure to adverse movements in foreign currency exchange rates. We may hedge currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and certain anticipated nonfunctional currency transactions. As a result, we could experience unanticipated gains or losses on anticipated foreign currency cash flows, as well as economic loss with respect to the recoverability of investments. While we may hedge certain transactions with non-United States customers, declines in currency values in certain regions may, if not reversed, adversely affect future product sales because our products may become more expensive to purchase in the countries of the affected currencies.

Our analysis methods used to assess and mitigate the risks discussed above should not be considered projections of future risks.

Controls and Procedures

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act). Based on this evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by our Annual Report on Form 10-K.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of September 30, 2007.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the consolidated financial statements included in our Annual Report on Form 10-K, has also audited the effectiveness of our internal control over financial reporting as of September 30, 2007, as stated in their report which appears elsewhere herein.

Inherent Limitations Over Internal Controls

Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

i.	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

ii.	provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

iii.	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations, including the possibility of human error and circumvention by collusion or overriding of controls. Accordingly, even an effective internal control system may not prevent or detect material misstatements on a timely basis. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Changes in Internal Control Over Financial Reporting

There have been no changes in our internal control over financial reporting during fiscal 2007 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of QUALCOMM Incorporated:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows, and stockholders’ equity present fairly, in all material respects, the financial position of QUALCOMM Incorporated and its subsidiaries at September 30, 2007 and September 24, 2006, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in fiscal 2006.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
San Diego, California
November 8, 2007

QUALCOMM INCORPORATED

CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	September 30,	September 24,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$2,411	$1,607
Marketable securities	4,170	4,114
Accounts receivable, net	715	700
Inventories	469	250
Deferred tax assets	435	235
Collateral held under securities lending	421	—
Other current assets	200	143

Total current assets	8,821	7,049
Marketable securities	5,234	4,228
Property, plant and equipment, net	1,788	1,482
Goodwill	1,325	1,230
Deferred tax assets	318	512
Other assets	1,009	707

Total assets	$18,495	$15,208

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$635	$420
Payroll and other benefits related liabilities	311	273
Unearned revenue	218	197
Income taxes payable	119	137
Obligation under securities lending	421	—
Other current liabilities	554	395

Total current liabilities	2,258	1,422
Unearned revenue	142	141
Other liabilities	260	239

Total liabilities	2,660	1,802

Commitments and contingencies (Notes 4 and 9)
Stockholders’ equity:
Preferred stock, $0.0001 par value; issuable in series; 8 shares authorized; none outstanding at September 30, 2007 and September 24, 2006	—	—
Common stock, $0.0001 par value; 6,000 shares authorized; 1,646 and 1,652 shares issued and outstanding at September 30, 2007 and September 24, 2006, respectively	—	—
Paid-in capital	7,057	7,242
Retained earnings	8,541	6,100
Accumulated other comprehensive income	237	64

Total stockholders’ equity	15,835	13,406

Total liabilities and stockholders’ equity	$18,495	$15,208

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended
	September 30,	September 24,	September 25,
	2007	2006	2005

Revenues:
Equipment and services	$5,765	$4,776	$3,744
Licensing and royalty fees	3,106	2,750	1,929

Total revenues	8,871	7,526	5,673

Operating expenses:
Cost of equipment and services revenues	2,681	2,182	1,645
Research and development	1,829	1,538	1,011
Selling, general and administrative	1,478	1,116	631

Total operating expenses	5,988	4,836	3,287

Operating income	2,883	2,690	2,386
Investment income, net (Note 5)	743	466	423

Income before income taxes	3,626	3,156	2,809
Income tax expense	(323)	(686)	(666)

Net income	$3,303	$2,470	$2,143

Basic earnings per common share	$1.99	$1.49	$1.31

Diluted earnings per common share	$1.95	$1.44	$1.26

Shares used in per share calculations:
Basic	1,660	1,659	1,638

Diluted	1,693	1,711	1,694

Dividends per share announced	$0.52	$0.42	$0.32

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended
	September 30,	September 24,	September 25,
	2007	2006	2005

Operating Activities:
Net income	$3,303	$2,470	$2,143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	383	272	200
Non-cash portion of share-based compensation expense	488	495	—
Incremental tax benefits from stock options exercised	(240)	(403)	—
Net realized gains on marketable securities and other investments	(222)	(136)	(179)
(Gains) losses on derivative instruments	(2)	29	(33)
Other-than-temporary losses on marketable securities and other investments	27	24	14
Equity in losses of investees	1	29	28
Non-cash income tax expense	91	514	498
Other items, net	(42)	(28)	—
Changes in assets and liabilities, net of effects of acquisitions (Note 11):
Accounts receivable, net	(16)	(133)	35
Inventories	(234)	(71)	(23)
Other assets	(96)	15	(74)
Trade accounts payable	209	51	57
Payroll, benefits and other liabilities	139	96	49
Unearned revenue	22	29	(29)

Net cash provided by operating activities	3,811	3,253	2,686

Investing Activities:
Capital expenditures	(818)	(685)	(576)
Purchases of available-for-sale securities	(8,492)	(12,517)	(8,055)
Proceeds from sale of available-for-sale securities	7,998	10,853	8,072
Maturities of held-to-maturity securities	—	130	10
Other investments and acquisitions, net of cash acquired	(249)	(407)	(249)
Change in collateral held under securities lending	(421)	—	—
Other items, net	84	3	22

Net cash used by investing activities	(1,898)	(2,623)	(776)

Financing Activities:
Proceeds from issuance of common stock	556	692	386
Incremental tax benefits from stock options exercised	240	403	—
Repurchase and retirement of common stock	(1,482)	(1,500)	(953)
Proceeds from put options	17	11	37
Dividends paid	(862)	(698)	(524)
Change in obligation under securities lending	421	—	—
Other items, net	(1)	—	—

Net cash used by financing activities	(1,111)	(1,092)	(1,054)

Effect of exchange rate changes on cash	2	(1)	—

Net increase (decrease) in cash and cash equivalents	804	(463)	856
Cash and cash equivalents at beginning of year	1,607	2,070	1,214

Cash and cash equivalents at end of year	$2,411	$1,607	$2,070

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions)

				Accumulated
	Common			Other	Total
	Stock	Paid-In	Retained	Comprehensive	Stockholders’
	Shares	Capital	Earnings	Income (Loss)	Equity

Balance at September 26, 2004	1,635	6,940	2,709	15	9,664

Components of comprehensive income:
Net income	—	—	2,143	—	2,143
Unrealized net gains on securities and derivative instruments, net of income taxes of $84	—	—	—	119	119
Reclassification adjustment for net realized gains on securities and derivative instruments included in net income, net of income taxes of $73	—	—	—	(109)	(109)
Other comprehensive income				13	13

Total comprehensive income					2,166

Exercise of stock options	30	348	—	—	348
Tax benefit from exercise of stock options	—	346	—	—	346
Issuance for Employee Stock Purchase and Executive Retirement Plans	2	56	—	—	56
Repurchase and retirement of common stock	(27)	(953)	—	—	(953)
Dividends	—	—	(524)	—	(524)
Other	—	16	—	—	16

Balance at September 25, 2005	1,640	6,753	4,328	38	11,119

Components of comprehensive income:
Net income	—	—	2,470	—	2,470
Unrealized net gains on securities and derivative instruments, net of income taxes of $65	—	—	—	104	104
Reclassification adjustment for net realized gains on securities and derivative instruments included in net income, net of income taxes of $56	—	—	—	(89)	(89)
Other comprehensive income, net of income taxes of $8	—	—	—	11	11

Total comprehensive income					2,496

Exercise of stock options	36	608	—	—	608
Tax benefit from exercise of stock options	—	394	—	—	394
Issuance for Employee Stock Purchase and Executive Retirement Plans	2	71	—	—	71
Share-based compensation	—	496	—	—	496
Repurchase and retirement of common stock	(34)	(1,473)	—	—	(1,473)
Dividends	—	—	(698)	—	(698)
Value of common stock issued for acquisition	8	353	—	—	353
Value of options exchanged for acquisitions	—	40	—	—	40

Balance at September 24, 2006	1,652	7,242	6,100	64	13,406

Components of comprehensive income:
Net income	—	—	3,303	—	3,303
Unrealized net gains on securities and derivative instruments, net of income taxes of $198	—	—	—	274	274
Reclassification adjustment for net realized gains on securities and derivative instruments included in net income, net of income taxes of $87	—	—	—	(131)	(131)
Other comprehensive income, net of income taxes of $6	—	—	—	30	30

Total comprehensive income					3,476

Exercise of stock options	28	477	—	—	477
Tax benefit from exercise of stock options	—	229	—	—	229
Issuance for Employee Stock Purchase and Executive Retirement Plans	3	88	—	—	88
Share-based compensation	—	485	—	—	485
Repurchase and retirement of common stock	(37)	(1,459)	—	—	(1,459)
Dividends	—	—	(862)	—	(862)
Other	—	(5)	—	—	(5)

Balance at September 30, 2007	1,646	$7,057	8,541	$237	$15,835

See accompanying notes.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	The Company and Its Significant Accounting Policies

The Company.  QUALCOMM Incorporated (the Company or QUALCOMM), a Delaware corporation, develops, designs, manufactures and markets digital wireless telecommunications products and services. The Company is a leading developer and supplier of Code Division Multiple Access (CDMA)-based integrated circuits and system software for wireless voice and data communications, multimedia functions and global positioning system products to wireless device and infrastructure manufacturers. The Company also manufactures and sells products based upon Orthogonal Frequency Division Multiplexing Access (OFDMA) technology, e.g. FLASH-OFDM. The Company grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, and receives license fees as well as ongoing royalties based on sales by licensees of wireless telecommunications equipment products incorporating its patented technologies. Currently, the vast majority of the Company’s license fees and royalty revenue is comprised of fees and royalties from companies selling wireless products incorporating the Company’s CDMA technologies, but the Company has also licensed its patented OFDMA technology. The Company provides satellite- and terrestrial-based two-way data messaging and position reporting services for transportation companies, private fleets, construction equipment fleets and other enterprise companies. The Company provides the BREW (Binary Runtime Environment for Wireless) product and services to wireless network operators, handset manufacturers and application developers and support for developing and delivering over-the-air wireless applications and services. The Company also makes strategic investments to promote the worldwide adoption of CDMA products and services for wireless voice and internet data communications.

Principles of Consolidation.  The Company’s consolidated financial statements include the assets, liabilities and operating results of majority-owned subsidiaries. The ownership of the other interest holders of consolidated subsidiaries is reflected as minority interest and is not significant. All significant intercompany accounts and transactions have been eliminated. Certain of the Company’s foreign subsidiaries and equity method investees are included in the consolidated financial statements one month in arrears to facilitate the timely inclusion of such entities in the Company’s consolidated financial statements. The Company does not have any investments in entities it believes are variable interest entities for which the Company is the primary beneficiary.

Financial Statement Preparation.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company’s consolidated financial statements and the accompanying notes. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

Fiscal Year.  The Company operates and reports using a 52-53 week fiscal year ending on the last Sunday in September. The fiscal year ended September 30, 2007 included 53 weeks. The fiscal year ended September 24, 2006 and September 25, 2005 each included 52 weeks.

Revenue Recognition.  The Company derives revenue principally from sales of integrated circuit products, from royalties for its intellectual property, from messaging and other services and related hardware sales, from software development and licensing and related services, and from license fees for intellectual property. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of the Company’s deliverables and obligations. The development stage of the Company’s customers’ products does not affect the timing or amount of revenue recognized.

The Company licenses rights to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing cdmaOne, CDMA2000, Wideband CDMA (WCDMA), CDMA Time Division Duplex (TDD) and/or OFDMA standards and their derivatives. Licensees typically pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using the Company’s

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

licensed intellectual property. License fees are recognized over the estimated period of future benefit to the average licensee, typically five to seven years. The Company earns royalties on such licensed CDMA products sold worldwide by its licensees at the time that the licensees’ sales occur. The Company’s licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter, and, in some instances, although royalties are reported quarterly, payment is on a semi-annual basis. The Company recognizes royalty revenues based on royalties reported by licensees during the quarter.

Revenues from sales of the Company’s CDMA-based integrated circuits are recognized at the time of shipment, or when title and risk of loss pass to the customer and other criteria for revenue recognition are met, if later. Revenues from providing services are recorded when earned.

The Company recognizes revenues allocated to certain satellite and terrestrial-based two-way data messaging and position reporting hardware using the residual method. Revenues from such sales are recorded at the time of shipment, or when title and risk of loss pass to the customer and other criteria for revenue recognition are met.

Revenues from long-term contracts are generally recognized using the percentage-of-completion method of accounting, based on costs incurred compared with total estimated costs. The percentage-of-completion method relies on estimates of total contract revenue and costs. Revenue and profit are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged or credited to income in the period in which the facts that give rise to the revision become known. If actual contract costs are greater than expected, reduction of contract profit would be required. Billings on uncompleted contracts in excess of incurred cost and accrued profit are classified as unearned revenue in the Company’s consolidated balance sheets. Estimated contract losses are recognized when determined. If substantive uncertainty related to customer acceptance exists or the contract’s duration is relatively short, the Company uses the completed-contract method.

The Company provides both perpetual and renewable time-based software licenses. Revenues from software license fees are recognized when all of the following criteria are met: the written agreement is executed; the software is delivered; the license fee is fixed and determinable; collectibility of the license fee is probable; and if applicable, when vendor-specific objective evidence exists to allocate the total license fee to elements of multiple-element arrangements, including post-contract customer support. When contracts contain multiple elements wherein vendor-specific objective evidence of fair value exists for all undelivered elements, the Company recognizes revenue for the delivered elements and defers revenue for the fair value of the undelivered elements until the remaining obligations have been satisfied. If vendor-specific objective evidence of fair value does not exist for all undelivered elements, revenue for the delivered and undelivered elements is deferred until remaining obligations have been satisfied, or if the only undelivered element is post-contract customer support and vendor specific objective evidence of the fair value of post-contract customer support does not exist, revenue from the entire arrangement is recognized ratably over the support period. Judgments and estimates are made in connection with the recognition of software license revenue, which may include assessments of collectibility, the fair value of deliverable elements and the implied support period. The amount or timing of the Company’s software license revenue may differ as a result of changes in these judgments or estimates.

The Company records reductions to revenue for customer incentive programs, including special pricing agreements and other volume-related rebate programs. Such reductions to revenue are based on a number of factors, including the contractual provisions of the customer agreements and the Company’s assumptions related to historical and projected customer sales volumes, market share and inventory levels.

Unearned revenue consists primarily of fees related to software products, license fees for intellectual property, hardware products sales with continuing performance obligations and billings on uncompleted contracts in excess of incurred cost and accrued profit.

Concentrations.  A significant portion of the Company’s revenues is concentrated with a limited number of customers as the worldwide market for wireless telecommunications products is dominated by a small number of large corporations. Revenues from three customers of the Company’s QCT, QTL and QWI segments each

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

comprised an aggregate of 14%, 14% and 13% of total consolidated revenues in fiscal 2007, compared to 13% of total consolidated revenues in fiscal 2006 and 15%, 13% and 11% of total consolidated revenues in fiscal 2005. Aggregated accounts receivable from these three customers comprised 50% and 45% of gross accounts receivable at September 30, 2007 and September 24, 2006, respectively.

Revenues from international customers were approximately 87% of total consolidated revenues in fiscal 2007 and 2006 and 82% of total consolidated revenues in 2005.

Cost of Equipment and Services Revenues.  Cost of equipment and services revenues is primarily comprised of the cost of equipment revenues, the cost of messaging services revenues and the cost of development and other services revenues. Cost of equipment revenues consists of the cost of equipment sold and sustaining engineering costs, including personnel and related costs. Cost of messaging services revenues consists principally of satellite transponder costs, network operations expenses, including personnel and related costs, depreciation and airtime charges by telecommunications operators. Cost of development and other services revenues primarily includes personnel costs and related expenses.

Shipping and Handling Costs.  Costs incurred for shipping and handling are included in cost of equipment and services revenues at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as revenue.

Research and Development.  Costs incurred in research and development activities are expensed as incurred, except certain software development costs capitalized after technological feasibility of the software is established.

Marketing.  Certain cooperative marketing programs reimburse customers for marketing activities for certain of the Company’s products and services, subject to defined criteria. Cooperative marketing obligations are accrued and the costs are recorded in the period in which the costs are incurred by the customer and the Company is obligated to reimburse the customer. Cooperative marketing costs are recorded as selling, general and administrative expenses to the extent that a marketing benefit separate from the revenue transaction can be identified and the cash paid does not exceed the fair value of that marketing benefit received. Any excess of cash paid over the fair value of the marketing benefit received is recorded as a reduction in revenue.

Income Taxes.  The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

The Company’s income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. As part of its assessment of potential adjustments to its tax returns, the Company increases its current tax liability to the extent an adjustment would result in a cash tax payment or decreases its deferred tax assets to the extent an adjustment would not result in a cash tax payment. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a revision become known.

The Company recognizes windfall tax benefits associated with the exercise of stock options directly to stockholders’ equity only when realized. Accordingly, deferred tax assets are not recognized for net operating loss carryforwards resulting from windfall tax benefits. A windfall tax benefit occurs when the actual tax benefit realized by the Company upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that the Company had recorded. When assessing whether a tax benefit relating to share-based compensation has been realized, the Company follows the tax law ordering method, under which current year

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

share-based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.

Cash Equivalents.  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are comprised of money market funds, certificates of deposit, commercial paper and government agencies’ securities. The carrying amounts approximate fair value due to the short maturities of these instruments.

Marketable Securities.  The appropriate classification of marketable securities is determined at the time of purchase, and such designation is reevaluated as of each balance sheet date. Available-for-sale securities are stated at fair value as determined by the most recently traded price of each security at the balance sheet date. For securities that may not have been actively traded in a given period, fair value is determined using matrix pricing and other valuation techniques. The net unrealized gains or losses on available-for-sale securities are reported as a component of comprehensive income (loss), net of tax. The specific identification method is used to compute the realized gains and losses on debt and equity securities.

The Company regularly monitors and evaluates the realizable value of its marketable securities. When assessing marketable securities for other-than-temporary declines in value, the Company considers factors including: how significant the decline in value is as a percentage of the original cost, how long the market value of the investment has been less than its original cost, the performance of the investee’s stock price in relation to the stock price of its competitors within the industry, expected market volatility and the market in general, analyst recommendations, the views of external investment managers, any news or financial information that has been released specific to the investee and the outlook for the overall industry in which the investee operates. If events and circumstances indicate that a decline in the value of these assets has occurred and is other-than-temporary, the Company records a charge to investment income (expense).

Allowances for Doubtful Accounts.  The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. The Company considers the following factors when determining if collection of a fee is reasonably assured: customer credit-worthiness, past transaction history with the customer, current economic industry trends and changes in customer payment terms. If the Company has no previous experience with the customer, the Company typically obtains reports from various credit organizations to ensure that the customer has a history of paying its creditors. The Company may also request financial information, including financial statements or other documents (e.g. bank statements) to ensure that the customer has the means of making payment. If these factors do not indicate collection is reasonably assured, revenue is deferred until collection becomes reasonably assured, which is generally upon receipt of cash. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Inventories.  Inventories are valued at the lower of cost or market (replacement cost, not to exceed net realizable value) using the first-in, first-out method. Recoverability of inventory is assessed based on review of committed purchase orders from customers, as well as purchase commitment projections provided by customers, among other things.

Property, Plant and Equipment.  Property, plant and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives. Buildings and building improvements are depreciated over 30 years and 15 years, respectively. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease. Other property, plant and equipment have useful lives ranging from 2 to 15 years. Direct external and internal costs of developing software for internal use are capitalized subsequent to the preliminary stage of development. Leased property meeting certain capital lease criteria is capitalized, and the net present value of the related lease payments is recorded as a liability. Amortization of capital leased assets is recorded using the straight-line method over the shorter of the estimated useful lives or the lease terms. Maintenance, repairs, and minor renewals and betterments are charged to expense as incurred.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Upon the retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded.

Investments in Other Entities.  The Company makes strategic investments in companies that have developed or are developing innovative wireless data applications and wireless operators that promote the worldwide deployment of CDMA systems. Investments in corporate entities with less than a 20% voting interest are generally accounted for under the cost method. The cost method is also used to account for investments that are not in-substance common stock. The Company uses the equity method to account for investments in common stock or in-substance common stock of corporate entities, including limited liability corporations that do not maintain specific ownership accounts, in which it has a voting interest of 20% to 50% or in which it otherwise has the ability to exercise significant influence, and in partnerships and limited liability corporations that do maintain specific ownership accounts in which it has other than minor to 50% ownership interests. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company’s share of net earnings or losses of the investee, limited to the extent of the Company’s investment in and advances to the investee and financial guarantees on behalf of the investee that create additional basis. The Company’s equity in net earnings or losses of its investees is recorded one month in arrears to facilitate the timely inclusion of such equity in net earnings or losses in the Company’s consolidated financial statements.

The Company regularly monitors and evaluates the realizable value of its investments. When assessing an investment for an other-than-temporary decline in value, the Company considers such factors as, among other things, the share price from the investee’s latest financing round, the performance of the investee in relation to its own operating targets and its business plan, the investee’s revenue and cost trends, as well as liquidity and cash position, including its cash burn rate, market acceptance of the investee’s products/services as well as any new products or services that may be forthcoming, any significant news that has been released specific to the investee or the investee’s competitors and/or industry and the outlook for the overall industry in which the investee operates. From time to time, the Company may consider third party evaluations, valuation reports or advice from investment banks. If events and circumstances indicate that a decline in the value of these assets has occurred and is other-than-temporary, the Company records a charge to investment income (expense).

Derivatives.  The Company may enter into foreign currency forward and option contracts to hedge certain foreign currency transactions and probable anticipated foreign currency transactions. Gains and losses arising from changes in the fair values of foreign currency forward and option contracts that are not designated as hedging instruments are recorded in investment income (expense) as gains (losses) on derivative instruments. Gains and losses arising from the effective portion of foreign currency forward and option contracts that are designated as cash-flow hedging instruments are recorded in accumulated other comprehensive income as gains (losses) on derivative instruments, net of tax. The amounts are subsequently reclassified into revenues in the same period in which the underlying transactions affect the Company’s earnings. The Company had no outstanding forward contracts at September 30, 2007 and September 24, 2006. The value of the Company’s foreign currency option contracts recorded in other current assets was $1 million at both September 30, 2007 and September 24, 2006, and the value recorded in other current liabilities was $2 million and $3 million at September 30, 2007 and September 24, 2006, respectively, all of which were designated as cash-flow hedging instruments.

In connection with its stock repurchase program, the Company may sell put options that require the Company to repurchase shares of its common stock at fixed prices. The premiums received from put options are recorded as other current liabilities. Changes in the fair value of put options are recorded in investment income (expense) as gains (losses) on derivative instruments. The value of the put options recorded in other current liabilities was $10 million and $19 million at September 30, 2007 and September 24, 2006, respectively.

Goodwill and Other Intangible Assets.  Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is tested annually for impairment and in interim periods if certain events occur indicating that the carrying value of

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

goodwill may be impaired. The Company completed its annual testing for fiscal 2007, 2006 and 2005 and determined that its recorded goodwill was not impaired.

Software development costs are capitalized when a product’s technological feasibility has been established through the date a product is available for general release to customers. Software development costs are amortized on a straight-line basis over the estimated economic life of the software, ranging from less than one year to three years, taking into account such factors as the effects of obsolescence, technological advances and competition. The weighted-average amortization period for capitalized software was three years at September 30, 2007 and September 24, 2006. Other intangible assets are amortized on a straight-line basis over their useful lives, ranging from less than one year to 28 years.

Weighted-average amortization periods for finite-lived intangible assets, by class, were as follows:

	September 30,	September 24,
	2007	2006

Wireless licenses	15 years	15 years
Marketing-related	18 years	19 years
Technology-based	12 years	15 years
Customer-related	5 years	7 years
Other	28 years	28 years
Total intangible assets	13 years	15 years

Valuation of Long-Lived and Intangible Assets.  The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results.

Securities Lending.  The Company engages in transactions in which certain fixed-income and equity securities are loaned to selected broker-dealers. The loaned securities of $411 million at September 30, 2007 continue to be carried as marketable securities on the balance sheet. Cash collateral, equal to at least 101% of the fair value of the securities loaned plus accrued interest, is held and invested by one or more securities lending agents on behalf of the Company. The Company monitors the fair value of securities loaned and the collateral received and obtains additional collateral as necessary. Collateral of $421 million at September 30, 2007 was recorded as a current asset with a corresponding current liability. The Company did not engage in securities lending during fiscal 2006.

Litigation.  The Company is currently involved in certain legal proceedings. The Company estimates the range of liability related to pending litigation where the amount and range of loss can be reasonably estimated. The Company records its best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss with no best estimate in the range, the Company records the minimum estimated liability related to the claim. As additional information becomes available, the Company assesses the potential liability related to the Company’s pending litigation and revises its estimates. The Company’s policy is to expense legal costs associated with defending itself as incurred.

Share-Based Payments.  The Company adopted the revised statement of Financial Accounting Standards No. 123, “Share-Based Payment” (FAS 123R) in fiscal 2006. Under FAS 123R, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. The Company adopted the provisions of FAS 123R using a modified prospective application. Accordingly, fiscal 2005 results were not revised for comparative purposes. The valuation

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provisions of FAS 123R apply to new awards and to awards that were outstanding on the effective date, which are subsequently modified or cancelled. Estimated compensation expense for awards outstanding at the effective date is recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under FASB Statement No. 123, “Accounting for Stock-Based Compensation” (FAS 123).

The Company elected to adopt the alternative transition method for calculating the tax effects of share-based compensation. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies which could be recognized subsequent to the adoption of FAS 123R.

Share-Based Compensation Information under FAS 123R

Upon adoption of FAS 123R, the Company also changed its method of valuation for stock options granted beginning in fiscal 2006 to a lattice binomial option-pricing model (binomial model) from the Black-Scholes option-pricing model (Black-Scholes model) previously used for the Company’s pro forma information required under FAS 123. The Company’s employee stock options have various restrictions that reduce option value, including vesting provisions and restrictions on transfer and hedging, among others, and are often exercised prior to their contractual maturity.

The weighted-average estimated fair values of employee stock options granted during fiscal 2007 and 2006 were $14.54 and $15.73 per share, respectively, using the binomial model with the following weighted-average assumptions (annualized percentages):

	2007	2006

Volatility	33.4%	30.7%
Risk-free interest rate	4.6%	4.6%
Dividend yield	1.3%	1.0%
Post-vesting forfeiture rate	6.5%	6.0%
Suboptimal exercise factor	1.8	1.7

The Company uses the implied volatility of market-traded options in the Company’s stock for the expected volatility assumption. The term structure of volatility is used up to approximately two years, and the Company used the implied volatility of the option with the longest time to maturity for periods beyond two years. Prior to fiscal 2006, the Company had used a combination of its historical stock price and implied volatility in accordance with FAS 123 for purposes of its pro forma information. The selection of implied volatility data to estimate expected volatility was based upon the availability of actively traded options on the Company’s stock and the Company’s assessment that implied volatility is more representative of future stock price trends than historical volatility.

The risk-free interest rate assumption is based upon observed interest rates appropriate for the terms of the Company’s employee stock options. The Company does not target a specific dividend yield for its dividend payments but is required to assume a dividend yield as an input to the binomial model. The dividend yield assumption is based on the Company’s history and expectation of future dividend payouts and may be subject to substantial change in the future. The post-vesting forfeiture rate and suboptimal exercise factor are based on the Company’s historical option cancellation and employee exercise information, respectively. The suboptimal exercise factor is the ratio by which the stock price must increase over the exercise price before employees are expected to exercise their stock options.

The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is a derived output of the binomial model. The expected life of employee stock options is impacted by all of the underlying assumptions used in the Company’s model. The binomial model assumes that employees’ exercise behavior is a function of the options’ remaining contractual life and the extent to which the option is in-the-money (i.e. the average stock price during the period is above the strike price of the stock

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

option). The binomial model estimates the probability of exercise as a function of these two variables based on the history of exercises and cancellations of past grants made by the Company. The expected life of employee stock options granted, derived from the binomial model, was 6.2 years and 5.8 years during fiscal 2007 and fiscal 2006, respectively.

The pre-vesting forfeiture rate represents the rate at which stock options are expected to be forfeited by employees prior to their vesting. Pre-vesting forfeitures were estimated to be approximately 0% in both fiscal 2007 and 2006, based on historical experience. The effect of pre-vesting forfeitures on the Company’s recorded expense has historically been negligible due to the predominantly monthly vesting of option grants. If pre-vesting forfeitures occur in the future, the Company will record the effect of such forfeitures as the forfeitures occur. The Company will continue to evaluate the appropriateness of this assumption. In the Company’s pro forma information required under FAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

Total estimated share-based compensation expense, related to all of the Company’s share-based awards, was comprised as follows (in millions, except per share data):

	2007	2006

Cost of equipment and services revenues	$39	$41
Research and development	221	216
Selling, general and administrative	233	238

Share-based compensation expense before taxes	493	495
Related income tax benefits	(169)	(175)

Share-based compensation expense, net of taxes	$324	$320

Net share-based compensation expense, per common share:
Basic	$0.20	$0.19

Diluted	$0.19	$0.19

The Company recorded $98 million and $86 million in share-based compensation expense during fiscal 2007 and 2006, respectively, related to share-based awards granted during those periods. The remaining share-based compensation expense primarily related to stock option awards granted in earlier periods. In addition, for fiscal 2007 and 2006, $240 million and $403 million, respectively, was presented as financing activities in the consolidated statements of cash flows to reflect the incremental tax benefits from stock options exercised in those periods.

Pro Forma Information under FAS 123 for Periods Prior to Fiscal 2006

Prior to adopting the provisions of FAS 123R, the Company recorded estimated compensation expense for employee stock options based upon their intrinsic value on the date of grant pursuant to Accounting Principles Board Opinion 25 (APB 25), “Accounting for Stock Issued to Employees” and provided the required pro forma disclosures of FAS 123. Because the Company established the exercise price based on the fair market value of the Company’s stock at the date of grant, the stock options had no intrinsic value upon grant, and therefore no estimated expense was recorded prior to adopting FAS 123R. Each accounting period, the Company reported the potential dilutive impact of stock options in its diluted earnings per common share using the treasury-stock method. Out-of-the-money stock options (i.e. the average stock price during the period was below the strike price of the stock option) were not included in diluted earnings per common share as their effect was anti-dilutive.

The weighted-average estimated fair value of employee stock options granted during fiscal 2005 was $14.80 per share. The fair value was calculated using the Black-Scholes model and assuming a weighted average expected life of 6 years and weighted average annualized percentages of 3.9% for the risk-free interest rate, 36.5% for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

volatility and 0.8% for the dividend yield. For purposes of pro forma disclosures under FAS 123, the estimated fair values of share-based payments are assumed to be amortized to expense over the vesting periods. The pro forma effects of recognizing estimated compensation expense under the fair value method on net income and earnings per common share for the year ended September 25, 2005 were as follows (in millions, except per share data):

Net income, as reported	$2,143
Add: Share-based employee compensation expense included in reported net income, net of related tax benefits	2
Deduct: Share-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(305)

Pro forma net income	$1,840

Earnings per common share:
Basic — as reported	$1.31

Basic — pro forma	$1.12

Diluted — as reported	$1.26

Diluted — pro forma	$1.09

Foreign Currency.  Foreign subsidiaries operating in a local currency environment use the local currency as the functional currency. Resulting translation gains or losses are recognized as a component of other comprehensive income. Where the United States dollar is the functional currency, resulting translation gains or losses are recognized in the statements of operations. Net foreign currency transaction gains included in the Company’s statement of operations were $1 million in fiscal 2007, 2006 and 2005.

Comprehensive Income.  Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities. The Company presents comprehensive income in its consolidated statements of stockholders’ equity. The reclassification adjustment for net realized gains results from the recognition of the net realized gains in the statements of operations when marketable securities are sold or derivative instruments are settled.

Components of accumulated other comprehensive income consisted of the following (in millions):

	September 30,	September 24,
	2007	2006

Net unrealized gains on marketable securities and derivative instruments, net of income taxes	$240	$87
Foreign currency translation	(3)	(23)

	$237	$64

Earnings Per Common Share.  Basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per common share is computed by dividing net income by the combination of dilutive common share equivalents, comprised of shares issuable under the Company’s share-based compensation plans and shares subject to written put options, and the weighted-average number of common shares outstanding during the reporting period. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which is calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the exercise price of an option, the amount of compensation cost, if any, for future service that the Company has not yet recognized, and the amount of estimated tax benefits that would be recorded in paid-in capital, if any, when the option is exercised

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are assumed to be used to repurchase shares in the current period. The incremental dilutive common share equivalents, calculated using the treasury stock method, for fiscal 2007, 2006 and 2005 were 32,333,000, 51,835,000 and 56,127,000, respectively.

Employee stock options to purchase 96,278,000, 54,541,000 and 33,660,000 shares of common stock during fiscal 2007, 2006 and 2005, respectively, were outstanding but not included in the computation of diluted earnings per common share because the effect on diluted earnings per share would be anti-dilutive. The computation of diluted earnings per share during fiscal 2007 excluded 1,615,000 shares of common stock issuable under our employee stock purchase plans because the effect was anti-dilutive. Put options outstanding during 2007 and 2005 to purchase a weighted-average 1,000,000 and 13,000,000 shares of common stock, respectively, were not included in the earnings per common share computation because the put options’ exercise prices were less than the average market price of the common stock while they were outstanding, and therefore, the effect on diluted earnings per common share would be anti-dilutive (Note 7).

Future Accounting Requirements.  In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48) “Accounting for Uncertainty in Income Taxes” which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning October 1, 2007. The cumulative effect of initially adopting FIN 48 will be recorded as an adjustment to opening retained earnings in the year of adoption and will be presented separately. Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized upon adoption of FIN 48. The Company is in the process of finalizing the impact the adoption of FIN 48 will have on its consolidated financial statements but expects the adjustment to opening retained earnings to be immaterial.

Note 2.	Marketable Securities

Marketable securities were comprised as follows (in millions):

	Current		Noncurrent
	September 30,	September 24,	September 30,	September 24,
	2007	2006	2007	2006

Available-for-sale:
U.S. Treasury securities	$58	$73	$—	$—
Government-sponsored enterprise securities	219	667	—	—
Municipal bonds	—	5	—	—
Foreign government bonds	8	17	—	—
Corporate bonds and notes	2,939	2,693	21	23
Mortgage- and asset-backed securities	573	617	—	—
Non-investment grade debt securities	19	24	1,812	1,368
Equity securities	203	18	1,316	1,318
Equity mutual funds and exchange traded funds	—	—	1,871	1,519
Debt mutual funds	151	—	214	—

	$4,170	$4,114	$5,234	$4,228

Marketable securities in the amount of $411 million at September 30, 2007 have been loaned under the Company’s securities lending program (Note 1).

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of September 30, 2007, the contractual maturities of available-for-sale debt securities were as follows (in millions):

Years to Maturity				No Single
Less than	One to	Five to	Greater than	Maturity
One Year	Five Years	Ten Years	Ten Years	Date	Total

$2,195	$1,401	$825	$42	$1,551	$6,014

Securities with no single maturity date included mortgage- and asset-backed securities.

Available-for-sale securities were comprised as follows (in millions):

		Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

September 30, 2007
Equity securities	$2,941	$492	$(43)	$3,390
Debt securities	6,042	18	(46)	6,014

	$8,983	$510	$(89)	$9,404

September 24, 2006
Equity securities	$2,693	$194	$(32)	$2,855
Debt securities	5,500	11	(24)	5,487

	$8,193	$205	$(56)	$8,342

The Company recorded realized gains and losses on sales of available-for-sale marketable securities as follows (in millions):

	Gross	Gross	Net
	Realized	Realized	Realized
Fiscal Year	Gains	Losses	Gains

2007	$244	$(26)	$218
2006	176	(47)	129
2005	198	(31)	167

The following table shows the gross unrealized losses and fair values of the Company’s investments in individual securities that have been in a continuous unrealized loss position deemed to be temporary for less than 12 months and for more than 12 months, aggregated by investment category, at September 30, 2007 (in millions):

	Less than 12 months		More than 12 months
		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses

Corporate bonds and notes	$634	$(6)	$277	$(1)
Mortgage-and asset-backed securities	123	(2)	22	—
Non-investment grade debt securities	1,101	(35)	49	(2)
Equity securities	506	(41)	—	—
Equity mutual funds and exchange traded funds	58	(2)	—	—

	$2,422	$(86)	$348	$(3)

The unrealized losses on the Company’s investments in marketable securities were caused primarily by a combination of short-term industry-and market-specific events. The duration and severity of the unrealized losses in relation to the carrying amounts of the individual investments were largely consistent with the expected volatility of each asset category. The Company’s analysis of market research, industry reports, economic forecasts and the

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

specific circumstances of the issuer indicate that it is reasonable to expect a recovery in fair value up to the Company’s cost basis within a reasonable period of time. Accordingly, the Company considered these unrealized losses to be temporary at September 30, 2007.

Note 3.	Composition of Certain Financial Statement Captions

Accounts Receivable.

	September 30,	September 24,
	2007	2006
	(In millions)

Trade, net of allowances for doubtful accounts of $36 and $1, respectively	$657	$632
Long-term contracts	39	44
Other	19	24

	$715	$700

Inventories.

	September 30,	September 24,
	2007	2006
	(In millions)

Raw materials	$27	$30
Work-in-process	161	13
Finished goods	281	207

	$469	$250

Property, Plant and Equipment.

	September 30,	September 24,
	2007	2006
	(In millions)

Land	$124	$76
Buildings and improvements	954	853
Computer equipment	800	659
Machinery and equipment	999	764
Furniture and office equipment	48	43
Leasehold improvements	205	171

	3,130	2,566
Less accumulated depreciation and amortization	(1,342)	(1,084)

	$1,788	$1,482

Depreciation and amortization expense related to property, plant and equipment for fiscal 2007, 2006 and 2005 was $317 million, $239 million and $177 million, respectively. The net book values of property under capital leases included in buildings and improvements were $91 million and $58 million at September 30, 2007 and September 24, 2006, respectively. These capital leases principally related to base station towers and buildings. Amortization of assets recorded under capital leases is included in depreciation expense. Capital lease additions during fiscal 2007, 2006 and 2005 were $33 million, $56 million and $3 million, respectively.

At September 30, 2007 and September 24, 2006, buildings and improvements and leasehold improvements with net book values of $7 million and $19 million, respectively, including accumulated depreciation and

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amortization of $3 million and $15 million, respectively, were leased to third parties or held for lease to third parties. Future minimum rental income on facilities leased to others is expected to be $1 million in both fiscal 2008 and 2009 and negligible in fiscal 2010.

Goodwill and Other Intangible Assets.  The Company’s reportable segment assets do not include goodwill (Note 10). The Company allocates goodwill to its reporting units for annual impairment testing purposes. Goodwill was allocable to reporting units included in the Company’s reportable segments at September 30, 2007 as follows: $422 million in Qualcomm CDMA Technologies, $684 million in Qualcomm Technology Licensing, $91 million in Qualcomm Wireless & Internet, and $128 million in Qualcomm MEMS Technology (a nonreportable segment included in reconciling items in Note 10). The increase in goodwill from September 24, 2006 to September 30, 2007 was the result of the Company’s business acquisitions (Note 11), partially offset by currency translation adjustments and tax deductions resulting from the exercise of stock options that were vested as of the business acquisition date.

The components of purchased intangible assets, which are included in other assets, were as follows (in millions):

	September 30, 2007		September 24, 2006
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Wireless licenses	$262	$(30)	$238	$(22)
Marketing-related	23	(13)	21	(11)
Technology-based	502	(97)	257	(43)
Customer-related	16	(5)	6	(2)
Other	7	(1)	7	(1)

	$810	$(146)	$529	$(79)

All of the Company’s purchased intangible assets other than certain wireless licenses in the amount of $174 million and goodwill are subject to amortization. Amortization expense related to these purchased intangible assets for fiscal 2007, 2006 and 2005 was $68 million, $32 million and $19 million, respectively, and is expected to be $67 million in fiscal 2008, $58 million in fiscal 2009, $52 million in fiscal 2010, $49 million in fiscal 2011, $41 million in fiscal 2012, and $223 million thereafter.

Capitalized software development costs, which are included in other assets, were $14 million and $27 million at September 30, 2007 and September 24, 2006, respectively. Accumulated amortization on capitalized software was $14 million and $27 million at September 30, 2007 and September 24, 2006, respectively. Amortization expense related to capitalized software was negligible in fiscal 2007 and was $1 million and $4 million in fiscal 2006 and 2005, respectively.

Note 4.	Investments in Other Entities

Strategic equity investments as of September 30, 2007 and September 24, 2006 totaled $114 million and $94 million, respectively, including $86 million and $73 million, respectively, accounted for using the cost method. Differences between the carrying amounts of strategic equity investments accounted for using the equity method and the Company’s underlying equity in the net assets of those investees were not significant at September 30, 2007 and September 24, 2006. At September 30, 2007, effective ownership interests in equity method investees ranged from approximately 19% to 50%. Funding commitments related to these investments totaled $7 million at September 30, 2007, which the Company expects to fund through fiscal 2009. Such commitments are subject to the investees meeting certain conditions. As such, actual equity funding may be in lesser amounts.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5.	Investment Income

Investment income, net was comprised as follows (in millions):

	2007	2006	2005

Interest and dividend income	$558	$416	$256
Interest expense	(11)	(4)	(3)
Net realized gains on marketable securities	218	129	167
Net realized gains on other investments	4	7	12
Other-than-temporary losses on marketable securities	(16)	(20)	(13)
Other-than-temporary losses on other investments	(11)	(4)	(1)
Gains (losses) on derivative instruments	2	(29)	33
Equity in losses of investees	(1)	(29)	(28)

	$743	$466	$423

Note 6.	Income Taxes

The components of the income tax provision were as follows (in millions):

	2007	2006	2005

Current provision:
Federal	$192	$299	$77
State	37	88	42
Foreign	185	156	140

	414	543	259

Deferred provision:
Federal	(75)	165	398
State	(15)	(23)	9
Foreign	(1)	1	—

	(91)	143	407

	$323	$686	$666

The foreign component of the income tax provision consists primarily of foreign withholding taxes on royalty income included in United States earnings.

The components of income before income taxes by United States and foreign jurisdictions were as follows (in millions):

	2007	2006	2005

United States	$1,681	$1,445	$1,570
Foreign	1,945	1,711	1,239

	$3,626	$3,156	$2,809

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a reconciliation of the expected statutory federal income tax provision to the Company’s actual income tax provision (in millions):

	2007	2006	2005

Expected income tax provision at federal statutory tax rate	$1,269	$1,105	$983
State income tax provision, net of federal benefit	180	176	109
Foreign income taxed at other than U.S. rates	(710)	(474)	(290)
Tax audit settlements	(331)	(73)	—
Tax credits	(91)	(36)	(66)
Valuation allowance	(7)	(46)	(78)
One-time dividend	—	—	35
Other	13	34	(27)

Income tax expense	$323	$686	$666

The Company has not provided for United States income taxes and foreign withholding taxes on a cumulative total of approximately $4.7 billion of undistributed earnings from certain non-United States subsidiaries indefinitely invested outside the United States. Should the Company repatriate foreign earnings, the Company would have to adjust the income tax provision in the period management determined that the Company would repatriate the earnings. The American Jobs Creation Act of 2004 created a temporary incentive for corporations in the United States to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations. In the fourth quarter of fiscal 2005, the Company repatriated approximately $0.5 billion of foreign earnings qualifying for the special incentive and recorded a related expense of approximately $35 million for federal and state income tax liabilities. This distribution does not change the Company’s intention to reinvest indefinitely the undistributed earnings of certain of its foreign subsidiaries in operations outside the United States.

During fiscal 2007, the Internal Revenue Service completed audits of the Company’s tax returns for fiscal 2003 and 2004 and during fiscal 2006, the Internal Revenue Service and the California Franchise Tax Board completed audits of the Company’s tax returns for fiscal 2001 and 2002, resulting in adjustments to the Company’s net operating loss and credit carryover amounts for those years. The tax provision was reduced by $331 million and $73 million during fiscal 2007 and 2006, respectively, to reflect the known and expected impacts of the audits on the reviewed and open tax years.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company had net deferred tax assets and deferred tax liabilities as follows (in millions):

	September 30,	September 24,
	2007	2006

Accrued liabilities, reserves and other	$246	$169
Share-based compensation	295	164
Capitalized start-up and organizational costs	86	46
Deferred revenue	70	55
Unrealized losses on marketable securities	59	43
Unrealized losses on other investments	124	145
Capital loss carryover	9	82
Tax credits	91	129
Unused net operating losses	80	59
Other basis differences	18	22

Total gross deferred assets	1,078	914
Valuation allowance	(20)	(22)

Total net deferred assets	1,058	892

Purchased intangible assets	(99)	(79)
Deferred contract costs	(6)	(6)
Unrealized gains on marketable securities	(179)	(67)
Property, plant and equipment	(26)	(10)

Total deferred liabilities	(310)	(162)

Net deferred assets	$748	$730

Reported as:
Current deferred tax assets	$435	$235
Current deferred tax liabilities(1)	—	(1)
Non-current deferred tax assets	318	512
Non-current deferred tax liabilities(2)	(5)	(16)

	$748	$730

(1)	Included in other current liabilities in the consolidated balance sheets.

(2)	Included in other liabilities in the consolidated balance sheets.

At September 30, 2007, the Company had unused federal net operating loss carryforwards of $206 million expiring from 2019 through 2026, unused state net operating loss carryforwards of $98 million expiring from 2008 through 2016, and unused foreign net operating loss carryforwards of $75 million, with $57 million expiring from 2008 through 2016. At September 30, 2007, the Company had unused federal income tax credits of $195 million, with $185 million expiring from 2022 through 2027, and state income tax credits of $9 million, which do not expire. The Company does not expect its federal and state net operating loss carryforwards and its federal income tax credits to expire unused.

The Company believes, more likely than not, that it will have sufficient taxable income after stock option related deductions to utilize the majority of its deferred tax assets. As of September 30, 2007, the Company has provided a valuation allowance on foreign net operating losses and net capital losses of $14 million and $6 million, respectively. The valuation allowances reflect the uncertainty surrounding the Company’s ability to generate

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

sufficient future taxable income in certain foreign tax jurisdictions to utilize its foreign net operating losses and the Company’s ability to generate sufficient capital gains to utilize all capital losses.

Cash amounts paid for income taxes, net of refunds received, were $233 million, $172 million and $168 million for fiscal 2007, 2006 and 2005, respectively. The income taxes paid primarily relate to foreign withholding taxes.

Note 7.	Capital Stock

Preferred Stock.  The Company has 8,000,000 shares of preferred stock authorized for issuance in one or more series, at a par value of $0.0001 per share. In conjunction with the distribution of preferred share purchase rights, 4,000,000 shares of preferred stock are designated as Series A Junior Participating Preferred Stock and such shares are reserved for issuance upon exercise of the preferred share purchase rights. At September 30, 2007 and September 24, 2006, no shares of preferred stock were outstanding.

Preferred Share Purchase Rights Agreement.  The Company has a Preferred Share Purchase Rights Agreement (Rights Agreement) to protect stockholders’ interests in the event of a proposed takeover of the Company. Under the original Rights Agreement, adopted on September 26, 1995, the Company declared a dividend of one preferred share purchase right (a Right) for each share of the Company’s common stock outstanding. Pursuant to the Rights Agreement, as amended and restated on December 7, 2006, each Right entitles the registered holder to purchase from the Company a one one-thousandth share of Series A Junior Participating Preferred Stock, $0.0001 par value per share, subject to adjustment for subsequent stock splits, at a purchase price of $180. The Rights are exercisable only if a person or group (an Acquiring Person) acquires beneficial ownership of 20% or more of the Company’s outstanding shares of common stock without Board approval. Upon exercise, holders, other than an Acquiring Person, will have the right, subject to termination, to receive the Company’s common stock or other securities, cash or other assets having a market value, as defined, equal to twice such purchase price. The Rights, which expire on September 25, 2015, are redeemable in whole, but not in part, at the Company’s option prior to the time such Rights are triggered for a price of $0.001 per Right.

Stock Repurchase Program.  On May 22, 2007, the Company announced that it had been authorized to repurchase up to $3.0 billion of the Company’s common stock. The $3.0 billion stock repurchase program replaced a $2.5 billion stock repurchase program, of which approximately $0.9 billion remained authorized for repurchases. The stock repurchase program has no expiration date. When stock is repurchased and retired, the amount paid in excess of par value is recorded to paid-in capital. During fiscal 2007, 2006 and 2005, the Company repurchased and retired 37,263,000, 34,000,000 and 27,083,000 shares of common stock for $1.5 billion, $1.5 billion and $953 million, respectively, excluding $9 million and $5 million of premiums received related to put options that were exercised in fiscal 2007 and 2006, respectively. At September 30, 2007, approximately $1.5 billion remained authorized for repurchases under the stock repurchase program, net of put options outstanding. In the period from October 1, 2007 through November 7, 2007, we repurchased and retired 12,720,000 shares of the Company’s common stock for approximately $525 million.

In connection with the Company’s stock repurchase program, the Company sold put options on its own stock during fiscal 2007, 2006 and 2005. At September 30, 2007, the Company had two outstanding put options enabling holders to sell 5,000,000 shares of the Company’s common stock to the Company for approximately $189 million (net of the put option premiums received), and the recorded values of the put option liabilities totaled $10 million. Any shares purchased upon the exercise of the put options will be retired. During fiscal 2007 and 2006, the Company recognized $3 million and $29 million, respectively, in investment losses due to net increases in the fair values of put options, net of premiums received of $17 million and $11 million, respectively. During fiscal 2005, the Company recognized gains of $31 million in investment income due to decreases in the fair values of put options, including premiums received of $15 million.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Dividends.  The Company announced increases in its quarterly dividend per share of common stock from $0.07 to $0.09 on March 8, 2005, from $0.09 to $0.12 on March 7, 2006 and from $0.12 to $0.14 on March 13, 2007. Cash dividends announced in fiscal 2007, 2006 and 2005 were as follows (in millions, except per share data):

	2007		2006		2005
	Per Share	Total	Per Share	Total	Per Share	Total

First quarter	$0.12	$198	$0.09	$148	$0.07	$115
Second quarter	0.12	200	0.09	150	0.07	115
Third quarter	0.14	234	0.12	202	0.09	147
Fourth quarter	0.14	230	0.12	198	0.09	147

	$0.52	$862	$0.42	$698	$0.32	$524

On October 11, 2007, the Company announced a cash dividend of $0.14 per share on the Company’s common stock, payable on January 4, 2008 to stockholders of record as of December 7, 2007, which will be reflected in the consolidated financial statements in the first quarter of fiscal 2008.

Note 8.	Employee Benefit Plans

Employee Savings and Retirement Plan.  The Company has a 401(k) plan that allows eligible employees to contribute up to 50% of their eligible compensation, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contribution expense for fiscal 2007, 2006 and 2005 was $39 million, $33 million and $27 million, respectively.

Equity Compensation Plans.  The Board of Directors may grant options to selected employees, directors and consultants to the Company to purchase shares of the Company’s common stock at a price not less than the fair market value of the stock at the date of grant. The 2006 Long-Term Incentive Plan (the 2006 Plan) was adopted during the second quarter of fiscal 2006 and replaced the 2001 Stock Option Plan and the 2001 Non-Employee Director Stock Option Plan and their predecessor plans (the Prior Plans). The 2006 Plan provides for the grant of incentive and nonstatutory stock options as well as stock appreciation rights, restricted stock, restricted stock units, performance units and shares and other stock-based awards and will be the source of shares issued under the Executive Retirement Matching Contribution Plan (ERMCP). The share reserve under the 2006 Plan is equal to the shares available for future grant under the combined plans on the date the 2006 Plan was approved by the Company’s stockholders, plus an additional 65,000,000 shares for a total of approximately 280,192,000 shares reserved. This share amount is automatically increased by the amount equal to the number of shares subject to any outstanding option under a Prior Plan that is terminated or cancelled (but not an option under a Prior Plan that expires) following the date that the 2006 Plan was approved by stockholders. Shares that are subject to an award under the ERMCP and are returned to the Company because they fail to vest will again become available for grant under the 2006 Plan. The Board of Directors of the Company may amend or terminate the 2006 Plan at any time. Generally, options outstanding vest over periods not exceeding five years and are exercisable for up to ten years from the grant date.

During fiscal 2006, the Company assumed a total of approximately 3,530,000 outstanding stock options under the Flarion Technologies, Inc. 2000 Stock Option and Restricted Stock Purchase Plan, the Berkana Wireless Inc. 2002 Stock Plan and 2002 Executive Stock Plan and under the Qualphone Inc. 2004 Equity Incentive Plan (the Assumed Plans), as amended, as a result of the acquisitions (Note 11). The Assumed Plans were suspended on the dates of acquisition, and no additional shares may be granted under those plans. The Assumed Plans provided for the grant of both incentive stock options and non-qualified stock options. Generally, options outstanding vest over periods not exceeding four years and are exercisable for up to ten years from the grant date.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of stock option transactions for all stock option plans follows:

			Average
		Weighted	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
	Shares	Exercise	Term	Value
	(In thousands)	Price	(Years)	(In billions)

Outstanding at September 24, 2006	201,855	$29.20
Options granted	38,933	40.28
Options cancelled/forfeited/expired	(5,855)	39.83
Options exercised	(28,479)	16.83

Options outstanding at September 30, 2007	206,454	$32.69	6.14	$2.2

Exercisable at September 30, 2007	124,219	$28.15	4.70	$1.9

Net stock options, after forfeitures and cancellations, granted during fiscal 2007, 2006 and 2005 represented 2.0%, 1.9% and 1.8% of outstanding shares as of the beginning of each fiscal year, respectively. Total stock options granted during fiscal 2007, 2006 and 2005 represented 2.3%, 2.1% and 2.1%, respectively, of outstanding shares as of the end of each fiscal year.

The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. At September 30, 2007, total unrecognized estimated compensation cost related to non-vested stock options granted prior to that date was $1.3 billion, which is expected to be recognized over a weighted-average period of 3.4 years. Total share-based compensation cost capitalized as part of inventory and fixed assets was $1 million during both fiscal 2007 and 2006. The total intrinsic value of stock options exercised during fiscal 2007 and 2006 was $708 million and $1.1 billion, respectively. The Company recorded cash received from the exercise of stock options of $479 million and $608 million and related tax benefits of $272 million and $421 million during fiscal 2007 and 2006, respectively. Upon option exercise, the Company issues new shares of stock.

Employee Stock Purchase Plans.  The Company has two employee stock purchase plans for all eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each six-month offering period. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. The 2001 Employee Stock Purchase Plan authorizes up to approximately 24,309,000 shares to be granted. The 1996 Non-Qualified Employee Stock Purchase Plan authorizes up to 400,000 shares to be granted. During fiscal 2007, 2006 and 2005, approximately 2,650,000, 2,220,000 and 1,786,000 shares were issued under the plans at an average price of $32.08, $31.10 and $29.63 per share, respectively. At September 30, 2007, approximately 10,576,000 shares were reserved for future issuance.

At September 30, 2007, total unrecognized estimated compensation cost related to non-vested purchase rights granted prior to that date was $9 million. The Company recorded cash received from the exercise of purchase rights of $85 million and $69 million during fiscal 2007 and 2006, respectively.

Executive Retirement Plans.  The Company has voluntary retirement plans that allow eligible executives to defer up to 100% of their income on a pre-tax basis. On a quarterly basis, the Company matches up to 10% of the participants’ deferral in Company common stock based on the then-current market price, to be distributed to the participant upon eligible retirement. The income deferred and the Company match held in trust are unsecured and subject to the claims of general creditors of the Company. Company contributions begin vesting based on certain minimum participation or service requirements and are fully vested at age 65. Participants who terminate employment forfeit their unvested shares. During fiscal 2007, 2006 and 2005, approximately 126,000, 47,000 and 92,000 shares, respectively, were allocated under the plans. The Company recorded $5 million, $2 million and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$3 million in compensation expense during fiscal 2007, 2006 and 2005, respectively, related to its net matching contributions to the plans.

Note 9.	Commitments and Contingencies

Litigation.  Broadcom Corporation v. QUALCOMM Incorporated: On May 18, 2005, Broadcom filed two actions in the United States District Court for the Central District of California against the Company alleging infringement of ten patents and seeking monetary damages and injunctive relief based thereon. On the same date, Broadcom also filed a complaint in the United States International Trade Commission (ITC) alleging infringement of five of the same patents at issue in the Central District Court cases seeking a determination and relief under Section 337 of the Tariff Act of 1930. On July 1, 2005, Broadcom filed an action in the United States District Court for the District of New Jersey against the Company alleging violations of state and federal antitrust and unfair competition laws as well as common law claims, generally relating to licensing and chip sales activities, seeking monetary damages and injunctive relief based thereon. On September 1, 2006, the New Jersey District Court dismissed the complaint; Broadcom appealed. On September 4, 2007, the Court of Appeals for the Third Circuit reinstated two of the eight federal claims and five pendant state claims in Broadcom’s complaint and affirmed the dismissal of the remaining counts. On November 2, 2007, Broadcom filed an amended complaint in the New Jersey case, adding the allegations from a state court case in California that had been stayed, as discussed below. On December 12, 2005, the Central District Court in California ordered two of the Broadcom patent claims filed in the other Central District patent action (which is stayed pending completion of the ITC action) to be transferred to the Southern District of California to be considered in the case filed by the Company on August 22, 2005. That case was subsequently dismissed by agreement of the parties. Trial was held in May 2007 in one of the remaining Central District Court patent actions, and on May 29, 2007, the jury rendered a verdict finding willful infringement of three patents and awarding past damages in the approximate amount of $20 million, which has been expensed pending appeals. Following a change in the law governing the definition of willfulness, the Court issued a tentative ruling that the jury’s finding of willfulness and inducement should be vacated. After a hearing on October 15, 2007, the Court requested additional briefings by both parties, including briefing on the question of whether the damages awarded under the two patents must be vacated and indicated that the Court would postpone any decision on an appropriate injunction remedy pending its final decision on the jury’s finding of willfulness. The Court’s final ruling on these issues and the appropriate remedy for the jury’s infringement findings is expected within the next several weeks.

On February 14, 2006, an ITC hearing also commenced as to three patents alleged by Broadcom to be infringed by the Company. On October 10, 2006, the Administrative Law Judge (ALJ) issued an initial determination in which he recommended against any downstream remedies and found no infringement by the Company on two of the three remaining patents and most of the asserted claims of the third patent. The ALJ did find infringement on some claims of one patent. The ALJ did not recommend excluding chips accused by Broadcom but, instead, recommended a limited exclusion order directed only to chips that are already programmed with a specific software module and recommended a related cease and desist order. The Commission adopted the ALJ’s initial determination on violation and, on June 7, 2007, issued a cease and desist order and an exclusion order directed at chips programmed with specific software and certain downstream products first imported after the date of the exclusion order. The Federal Circuit has issued stays of the exclusion order with respect to the downstream products of all of the Company’s customers that requested the stay. The Company is appealing both the infringement finding and the cease and desist order and the exclusion order to the United States Court of Appeal for the Federal Circuit. On April 13, 2007, Broadcom filed a new complaint in California state court against the Company alleging unfair competition, breach of contract and fraud, and seeking injunctive and monetary relief. On October 5, 2007, the Court ordered the case stayed pending resolution of the New Jersey case, referenced above.

QUALCOMM Incorporated v. Broadcom Corporation:  On October 14, 2005, the Company filed an action in the United States District Court for the Southern District of California against Broadcom alleging infringement of two patents, each of which relates to video encoding and decoding for high-end multimedia processing, and seeking

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

monetary damages and injunctive relief based thereon. In January 2007, a jury rendered a verdict finding the patents valid but not infringed. In a subsequent ruling, the trial judge held that the Company was not guilty of inequitable conduct before the Patent Office but the Company’s actions in a video-encoding standards development organization amounted to a waiver of the right to enforce the patents under any circumstances. The Court also ordered Qualcomm to pay Broadcom’s attorneys’ fees and costs for the case. Qualcomm and Broadcom have each filed notices of appeal. The Court is also considering a motion for discovery sanctions against Qualcomm for failing to produce certain documents in discovery.

Actions by the Company and its subsidiaries against Nokia Corporation and/or Nokia Inc.:  On November 4, 2005, the Company, along with its wholly-owned subsidiary, SnapTrack, filed an action in the United States District Court for the Southern District of California against Nokia alleging infringement of eleven Qualcomm patents and one SnapTrack patent relating to GSM/GPRS/EDGE and position location and seeking monetary damages and injunctive relief. On May 24, 2006, the Company filed an action in the Chancery Division of the High Court of Justice for England and Wales against Nokia alleging infringement of two Qualcomm patents relating to GSM/GPRS/EDGE, seeking monetary damages and injunctive relief. On June 9, 2006, the Company filed a complaint with the ITC against Nokia alleging importation of products that infringe six Qualcomm patents relating to power control, video encoding and decoding, and power conservation mode technologies and seeking an exclusionary order and a cease and desist order. On July 7, 2006, the ITC commenced an investigation. The Company subsequently withdrew three of the patents from the proceedings. The ITC trial was completed in September 2007. The date for an initial determination from the ITC ALJ is December 12, 2007, and the target date for resolution of the investigation is April 14, 2008. On August 9, 2006, the Company filed an action in the District Court of Dusseldorf, Federal Republic of Germany, against Nokia alleging infringement of two Qualcomm patents relating to GSM/GPRS/EDGE, seeking monetary damages and injunctive relief. On October 9, 2006, the Company filed an action in the High Court of Paris, France against Nokia alleging infringement of two patents relating to GSM/GPRS/EDGE, seeking monetary damages and injunctive relief. On October 9, 2006, the Company filed an action in the Milan Court, Italy against Nokia alleging infringement of two patents relating to GSM/GPRS/EDGE, seeking monetary damages and injunctive relief. In February 2007, the Company initiated proceedings in the People’s Republic of China against Nokia for infringement of three patents by Nokia’s GSM/GPRS/EDGE products. On April 2, 2007, the Company filed suit against Nokia in the Eastern District of Texas, Marshall Division for infringement of two patents and in the Western District of Wisconsin for infringement of three patents. These cases are directed to Nokia GSM/GPRS/EDGE cellular phones. In response, Nokia filed counterclaims alleging infringement by the Company of six Nokia patents, two of which Nokia also asserted against the Company’s subsidiary, MediaFLO USA, Inc. No trial date is set and discovery has not yet begun. On October 17, 2007, the Company and MediaFLO USA, Inc. filed a motion to stay Nokia’s infringement counterclaims pending the arbitration proceeding filed on April 5, 2007, discussed below. On July 11, 2007, the Wisconsin Court issued an order transferring that case to the United States District Court for the Southern District of California and the parties have consolidated the matter with the San Diego matter referenced above and stipulated to a stay of the proceedings pending final resolution of the ITC matter referenced above. On April 5, 2007, the Company filed an arbitration demand with the American Arbitration Association requesting a ruling that, among other things, Nokia’s continued use of the Company’s patents in Nokia’s CDMA cellular handsets (including WCDMA) after April 9, 2007 constitutes an election by Nokia to extend its license under the parties’ existing agreement. On July 9, 2007, the Company filed an amended demand for arbitration, alleging that Nokia’s institution of certain patent infringement proceedings against the Company was a material breach of the license agreement between the parties.

Nokia Corporation and Nokia Inc. v. QUALCOMM Incorporated:  On August 9, 2006, Nokia Corporation and Nokia Inc. filed a complaint in Delaware Chancery Court seeking declaratory and injunctive relief relating to alleged commitments made by the Company to wireless industry standards setting organizations. The Company has moved to dismiss the complaint. On April 12, 2007 and June 5, 2007, the Company filed counterclaims seeking declarations that, among other things, the Company’s 2001 license agreement with Nokia fulfilled and/or superseded any ostensible obligations to offer or grant patent licenses to Nokia allegedly arising from the

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s participation in certain standards setting organizations. Both parties have moved to dismiss the other’s complaints. In March 2007, Nokia filed actions in Germany and the Netherlands alleging that certain of the Company’s patents are exhausted with regards to Nokia’s products placed on the European market that contain chipsets supplied to Nokia by Texas Instruments. On October 23, 2007, the German court dismissed Nokia’s claims. On August 16, 2007, Nokia Corporation and Nokia Inc. filed a complaint with the United States International Trade Commission (ITC) alleging importation of products that infringe five Nokia patents and seeking an exclusionary order and a cease and desist order. The ITC instituted an investigation on September 17, 2007. The Company filed a motion to terminate the investigation pending resolution of the arbitration proceeding instituted by the Company on April 5, 2007. On October 18, 2007, the ALJ issued an order recommending the Company’s motion be granted. The ALJ’s determination will become the ITC’s final decision unless the ITC decides within 30 days to review the decision.

European Commission Complaint:  On October 28, 2005, it was reported that six companies (Broadcom, Nokia, Texas Instruments, NEC, Panasonic and Ericsson) filed complaints with the European Commission, alleging that the Company violated European Union competition law in its WCDMA licensing practices. The Company has received the complaints and has submitted replies to the allegations, as well as documents and other information requested by the European Commission. On October 1, 2007, the European Commission announced that it was initiating a proceeding, though it has not decided to issue a Statement of Objections, and it has not made any conclusions as to the merits of the complaints.

Tessera, Inc. v. QUALCOMM Incorporated:  On April 17, 2007, Tessera, Inc. filed a patent infringement lawsuit in the United States District Court for the Eastern Division of Texas and a complaint with the United States ITC pursuant to Section 337 of the Tariff Act of 1930 against the Company and other companies, alleging infringement of two patents relating to semiconductor packaging structures and seeking monetary damages and injunctive and other relief based hereon. The ITC instituted the investigation on May 15, 2007. On July 11, 2007, the ITC issued an order that set August 21, 2008 as the target date for completion of the investigation.

Other:  The Company has been named, along with many other manufacturers of wireless phones, wireless operators and industry-related organizations, as a defendant in several purported class action lawsuits, and individually filed actions pending in Pennsylvania and Washington D.C., seeking monetary damages arising out of its sale of cellular phones. The courts that have reviewed similar claims against other companies to date have held that there was insufficient scientific basis for the plaintiffs’ claims in those cases.

It has been reported that two U.S. companies (Texas Instruments and Broadcom) and two South Korean companies (Nextreaming Corp. and THINmultimedia Inc.) have filed complaints with the Korea Fair Trade Commission alleging that the Company’s business practices are, in some way, a violation of South Korean anti-trust regulations. To date, the Company has not received the complaints but has submitted information and documents to the Korea Fair Trade Commission.

The Japan Fair Trade Commission has also received unspecified complaints alleging the Company’s business practices are, in some way, a violation of Japanese law. The Company has not received the complaints but has submitted information and documents to the Japan Fair Trade Commission.

Although there can be no assurance that unfavorable outcomes in any of the foregoing matters would not have a material adverse effect on the Company’s operating results, liquidity or financial position, the Company believes the claims made by other parties are without merit and will vigorously defend the actions. Other than amounts relating to the Broadcom Corporation v. QUALCOMM Incorporated and QUALCOMM Incorporated v. Broadcom Corporation matters, the Company has not recorded any accrual for contingent liabilities associated with the other legal proceedings described above, based on the Company’s belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be estimated at this time. The Company is engaged in numerous other legal actions arising in the ordinary course of its business and believes that the ultimate outcome of these actions will not have a material adverse effect on its operating results, liquidity or financial position.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Purchase Obligations.  The Company has agreements with suppliers and other parties to purchase inventory, other goods and services and long-lived assets and estimates its noncancelable obligations under these agreements for fiscal 2008 to 2012 to be approximately $760 million, $118 million, $75 million, $59 million and $32 million, respectively, and $8 million thereafter. Of these amounts, commitments to purchase integrated circuit product inventories for fiscal 2008 and 2009 comprised $586 million and $29 million, respectively.

Leases.  The Company leases certain of its facilities and equipment under noncancelable operating leases, with terms ranging from less than one year to 30 years and with provisions for cost-of-living increases with certain leases. Rental expense for fiscal 2007, 2006 and 2005 was $60 million, $47 million and $39 million, respectively. The Company leases certain property under capital lease agreements that expire at various dates through 2038. Capital lease obligations are included in other liabilities. The future minimum lease payments for all capital leases and operating leases as of September 30, 2007 are as follows (in millions):

	Capital	Operating
	Leases	Leases	Total

2008	$6	$75	$81
2009	6	63	69
2010	6	50	56
2011	6	35	41
2012	6	28	34
Thereafter	170	139	309

Total minimum lease payments	$200	$390	$590

Deduct: Amounts representing interest	(109)

Present value of minimum lease payments	91
Deduct: Current portion of capital lease obligations	—

Long-term portion of capital lease obligations	$91

Note 10.	Segment Information

The Company is organized on the basis of products and services. The Company aggregates three of its divisions into the Qualcomm Wireless & Internet segment. Reportable segments are as follows:

•	Qualcomm CDMA Technologies (QCT) — develops and supplies CDMA-based integrated circuits and system software for wireless voice and data communications, multimedia functions and global positioning system products;

•	Qualcomm Technology Licensing (QTL) — grants licenses to use portions of the Company’s intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing cdmaOne, CDMA2000, WCDMA, CDMA TDD and/or OFDMA standards and their derivatives, and collects license fees and royalties in partial consideration for such licenses;

•	Qualcomm Wireless & Internet (QWI) — comprised of:

•	Qualcomm Internet Services (QIS) — provides technology to support and accelerate the convergence of the wireless data market, including its BREW and QChat products and services;

•	Qualcomm Government Technologies (QGOV) — provides development, hardware and analytical expertise to United States government agencies involving wireless communications technologies; and

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Qualcomm Enterprise Services (QES) — formerly Qualcomm Wireless Business Solutions, provides satellite and terrestrial-based two-way data messaging, position reporting and wireless application services to transportation and logistics fleets, construction equipment fleets and other enterprise companies. QES also sells products that operate on the Globalstar low-Earth-orbit satellite-based telecommunications system and provides related services.

•	Qualcomm Strategic Initiatives (QSI) — manages the Company’s strategic investment activities, including MediaFLO USA, Inc. (MediaFLO USA), the Company’s wholly-owned wireless multimedia operator subsidiary. QSI makes strategic investments to promote the worldwide adoption of CDMA-based products and services.

During the first quarter of fiscal 2007, the Company reassessed the intersegment royalty charged to QCT by QTL and determined that the royalty should be eliminated starting in fiscal 2007 for management reporting purposes to, among other reasons, recognize other value that QTL has increasingly been realizing from QCT. As a result, QCT did not record a royalty to QTL in fiscal 2007, and prior period segment information has been adjusted in the same manner for comparative purposes.

During the first quarter of fiscal 2007, the Company also reorganized the Qualcomm Wireless Systems (QWS) division, which sells products and services to Globalstar, into the QES division in the QWI segment. Revenues and operating results related to the QWS business were included in other nonreportable segments as a component of reconciling items through the end of fiscal 2006. Prior period segment information has been adjusted to conform to the new segment presentation.

The Company evaluates the performance of its segments based on earnings (loss) before income taxes (EBT). EBT includes the allocation of certain corporate expenses to the segments, including depreciation and amortization expense related to unallocated corporate assets. Certain income and charges are not allocated to segments in the Company’s management reports because they are not considered in evaluating the segments’ operating performance. Unallocated income and charges include certain investment income, certain share-based compensation and certain research and development expenses and marketing expenses that were not deemed to be directly related to the businesses of the segments. The table below presents revenues, EBT and total assets for reportable segments (in millions):

					Reconciling
	QCT *	QTL *	QWI *	QSI	Items *	Total

2007
Revenues	$5,275	$2,772	$828	$1	$(5)	$8,871
EBT	1,547	2,340	88	(240)	(109)	3,626
Total assets	921	29	200	896	16,449	18,495
2006
Revenues	$4,332	$2,467	$731	$—	$(4)	$7,526
EBT	1,298	2,233	78	(133)	(320)	3,156
Total assets	651	60	215	660	13,622	15,208
2005
Revenues	$3,290	$1,711	$682	$—	$(10)	$5,673
EBT	980	1,535	62	10	222	2,809
Total assets	518	16	169	442	11,334	12,479

*	As adjusted

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Segment assets are comprised of accounts receivable and inventories for QCT, QTL and QWI. The QSI segment assets include certain marketable securities, notes receivable, wireless licenses, other investments and all assets of QSI’s consolidated subsidiary, MediaFLO USA, including property, plant and equipment. QSI’s assets related to the MediaFLO USA business totaled $457 million, $329 million and $98 million at September 30, 2007, September 24, 2006 and September 25, 2005, respectively. QSI’s assets also included $16 million, $19 million and $61 million related to investments in equity method investees at September 30, 2007, September 24, 2006 and September 25, 2005, respectively. Reconciling items for total assets included $215 million, $228 million and $188 million at September 30, 2007, September 24, 2006 and September 25, 2005, respectively, of goodwill and other assets related to the Qualcomm MEMS Technologies division (QMT), a nonreportable segment developing display technology for mobile devices and other applications. Total segment assets differ from total assets on a consolidated basis as a result of unallocated corporate assets primarily comprised of cash, cash equivalents, certain marketable securities, property, plant and equipment, deferred tax assets, goodwill and certain other intangible assets of nonreportable segments. The net book values of long-lived assets located outside of the United States were $89 million, $69 million and $44 million at September 30, 2007, September 24, 2006 and September 25, 2005, respectively. The net book values of long-lived assets located in the United States were $1.7 billion, $1.4 billion and $978 million at September 30, 2007, September 24, 2006 and September 25, 2005, respectively.

Revenues from each of the Company’s divisions aggregated into the QWI reportable segment were as follows (in millions):

	2007	2006*	2005*

QES	$501	$490	$479
QGOV	57	47	50
QIS	272	194	153
Eliminations	(2)	—	—

Total QWI	$828	$731	$682

*	As adjusted

Other reconciling items were comprised as follows (in millions):

	2007	2006*	2005*

Revenues:
Elimination of intersegment revenues	$(39)	$(28)	$(20)
Other nonreportable segments	34	24	10

	$(5)	$(4)	$(10)

Earnings (loss) before income taxes:
Unallocated research and development expenses	$(341)	$(331)	$(45)
Unallocated selling, general, and administrative expenses	(268)	(298)	(17)
Unallocated cost of equipment and services revenues	(39)	(41)	—
Unallocated investment income, net	718	455	339
Other nonreportable segments	(158)	(92)	(50)
Intracompany eliminations	(21)	(13)	(5)

	$(109)	$(320)	$222

*	As adjusted

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During fiscal 2007, share-based compensation expense included in unallocated research and development expenses and unallocated selling, general and administrative expenses totaled $221 million and $227 million, respectively. During fiscal 2006, share-based compensation expense included in unallocated research and development expenses and unallocated selling, general and administrative expenses totaled $216 million and $238 million, respectively. Unallocated cost of equipment and services revenues was comprised entirely of share-based compensation expense.

Specified items included in segment EBT were as follows (in millions):

	QCT	QTL	QWI	QSI

2007
Revenues from external customers	$5,244	$2,771	$821	$1
Intersegment revenues	31	1	7	—
Interest income	2	14	1	7
Interest expense	—	—	1	5
2006
Revenues from external customers	$4,314	$2,465	$723	$—
Intersegment revenues	18	2	8	—
Interest income	1	5	3	6
Interest expense	1	—	1	2
2005
Revenues from external customers	$3,281	$1,710	$672	$—
Intersegment revenues	9	1	10	—
Interest income	—	5	2	4
Interest expense	—	1	1	—

Intersegment revenues are based on prevailing market rates for substantially similar products and services or an approximation thereof, but the purchasing segment records the cost of revenues (or inventory write-downs) at the selling segment’s original cost. The elimination of the selling segment’s gross margin is included with other intersegment eliminations in reconciling items. During fiscal 2007, $16 million of QCT’s intersegment revenues related to inventory that was fully reserved by QWI, the purchasing segment. Effectively all equity in losses of investees (Note 5) was recorded in QSI in fiscal 2007, 2006 and 2005.

The Company distinguishes revenues from external customers by geographic areas based on the location to which its products, software or services are delivered and, for QTL’s licensing and royalty revenue, the domicile of its licensees. Sales information by geographic area was as follows (in millions):

	2007	2006	2005

United States	$1,165	$984	$1,015
South Korea	2,780	2,398	2,083
Japan	1,524	1,573	1,210
China	1,875	1,266	596
Other foreign	1,527	1,305	769

	$8,871	$7,526	$5,673

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11.	Acquisitions

During fiscal 2007, the Company acquired three businesses for total cash consideration of $178 million. An additional $6 million in consideration payable in cash through June 2008 was held back as security for certain indemnification obligations. The Company is in the process of finalizing the accounting for the acquisitions and does not anticipate material adjustments to the preliminary purchase price allocations. Goodwill recognized in these transactions, of which $21 million is expected to be deductible for tax purposes, was assigned to the QCT and QWI segments in the amounts of $74 million and $10 million, respectively. Technology-based intangible assets recognized in the amount of $46 million are being amortized on a straight-line basis over a weighted-average useful life of 3 years.

On January 18, 2006, the Company completed its acquisition of all of the outstanding capital stock of Flarion Technologies, Inc. (Flarion), a privately held developer of OFDMA technology for approximately $613 million in consideration. Upon achievement of certain agreed upon milestones during the third quarter of fiscal 2006, the Company incurred additional aggregate consideration of $195 million. Total consideration consisted of approximately $414 million in cash (of which $75 million was paid in fiscal 2007), $357 million in shares of QUALCOMM stock (of which $3 million was issued in fiscal 2007) and the exchange of Flarion’s existing vested options and warrants with an estimated aggregate fair value of approximately $37 million. In addition, the Company assumed Flarion’s existing unvested options with an estimated aggregate fair value of $68 million, which is recorded as share-based compensation over the requisite service period. During fiscal 2006, the Company also acquired two other entities for a total cost of $73 million, including $4 million paid in fiscal 2007 upon the achievement of certain milestones, which was paid primarily in cash. Goodwill recognized in these three transactions, no amount of which is expected to be deductible for tax purposes, was assigned to the QTL and QCT segments in the amounts of $616 million and $42 million, respectively. Technology-based intangible assets recognized in the amount of $165 million are being amortized on a straight-line basis over a weighted-average useful life of seventeen years. Purchased in-process technology in the amount of $22 million was charged to research and development expense upon acquisition because technological feasibility had not been established and no future alternative uses existed.

During fiscal 2005, the Company acquired four entities for a total cost of $299 million, including $2 million paid in both fiscal 2007 and 2006 upon the achievement of certain milestones, which was paid primarily in cash. Goodwill recognized in these transactions amounted to $220 million, of which $81 million is expected to be deductible for tax purposes. Goodwill was assigned to the QMT, QIS and QCT segments in the amounts of $128 million, $81 million and $11 million, respectively. Technology-based intangible assets recognized in the amount of $36 million have a weighted-average useful life of seven years.

The consolidated financial statements include the operating results of these businesses from their respective dates of acquisition. Pro forma results of operations have not been presented because the effects of the acquisitions were not material.

Note 12.	Summarized Quarterly Data (Unaudited)

The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below presents quarterly data for the years ended September 30, 2007 and September 24, 2006 (in millions, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2007
Revenues(1)	$2,019	$2,221	$2,325	$2,306
Operating income(1)	576	748	782	777
Net income(1)	648	726	798	1,131
Basic earnings per common share(2)	$0.39	$0.44	$0.48	$0.68
Diluted earnings per common share(2)	$0.38	$0.43	$0.47	$0.67
2006
Revenues(1)	$1,741	$1,834	$1,951	$1,999
Operating income(1)	645	660	704	681
Net income(1)	620	593	643	614
Basic earnings per common share(2)	$0.38	$0.36	$0.38	$0.37
Diluted earnings per common share(2)	$0.36	$0.34	$0.37	$0.36

(1)	Revenues, operating income and net income are rounded to millions each quarter. Therefore, the sum of the quarterly amounts may not equal the annual amounts reported.

(2)	Earnings per share are computed independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly earnings per share amounts may not equal the annual amounts reported.

APPENDIX 2
QUALCOMM Incorporated
2006 Long-Term Incentive Plan

i

(continued)

ii

(continued)

iii

QUALCOMM Incorporated
2006 Long-Term Incentive Plan
     1. Establishment, Purpose and Term of Plan.
          1.1 Establishment. The QUALCOMM Incorporated 2006 Long-Term Incentive Plan (the “Plan” ) is hereby adopted December 5, 2005, subject to approval by the stockholders of the Company (the date of such approval, the “Effective Date” ). The Plan is a restatement of the Company’s 2001 Stock Option Plan. The Plan is also a successor to the Company’s 1991 Stock Option Plan and the Company’s 2001 Non-Employee Directors’ Stock Option Plan and its predecessor plan (the “Prior Plans”) and the source of shares for the Company’s Executive Retirement Matching Contribution Plan (“ERMCP”). The Plan is amended through September 11, 2007.
          1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Participating Company Group, by motivating such persons to contribute to the growth and profitability of the Participating Company Group, by aligning their interests with interests of the Company’s stockholders, and by rewarding such persons for their services by tying a significant portion of their total compensation package to the success of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Shares, Performance Units, Restricted Stock Units, Deferred Compensation Awards and other Stock-Based Awards as described below. The Plan is also a source for the issuance of shares pursuant to the ERMCP.
          1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, Awards shall not be granted later than ten (10) years from the Effective Date. The Company intends that the Plan comply with Section 409A of the Code (including any amendments to or replacements of such section), and the Plan shall be so construed.
     2. Definitions and Construction.
          2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:
               (a) “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control”

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(including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.
               (b) “Award” means any Option, SAR, Restricted Stock Award, Performance Share, Performance Unit, Restricted Stock Unit or Deferred Compensation Award or other Stock-Based Award granted under the Plan or an award of shares pursuant to the ERMCP.
               (c) “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.
               (d) “Board” means the Board of Directors of the Company.
               (e) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 2.1(z)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. The Board shall determine in its discretion whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related. Notwithstanding the preceding sentence, a Change in Control shall not include a Spinoff Transaction.
               (f) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
               (g) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers. The Committee shall have the exclusive authority to administer the Plan and shall have all of the powers granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.
               (h) “Company” means QUALCOMM Incorporated, a Delaware corporation, or any Successor.

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               (i) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company.
               (j) “Deferred Compensation Award” means an award of Stock Units granted to a Participant pursuant to Section 11 of the Plan.
               (k) “Director” means a member of the Board or of the board of directors of any Participating Company.
               (l) “Disability” means the Participant has been determined by the long-term disability insurer of the Participating Company Group as eligible for disability benefits under the long-term disability plan of the Participating Company Group or the Participant has been determined eligible for Supplemental Security Income benefits by the Social Security Administration of the United States of America; provided, however that with respect to Nonemployee Director Awards, “Disability” means the Participant has been determined eligible for supplemental Security Income benefits by the Social Security Administration of the United States of America and also means the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the duties of the Participant’s position with the Participating Company Group because of sickness or other physical or mental incapacity.
               (m) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.
               (n) “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.
               (o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
               (p) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

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                    (i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on such national or regional securities exchange or market system constituting the primary market for the Stock on the last trading day prior to the day of determination (effective March 13, 2007, such closing price on the day of determination), as reported in The Wall Street Journal or such other source as the Company deems reliable. Effective March 13, 2007, if there is no such closing price on the day of determination, the Fair Market Value of a share of Stock under this Section 2.1(p)(i) shall be the closing price of a share of Stock on the next trading day following the day of determination.
                    (ii) Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by a Participant, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days; provided, however, that the Fair Market Value shall not be less that the Fair Market Value determined under Section 2.1(p)(i). The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan.
                    (iii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.
          (q) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.
          (r) “Insider” means an Officer, a Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
          (s) “Non-Control Affiliate” means any entity in which any Participating Company has an ownership interest and which the Committee shall designate as a Non-Control Affiliate.
          (t) “Nonemployee Director” means a Director who is not an Employee.
          (u) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.
          (v) “Normal Retirement Age” means the date on which a Participant has attained the age of sixty (60) years and has completed ten years of continuous Service; provided, however, that with respect to Nonemployee Director Awards, “Normal Retirement

4

Age” means the date on which a Participant has attained the age of seventy (70) years and has completed nine years of continuous Service.
               (w) “Officer” means any person designated by the Board as an officer of the Company.
               (x) “Option” means the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.
               (y) “Option Expiration Date” means the date of expiration of the Option’s term as set forth in the Award Agreement.
               (z) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all, as determined by the Board in its discretion, of the assets of the Company; or (iv) a liquidation or dissolution of the Company.
               (aa) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
               (bb) “Participant” means any eligible person who has been granted one or more Awards.
               (cc) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.
               (dd) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.
               (ee) “Performance Award” means an Award of Performance Shares or Performance Units.
               (ff) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.
               (gg) “Performance Goal” means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.

5

               (hh) “Performance Period” means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.
               (ii) “Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.
               (jj) “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.
               (kk) “Restricted Stock Award” means an Award of Restricted Stock.
               (ll) “Restricted Stock Unit” or “Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 or Section 11 of the Plan, respectively, to receive a share of Stock on a date determined in accordance with the provisions of Section 10 or Section 11, as applicable, and the Participant’s Award Agreement.
               (mm) “Restriction Period” means the period established in accordance with Section 8.4 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.
               (nn) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.
               (oo) “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment in any combination of shares of Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.
               (pp) “Section 162(m)” means Section 162(m) of the Code.
               (qq) “Securities Act” means the Securities Act of 1933, as amended.
               (rr) “Service” means
                    (i) a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, only to such extent as may be provided by the Company’s leave policy, a Participant’s Service with the Participating Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other leave of absence approved by the Company.

6

Notwithstanding the foregoing, a leave of absence shall be treated as Service for purposes of vesting only to such extent as may be provided by the Company’s leave policy. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company; except, and only for purposes of this Plan, if the entity for which Participant performs Service is a Subsidiary Corporation and ceases to be a Participating Company as a result of the distribution of the voting stock of such Subsidiary Corporation to the shareholders of the Company, Service shall not be deemed to have terminated as a result of such distribution. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.
                    (ii) Notwithstanding any other provision of this Section, a Participant’s Service shall not be deemed to have terminated merely because the Participating Company for which the Participant renders Service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, nor shall Service be deemed to have terminated upon resumption of Service from the Spinoff Company to a Participating Company. For all purposes under this Plan, and only for purposes of this Plan, a Participant’s Service shall include Service, whether in the capacity of an Employee, Director or a Consultant, for the Spinoff Company provided a Participant was employed by the Participating Company Group immediately prior to the Spinoff Transaction.
                         In the event that the Participating Company for which Participant renders service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, the Company shall have the authority to impose any restrictions, including but not limited to, with respect to the method of payment of the exercise price of the Options held by such individuals, if the Company determines that such restrictions are necessary to comply with applicable local laws.
                         Further, notwithstanding the foregoing, if the Participant resides outside the United States and the Participating Company for which the individual renders service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, the Company may consider such individual to have terminated his or her Service if it determines that there are material adverse tax, securities law or other regulatory consequences to the Participant, the Company or the former Participating Company as a result of the Spinoff Transaction. In this circumstance, the Company will, in its discretion, (i) equitably adjust the Participant’s Option to ensure that he or she maintains equivalent Option rights over the shares of common stock of the Spinoff Company for which he or she is employed following the Spinoff Transaction, or (ii) determine that the Participant’s Options shall fully vest and be fully exercisable and shall terminate if not exercised prior to such Spinoff transaction or (iii) take any other action that, in its discretion, does not impair the rights of such Participant with respect to the Option.
               (ss) “Spinoff Company” means a Participating Company which ceases to be such as a result of a Spinoff Transaction.

7

               (tt) “Spinoff Transaction” means a transaction in which the voting stock of an entity in the Participating Company Group is distributed to the shareholders of a parent corporation as defined by Section 424(e) of the Code, of such entity.
               (uu) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.
               (vv) “Stock-Based Awards” means any award that is valued in whole or in part by reference to, or is otherwise based on, the Stock, including dividends on the Stock, but not limited to those Awards described in Sections 6 through 11 of the Plan.
               (ww) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
               (xx) “Successor” means a corporation into or with which the Company is merged or consolidated or which acquires all or substantially all of the assets of the Company and which is designated by the Board as a Successor for purposes of the Plan.
               (yy) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.
               (zz) “Vesting Conditions” mean those conditions established in accordance with Section 8.4 or Section 10.2 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.
          2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
     3. Administration.
          3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.
          3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

8

          3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.
          3.4 Committee Complying with Section 162(m). While the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).
          3.5 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
               (a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;
               (b) to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;
               (c) to determine the Fair Market Value of shares of Stock or other property;
               (d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;
               (e) to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;
               (f) to approve one or more forms of Award Agreement;
               (g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

9

               (h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;
               (i) without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.2) as the replaced Option and otherwise provides substantially equivalent terms and conditions as the replaced Option, as determined by the Committee;
               (j) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;
               (k) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and
               (l) to delegate to any proper Officer the authority to grant one or more Awards, without further approval of the Committee, to any person eligible pursuant to Section 5, other than a person who, at the time of such grant, is an Insider; provided, however, that (i) the exercise price per share of each such Option shall be equal to the Fair Market Value per share of the Stock on the effective date of grant, and (ii) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee.
          3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or

10

proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
          3.7 Arbitration. Any dispute or claim concerning any Awards granted (or not granted) pursuant to this Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in San Diego, California. By accepting an Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.
          3.8 Repricing Prohibited. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs and the grant in substitution therefore of new Options or SARs having a lower exercise price or (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof. This paragraph shall not be construed to apply to the issuance or assumption of an Award in a transaction to which Code section 424(a) applies, within the meaning of Section 424 of the Code.
     4. Shares Subject to Plan.
          4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 405,284,432 and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. The share reserve, determined at any time, shall be reduced by the number of shares subject to Prior Plan Options and shares issued under the ERMCP. Any shares of Stock subject to Prior Plan Option shall again be available for issuance under the Plan only if the Prior Plan Option is terminated or cancelled but not if it expires. Any shares of Stock that are subject to Awards of Options or SARs without a related Dividend Equivalent shall be counted against the limit as one (1) share for every one (1) share granted. Any shares of Stock that are subject to Awards (other than Options or SARs without a related Dividend Equivalent) shall be counted against this limit as three (3) shares for every one (1) share granted. If an outstanding Award, excluding Prior Plan Options, for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase, and shares issued under the ERMCP, are forfeited to the Company, the shares of Stock allocable to the terminated portion of such Award or such forfeited shares of Stock shall again be available for issuance under the Plan. Any shares of Stock that again become available for shares pursuant to this Section 4.1 shall be added back as one (1) share if such shares were subject to Options without a Dividend Equivalent or SARs granted under the Plan or under a Prior Plan and as three (3) shares if such shares were subject to Awards (other than Options without a Dividend Equivalent or SARs) granted under the Plan or a Prior Plan. Notwithstanding anything to the contrary contained herein: (i) shares of Stock tendered in payment of an Option shall not be added to the aggregate plan limit described above; (ii) shares of Stock withheld by the Company to satisfy any tax withholding obligation shall not be added to the aggregate plan limit described above; (iii) shares

11

of Stock that are repurchased by the Company with Option proceeds shall not be added to the aggregate plan limit described above; and (iv) all shares of Stock covered by an SAR, to the extent that it is exercised and settled in shares of Stock, and whether or not shares of Stock are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan.
          4.2 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.4, and in connection with the ERMCP, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number. The Committee in its sole discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.
     5. Eligibility and Award Limitations.
          5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants”and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are offered to be granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.

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          5.2 Participation. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.
          5.3 Incentive Stock Option Limitations.
               (a) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation” ). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.
               (b) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.
          5.4 Award Limits.
               (a) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed 226,239,821 shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Section 4.2 and further subject to the limitation set forth in Section 5.4(b) below.
               (b) Limits on Full Value Awards. Except for shares granted under the Executive Retirement Matching Contribution Plan, any Restricted Stock Awards, Restricted

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Stock Unit Awards, Performance Awards or Stock-Based Awards based on the full value of shares of Stock (“Full Value Awards”), which vest on the basis of the Participant’s continued Service, shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Full Value Awards which vest upon the Participant’s attainment of Performance Goals shall provide for a Performance Period of at least twelve (12) months. There shall be no acceleration of vesting of such Full Value Awards, except in connection with death, Disability or a Change in Control. Notwithstanding any contrary provision of the Plan, a maximum of two percent (2%) of the shares authorized for issuance under the Plan may be issued as Awards to Non-Employee Directors without regard to the limitations of this Section 5.4(b).
               (c) Section 162(m) Award Limits. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).
                    (i) Options and SARs. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than 3,000,000 shares of Stock reserved for issuance under the Plan.
                    (ii) Restricted Stock and Restricted Stock Unit Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards, subject to Vesting Conditions based on the attainment of Performance Goals, for more than 1,000,000 shares of Stock reserved for issuance under the Plan.
                    (iii) Performance Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted (1) Performance Shares which could result in such Employee receiving more than 1,000,000 shares of Stock reserved for issuance under the Plan for each full fiscal year of the Company contained in the Performance Period for such Award, or (2) Performance Units which could result in such Employee receiving more than $8,000,000 for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Award for the same Performance Period.
     6. Terms and Conditions of Options.
          Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
          6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the

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Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.
          6.2 Exercisability and Term of Options.
               (a) Option Vesting and Exercisability. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, (c) no Option shall become fully vested in a period of less than three (3) years from the date of grant, other than in connection with a termination of Service or a Change in Control or in the case of an Option granted to a Nonemployee Director, and (d) no Option offered or be granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions, or the terms of the Plan.
               (b) Participant Responsibility for Exercise of Option. Each Participant is responsible for taking any and all actions as may be required to exercise any Option in a timely manner, and for properly executing any documents as may be required for the exercise of an Option in accordance with such rules and procedures as may be established from time to time. By signing an Option Agreement each Participant acknowledges that information regarding the procedures and requirements for the exercise of any Option is available upon such Participant’s request. The Company shall have no duty or obligation to notify any Participant of the expiration date of any Option.
          6.3 Payment of Exercise Price.
               (a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii)   provided that the Participant is an Employee, and not an Officer or Director (unless otherwise not prohibited by law, including, without limitation, any regulation promulgated by the Board of Governors of the Federal Reserve System) and in the Company’s sole and absolute discretion at the time the Option is exercised, by delivery of the Participant’s promissory note in a form approved by the Company for the

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aggregate exercise price, provided that, if the Company is incorporated in the State of Delaware, the Participant shall pay in cash that portion of the aggregate exercise price not less than the par value of the shares being acquired, (iv) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.
               (b) Limitations on Forms of Consideration.
                    (i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
                    (ii) Payment by Promissory Note. No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Committee shall determine. The Committee shall have the authority to permit or require the Participant to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Committee, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.
          6.4 Effect of Termination of Service.
               (a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time periods provided in the Award Agreement.
               (b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, unless the Committee provides otherwise in the Award Agreement, if the exercise of an Option within the applicable time periods is prevented by the provisions of Section 14 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.
               (c) Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth

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(10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.
          6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.
     7. Terms and Conditions of Stock Appreciation Rights.
          Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
          7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR” ) or may be granted independently of any Option (a “Freestanding SAR” ). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.
          7.2 Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.
          7.3 Exercisability and Term of SARs.
               (a) Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option.
               (b) Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the

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Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR.
No SAR shall become fully vested in a period of less than three (3) years from the date of grant, other than in connection with a termination of Service or a Change in Control or the case of an SAR granted to a Nonemployee Director.
          7.4 Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.
          7.5 Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only as provided in the Award Agreement.
          7.6 Nontransferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the exercise of an SAR, the SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.
     8. Terms and Conditions of Restricted Stock Awards.
          Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
          8.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may or may not require the payment of cash compensation for the stock. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).
          8.2 Purchase Price. The purchase price, if any, for shares of Stock issuable under each Restricted Stock Award and the means of payment shall be established by the Committee in its discretion.

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          8.3 Purchase Period. A Restricted Stock Award requiring the payment of cash consideration shall be exercisable within a period established by the Committee; provided, however, that no Restricted Stock Award granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service.
          8.4 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in the Award Agreement or as provided in Section 8.7. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder.
          8.5 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.4 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.
          8.6 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service in exchange for the payment of the purchase price, if any, paid by the Participant. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.
          8.7 Nontransferability of Restricted Stock Award Rights. Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be

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exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
     9. Terms and Conditions of Performance Awards.
          Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
          9.1 Types of Performance Awards Authorized. Performance Awards may be in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.
          9.2 Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share. Each Performance Unit shall have an initial value determined by the Committee. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.
          9.3 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. To the extent compliance with the requirements under Section 162(m) with respect to “performance-based compensation” is desired, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

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          9.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets” ) with respect to one or more measures of business or financial performance (each, a “Performance Measure” ), subject to the following:
               (a) Performance Measures. Performance Measures may be one or more of the following, as determined by the Committee: (i) revenues; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) earnings before tax; (vi) earnings before interest, taxes and depreciation and amortization; (vii) net income; (viii) expenses; (ix) the market price of the Stock; (x) earnings per share; (xi) return on stockholder equity; (xii) return on capital; (xiii) return on net assets; (xiv) economic value added; (xv) market share; (xvi) customer service; (xvii) customer satisfaction; (xviii) safety; (xix) total stockholder return; (xx) free cash flow; or (xxi) such other measures as determined by the Committee consistent with this Section 9.4(a).
               (b) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.
          9.5 Settlement of Performance Awards.
               (a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.
               (b) Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award that is not intended to constitute “qualified performance based compensation” to a “covered employee” within the meaning of Section 162(m) (a “Covered Employee” ) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. With respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee, the Committee shall have the discretion to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula.
               (c) Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of

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the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee.
          9.6 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.5, except that fractional shares shall be paid in cash within thirty (30) days following the date of settlement of the Performance Share Award. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.
          9.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:
               (a) Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 9.5.

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               (b) Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of any such Award.
          9.8 Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
     10. Terms and Conditions of Restricted Stock Unit Awards.
          Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
          10.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).
          10.2 Vesting. Restricted Stock Units may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.
          10.3 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which

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Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award, except that fractional shares may be settled in cash within thirty (30) days following the date of settlement of the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.
          10.4 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.
          10.5 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.3) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.
          10.6 Nontransferability of Restricted Stock Unit Awards. Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

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     11. Deferred Compensation Awards.
          11.1 Establishment of Deferred Compensation Award Programs. This Section 11 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section. The Committee, in its discretion and upon such terms and conditions as it may determine, may establish one or more programs pursuant to the Plan under which:
               (a) Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to reduce such Participant’s compensation otherwise payable in cash (subject to any minimum or maximum reductions imposed by the Committee) and to be granted automatically at such time or times as specified by the Committee one or more Awards of Stock Units with respect to such numbers of shares of Stock as determined in accordance with the rules of the program established by the Committee and having such other terms and conditions as established by the Committee.
               (b) Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to be granted automatically an Award of Stock Units with respect to such number of shares of Stock and upon such other terms and conditions as established by the Committee in lieu of:
                    (i) shares of Stock otherwise issuable to such Participant upon the exercise of an Option;
                    (ii) cash or shares of Stock otherwise issuable to such Participant upon the exercise of an SAR; or
                    (iii) cash or shares of Stock otherwise issuable to such Participant upon the settlement of a Performance Award or Performance Unit.
          11.2 Terms and Conditions of Deferred Compensation Awards. Deferred Compensation Awards granted pursuant to this Section 11 shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No such Deferred Compensation Award or purported Deferred Compensation Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Deferred Compensation Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
               (a) Vesting Conditions. Deferred Compensation Awards shall not be subject to any vesting conditions.

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               (b) Terms and Conditions of Stock Units.
                    (i) Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, a Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to date on which Stock Units held by such Participant are settled. Such Dividend Equivalents shall be paid by crediting the Participant with additional whole and/or fractional Stock Units as of the date of payment of such cash dividends on Stock. The method of determining the number of additional Stock Units to be so credited shall be specified by the Committee and set forth in the Award Agreement. Such additional Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Stock Units originally subject to the Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Stock Unit Award so that it represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award.
                    (ii) Settlement of Stock Unit Awards. A Participant electing to receive an Award of Stock Units pursuant to this Section 11 shall specify at the time of such election a settlement date with respect to such Award. The Company shall issue to the Participant as soon as practicable following the earlier of the settlement date elected by the Participant or the date of termination of the Participant’s Service, a number of whole shares of Stock equal to the number of whole Stock Units subject to the Stock Unit Award. Such shares of Stock shall be fully vested, and the Participant shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares. Any fractional Stock Unit subject to the Stock Unit Award shall be settled by the Company by payment in cash of an amount equal to the Fair Market Value as of the payment date of such fractional share.
                    (iii) Nontransferability of Stock Unit Awards. Prior to their settlement in accordance with the provision of the Plan, no Stock Unit Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
     12. Other Stock-Based Awards.
     In addition to the Awards set forth in Sections 6 through 11 above, the Committee, in its sole discretion, may carry out the purpose of this Plan by awarding Stock-Based Awards as it

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determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate.
     13. Effect of Change in Control on Options and SARs.
          13.1 Accelerated Vesting. The Committee, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and SARs and shares acquired upon the exercise of such Options and SARs upon such conditions and to such extent as the Committee shall determine. The previous sentence notwithstanding such acceleration shall not occur to the extent an Option or SAR is assumed or substituted with a substantially similar Award in connection with a Change in Control.
          13.2 Assumption or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation” ), may, without the consent of the Participant, either assume the Company’s rights and obligations under outstanding Options and SARs or substitute for outstanding Options and SARs substantially equivalent options or stock appreciation rights for the Acquiring Corporation’s stock. Any Options or SARs which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Option or SAR prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Award Agreement evidencing such Award except as otherwise provided in such Award Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options or SARs immediately prior to an Ownership Change Event described in Section 2.1(z)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options and SARs shall not terminate unless the Board otherwise provides in its discretion.
          13.3 Effect of Change in Control on Awards Other Than Options and SARs. The Committee may, in its discretion, provide in any Award Agreement evidencing any Award other than an Option or SAR that, in the event of a Change in Control, the lapsing of any applicable Vesting Condition, vesting restriction, Restriction Period, Performance Goal or other limitation applicable to the Award or the Stock subject to such Award held by a Participant whose Service has not terminated prior to the Change in Control shall be accelerated and/or waived, effective immediately prior to the consummation of the Change in Control, to such extent as specified in such Award Agreement; provided, however, that such acceleration or waiver shall not occur to the extent an Award is assumed or substituted with a substantially equivalent Award in connection with the Change in Control. Any acceleration, waiver or the

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lapsing of any restriction that was permissible solely by reason of this Section 13.3 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.
     14. Compliance with Securities Law.
          The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
     15. Tax Withholding.
          15.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a cashless exercise or net exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.
          15.2 Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

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     16. Amendment or Termination of Plan.
          The Board or the Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c)  no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Board or the Committee. In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.
     17. Miscellaneous Provisions.
          17.1 Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
          17.2 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.
          17.3 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.
          17.4 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.

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          17.5 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.
          17.6 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.
          17.7 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.
          17.8 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan. Each Participating Company shall be responsible for making benefit payments pursuant to the Plan on behalf of its Participants or for reimbursing the Company for the cost of such payments, as determined by the Company in its sole discretion. In the event the respective Participating Company fails to make such payment or reimbursement, a Participant’s (or other individual’s) sole recourse shall be against the respective Participating Company, and not against the Company. A Participant’s acceptance of an Award pursuant to the Plan shall constitute agreement with this provision.

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VOTE BY INTERNET — www.proxyvote.com
Have your proxy card ready when you access the simple instructions that appear on your computer screen.
QUALCOMM INCORPORATED
5775 MOREHOUSE DRIVE, N-510F	VOTE BY PHONE - 1-800-690-6903
SAN DIEGO, CA 92121	Use any touch-tone telephone! Have this proxy card ready when you call and follow the simple recorded instructions the vote voice provides to you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

The Internet and Telephone voting facilities will close at 11:59 p.m. Eastern Standard Time on March 10, 2008.

IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY. THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	QLCOM1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUALCOMM INCORPORATED

THE BOARD OF DIRECTORS
		RECOMMENDS A VOTE “FOR”	For	Withhold		To withhold authority to vote for any individual
		PROPOSALS 1-3:	All	All	Exceptions	nominee(s), mark “Exceptions” and write the number(s) of the nominee(s) on the line below.

1.	To elect ten Directors to hold office until the next Annual Meeting of Stockholders.		0	0	0

	01) Barbara T. Alexander	06) Robert E. Kahn
	02) Donald G. Cruickshank	07) Sherry Lansing
	03) Raymond V. Dittamore	08) Duane A. Nelles
	04) Irwin Mark Jacobs	09) Marc I. Stern
	05) Paul E. Jacobs	10) Brent Scowcroft				For	Against	Abstain

2.	To approve amendments to the 2006 Long-Term Incentive Plan and an increase in the share reserve by 115,000,000 shares.					0	0	0

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the Company’s fiscal year ending September 28, 2008.					0	0	0

Please sign below, exactly as name or names appear(s) on this proxy. If the stock is registered in the names of two or more persons, each should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on March 11, 2008. The Proxy Statement and Annual Report are available at www.proxyvote.com.

PROXY	QUALCOMM INCORPORATED	PROXY
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 11, 2008
     The undersigned, revoking all prior proxies, hereby appoints Paul E. Jacobs and Donald J. Rosenberg, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of QUALCOMM Incorporated (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Copley Symphony Hall, 750 B Street, San Diego, CA 92101, on Tuesday, March 11, 2008 at 9:30 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
     The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, the shares will be voted in accordance with the recommendation of the Board of Directors.
     YOUR VOTE IS IMPORTANT. If you will not be voting by telephone or the Internet, you are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.
(Continued and to be signed on reverse side.)